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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 4, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANSTAR COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	59-2757389 (I.R.S. Employer Identification Number)

641 Lexington Avenue
New York, NY 10016
(212) 951-6600
SEE TABLE OF ADDITIONAL REGISTRANTS
(Address, Including Zip Code, and Telephone Number Including Area Code, of Registrant's Principal Executive Offices)

Theodore S. Alpert
Vice President-Finance, Chief
Financial Officer and Assistant Secretary
Advanstar Communications Inc.
6200 Canoga Avenue, Suite 200
Woodland Hills, CA 91367
(818) 593-5020
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael Kaplan, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

10 3/4% Second Priority Senior Secured Notes	$—(1)	—%	$—(1)	$—(2)

Guarantees	$—(1)	—%	$—(1)	$—(3)

(1)
This Registration Statement registers an indeterminate number of securities to be offered solely for market-making purposes by an affiliate of the Registrant.

(2)
Pursuant to Rule 457(q), no filing fee is required.

(3)
Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees of the notes to be issued by the additional registrants.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

REGISTRANT	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Men's Apparel Guild in California, Inc.	California	7389	95-1588605
Applied Business teleCommunications	California	7389	94-2896012
CME2, Inc.	Delaware	7389	20-2909996
Project Global Tradeshow, Inc.	New York	7389	27-0052691

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION DATED OCTOBER 4, 2006)

$300,000,000

ADVANSTAR COMMUNICATIONS INC.

10 3/4% SECOND PRIORITY SENIOR SECURED NOTES DUE 2010

        Interest on the notes is payable at an annual rate of 10 3/4% on May 15 and November 15 of each year.

        We may redeem the notes prior to February 15, 2008 only upon a change of control at a price equal to 100% plus an applicable premium and at any time thereafter at the prices set forth in this prospectus.

        Our obligations under the notes are guaranteed by our domestic restricted subsidiaries and are secured, on a second priority basis, by liens on all the collateral securing our credit facility, other than capital stock of certain of our subsidiaries and assets of our parent companies.

        THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices, as selling securityholders and any transferee, pledgee, donee or successor to such entities that is named as a selling security holder in an accompanying prospectus supplement. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

CREDIT SUISSE

THE DATE OF THIS PROSPECTUS IS OCTOBER 4, 2006.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar Communications Inc., its subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar Communications Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar Communications Inc. itself and is not inclusive of its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

Summary Description of the Notes

        The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of this offering, see "Description of Notes."

Issuer	Advanstar Communications Inc.
Notes Offered	10.75% second priority senior secured notes due 2010.
Maturity Date	August 15, 2010.
Interest	10.75% per annum, payable every May 15 and November 15 and at maturity.
Collateral
The notes are secured by second-priority liens, subject to certain exceptions and permitted liens, on the collateral securing our credit facility, other than the capital stock of certain of our subsidiaries and assets of our parent companies (which we refer to collectively as the "collateral"). Our credit facility is secured by a first-priority lien on the collateral. The indenture and the security documents relating to the notes permit us to incur a significant amount of debt including obligations secured (including on a first-priority basis) by the collateral, subject to compliance with certain conditions. No appraisals of any collateral have been prepared by us or on our behalf in connection with the original offerings of the notes or in connection with offers and sales of the notes in market making transactions. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Advanstar and the administrative agent under the security documents governing the first-priority liens may release the first-priority liens on the collateral, whereupon the second-priority lien that secures the notes on such released collateral shall automatically be released without the consent of the holders of the notes. In addition, the lenders under the credit facility will have the sole ability to control remedies (including any sale or liquidation after acceleration of the debt under the senior secured credit facility) with respect to the collateral. See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets."

You should read "Description of the Notes—Collateral" for a more complete description of the security granted to the holders of the notes.
Ranking	The notes and the guarantees rank:
	•	equally with all of our and the guarantors' existing and future senior indebtedness;
	•	effectively junior to indebtedness under our credit facility, which is secured by a first-priority lien on the collateral, to the extent of the value of such collateral;
	•	senior to our and the guarantors' subordinated indebtedness, including our senior subordinated notes; and
	•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.
At June 30, 2006 the notes and the guarantees were effectively junior to:
	•	$12.1 million of borrowings and reimbursement obligations in respect of letters of credit issued under our credit facility; and
	•	$2.9 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.
Optional Redemption
We may redeem any of the notes at any time on or after February 15, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before August 15, 2006, in the case of the fixed rate notes, we may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 110.75% with the proceeds of equity offerings within 90 days of the closing of an equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remain outstanding.
Change of Control
Upon a change of control, as defined in "Description of Notes," we will have the option, at any time prior to February 15, 2008 to redeem all of the notes at a redemption price equal to 100% of their principal amount plus an applicable premium as described in "Description of Notes," together with accrued and unpaid interest. If a change of control occurs and we do not exercise our option to redeem the notes, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.

Subsidiary Guarantees
The notes will be jointly and severally guaranteed on a senior secured basis by all of our existing domestic restricted subsidiaries. In addition, all future wholly-owned domestic restricted subsidiaries, and any future domestic restricted subsidiaries that guarantee our senior subordinated notes, will be required to guarantee the notes.
Certain Covenants	The terms of the notes will restrict our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	engage in sale-leaseback transactions;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; or
	•	effect a consolidation or merger.
However, these limitations will be subject to a number of important qualifications and exceptions.
Use of Proceeds
This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC in market making transactions. We will not receive any of the proceeds from such transactions.

OUR COMPANY

Overview

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs." We have roughly 1,000 employees and currently operate from multiple offices in North America and Europe.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve, many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products and Services

        We offer our customers a comprehensive array of communications products and services to reach their existing and prospective buyers on a cost-effective basis.

  Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 stand-alone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our total revenue in 2003, 2004, and 2005 and 44% and 47% of our total revenue for the first half of 2005 and 2006.

  Publications

        As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, continuing medical education ("CME") products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006. Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising.

Publications revenue accounted for 47%, 55% and 51% of our total revenue in 2003, 2004 and 2005 and 51% and 49% of our total revenue for the first half of 2005 and 2006.

  Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our total revenue in 2003, 2004 and 2005 and 5% and 4% of our total revenue for the first half of 2005 and 2006.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by:

  •
  Focusing on markets where we can leverage our strengths

  •
  Delivering innovative, quality products based on customer and market needs

  •
  Maximizing our operational efficiencies, and

  •
  Selective acquisitions.

        For additional detail on our Business Strategy see "Business—Business Strategy."

Risk Factors

        See "Risk Factors" for a discussion of various risks associated with an investment in the notes.

        Our principal executive offices are located at 641 Lexington Avenue, New York, New York and our telephone number is (212) 951-6600.

Summary Financial Data

        The table below includes summary historical, consolidated financial data for Advanstar Communications Inc. for each of the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The summary consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited summary historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Revenue	$162,595	$155,579	$190,698	$270,412	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	81,171	78,302	104,585	157,630	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	31,983	29,549	29,654	39,419	40,916	22,500	20,557
Restructuring charge (1)	—	—	2,692	—	4,771	2,015	2,325
Funding of affiliated dot.com company operations	—	39,587	1,121	3,283	—	—	—
Depreciation and amortization (2)	76,369	50,994	43,530	42,624	37,755	19,477	18,692

Operating (loss) income	(26,928)	(42,853)	9,116	27,456	36,772	18,385	29,756
Other income (expense):
Interest expense	(58,171)	(53,147)	(59,086)	(70,974)	(63,058)	(35,274)	(27,826)
Interest income	2,493	1,455	470	468	1,476	845	957
Loss on extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	337	1,117	918	1,251	80	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(86,307)	(93,428)	(59,906)	(41,799)	(37,311)	(28,646)	2,233
(Benefit) provision for income taxes	(24,091)	(23,488)	(6,724)	6,518	(2,732)	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(62,216)	(69,940)	(53,182)	(48,317)	(34,579)	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of tax	13,006	8,330	3,734	(2,846)	38,536	43,797	(122)

(Loss) income before cumulative effect of accounting change	(49,210)	(61,610)	(49,448)	(51,163)	3,957	17,036	(1,759)
Cumulative effect of accounting change, net of tax	(552)	(62,729)	—	—	4,618	4,618	—

Net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

Cash flows provided by (used in):
Operating activities	$41,813	$24,275	$45,848	$18,286	$8,308	$(13,623)	$16,218
Investing activities	(41,733)	(31,155)	(145,333)	5,602	148,959	163,523	(6,131)
Financing activities	24,774	(15,388)	110,236	(12,515)	(152,635)	(153,146)	(4,612)
Balance sheet data (at end of period):
Cash and cash equivalents	$44,636	$18,930	$29,274	$41,223	$46,609	$38,361	$51,781
Working capital (3)	(79,498)	(69,536)	(78,351)	(70,804)	(62,365)	(46,211)	(57,296)
Total assets	1,000,779	866,026	986,590	912,937	766,836	762,481	760,370
Total debt	570,000	557,700	626,069	614,219	461,987	462,112	471,764
Total stockholder's equity	276,386	186,153	209,296	160,865	171,608	182,545	157,875
Other Data:
Capital expenditures	$7,935	$7,216	$7,608	$8,981	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	1.1

(1)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of estimated sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

  In 2005, related to the sale of the Portfolio Group, (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information—Acquisitions and Divestitures") we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

  Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the lessor $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

  During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited)
	(dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(49,210)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(26,472)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)

Reported net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(27,024)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

(3)
Working capital is defined as current assets, excluding cash, of $35.9 million, $34.0 million, $46.8 million, $38.2 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $115.4 million, $103.5 million, $125.2 million, $109.0 million, $96.8 million, $85.0 million and $92.2 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 by $86.3 million, $93.4 million, $59.9 million, $41.8 million, $37.3 million, and $28.6 million.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

We have a significant amount of debt, which could limit our ability to remain competitive or grow our business.

        As of June 30, 2006, we had (a) total indebtedness of $471.8 million and (b) $47.9 million of borrowings available under our credit facility, subject to customary borrowing conditions. In addition, subject to the restrictions in our credit facility, the indenture and our other debt instruments, we may incur significant additional indebtedness from time to time. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally.

We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all.

        Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Our parent company will likely need to rely upon distributions from us to service its debt and we may not be able to make distributions in amounts sufficient to satisfy such debt service.

        In addition to our debt service needs, our parent company, Advanstar, Inc., will need to rely upon distributions from us to service its 15% Senior Discount Notes due 2011, which we refer to as "parent company notes," including for the payment of interest which must be paid in cash beginning April 15, 2006. Our ability to generate sufficient cash from operations to make distributions to Advanstar, Inc. will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to Advanstar, Inc. is subject to restrictions in our various debt instruments. For example, our second priority senior secured notes and our senior subordinated notes limit the amount of "restricted payments," including dividends that we can make. Generally, we can pay dividends only if our leverage ratio (as defined) is 6.0 to 1 or better and only from the amount by which our cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period plus other items, including proceeds from equity offerings. In addition to the basket and notwithstanding the leverage ratio limitation on restricted payments, we can make additional restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. As described above, our ability to generate EBITDA will depend upon various factors that may be beyond our control. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both our second priority senior secured notes and our senior subordinated notes. See "Description of Certain Indebtedness."

Restrictive covenants in our debt instruments may limit our ability to engage in a variety of transactions and could trigger defaults that would accelerate all of our debt.

        The indenture governing the notes contains various covenants that limit our ability to engage in a variety of transactions. In addition, our senior subordinated notes, the parent company notes and our credit facility contain other and more restrictive covenants that limit our ability to engage in a variety of transactions and other more restrictive covenants. Our ability to meet such financial covenants can be affected by events beyond our control, and we cannot assure you that we will meet those tests. We have required amendments in the past to relax financial covenants contained in our credit facility. We are substantially leveraged and our business remains subject to the same risks that created our historical liquidity and covenant concerns. A breach of any of these covenants or other provisions in the agreement governing the credit facility, our senior subordinated notes, the parent company notes and/or the notes could result in a default under our credit facility, our senior subordinated notes, the parent company notes, and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility on a first-priority basis. If the lenders under our credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures governing our debt instruments, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

Risks Relating to Our Business

Show exhibit space and ad pages could decline as a result of an economic slowdown in the United States, terrorist attacks, the threat of future terrorist attacks, or geopolitical concern.

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our shows and conferences. In addition, any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations could decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important shows or conferences.

        Terrorist attacks or the threat of further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or shows, or (3) other circumstances that could result from such attacks or threat of such attacks.

We depend on securing desirable dates and locations for our shows and conferences, which we may not be able to secure.

        The date and location of a show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes, power outages and transportation shutdowns.

A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC tradeshows, so any decline in the performance of these shows would reduce our revenue and operating income.

        For the twelve months ended June 30, 2006, our MAGIC Marketplace tradeshows represented 28.2% of our total revenue and 40.8% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). We expect that the MAGIC Marketplace tradeshows will continue to represent a significant portion of our overall revenue and contribution margin in the future. Therefore, a significant decline in the performance of one or both of the MAGIC Marketplace tradeshows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations.

We derive significant revenue and contribution margin before general and administrative expenses from our healthcare and pharmaceutical markets, which are dependent upon pharmaceutical marketing budgets.

        Our Life Science segment which serves the healthcare and pharmaceutical related markets contributed 48.8% of our revenue for the twelve months ended June 30, 2006 and 39.4% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). A substantial portion of the advertising in these markets is from pharmaceutical companies. As a result, any material reduction in marketing activities from pharmaceutical companies, which could occur due to general economic conditions or factors specific to the industry, including a continued reduction in new drug introductions, a shift in marketing expenditures by pharmaceutical companies to sources other than publications and any future governmental regulation such as price controls or types of marketing restrictions, could have a material adverse effect on our results.

Any significant increase in paper or postage costs would cause our expenses to increase significantly.

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the U.S. Postal Service to distribute our print products and mailings. U.S. Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

The market for our products and services is intensely competitive.

        The intense competition for our products and services is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we do.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or industry group. Our shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry group, and we also have many indirect competitors that define niche markets differently than we do and thus may provide alternatives for readers and/or advertisers.

We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly.

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be materially adversely affected by the number and timing of new product launches.

Our growth strategy of identifying and consummating acquisitions entails integration and financing risk.

        We intend to continue to grow in part through selective acquisitions and joint ventures. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts.

We depend on our senior management team, and we do not have employment contracts for many of our senior managers.

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Loggia and Mr. Alic, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain the executives' services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

Our international operations expose us to various risks associated with operating outside of the United States.

        We currently maintain offices in the United Kingdom. International operations accounted for 3.4% of our total revenue for the twelve months ended June 30, 2006. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

  •
  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

  •
  difficulties in staffing and managing multinational operations;

  •
  currency fluctuations; and

  •
  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results.

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. Terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers have deferred and may continue to defer or reconsider purchasing our products and services as a result of these factors. Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

We have some exposure to fluctuations in the exchange rates of international currencies.

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenue, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling. Consequently, fluctuations in exchange rates could result in exchange losses. Our exposure to any currency gains or losses is not material to us.

Our business is seasonal due largely to higher show revenue in the first and third quarters.

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC Marketplace tradeshows and our other large shows and conferences. For the twelve months ended June 30, 2006, 35% of our revenue was generated during the first quarter 2006 and 28% during the third quarter 2005. The second quarter 2006 accounted for 19% of revenue and the fourth quarter 2005 accounted for approximately 18% of revenue for the twelve months ended June 30, 2006. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual show dates from one quarter to another.

We may be required to recognize additional impairment charges.

        Pursuant to GAAP, we are required to periodically assess our goodwill, and in certain cases we are required to assess intangibles and other long-lived assets to determine if they are impaired. Disruptions to our business, end market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units and divestitures may result in additional charges to goodwill and other asset impairments. Future impairment charges could substantially affect our reported earnings in the period of such charge.

Risks Related to Our Stockholders

We are controlled by principal stockholders whose interests may differ from the interests of the holders of our debt.

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with the interests of the holders of our debt. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to the holders of our debt.

        Substantially all of the outstanding shares of common stock of our ultimate parent company are held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse Securities (USA) LLC, which is also an affiliate of (1) Credit Suisse, the arranger, syndication agent and a lender under our credit facility, to which we have obtained amendments in the past to avoid future potential covenant defaults, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of our parent Company notes.

Risks Related to the Notes

The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets.

  •
  The liens for the benefit of the notes may be released without your vote or consent:

  •
  The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the credit facility.

  •
  Any lien can be released if approved by the requisite number of lenders under our credit facility.

  •
  Except in limited circumstances, the administrative agent and Advanstar may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without the consent of the holders of the notes, even if the amendment adversely affects the holders of the notes.

  •
  The notes will automatically cease to be secured by the liens if and when the liens no longer secure our credit facility.

        As a result, we cannot assure you that the notes will continue to be secured by a substantial portion of our assets. You will have no recourse if the lenders under our credit facility approve the release of any or all the collateral, even if that release adversely affects the value or trading prices of the notes.

        In addition, the lenders under our credit facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the notes or the debt under the credit facility) with respect to the collateral. These lenders may have different interests than the holders of the notes.

If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under the credit facility, and the value of the collateral may not be sufficient to repay the holders of the notes.

        Advanstar and each guarantor will secure their obligations under the notes and the notes guaranteed by a second-priority lien on certain assets that are also pledged on a first-priority basis to the lenders under our credit facility. As a result, upon any foreclosure on the collateral, proceeds will be applied first to repay amounts owed under our credit facility, and only then to satisfy amounts owed to holders of the notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. The proceeds from the sale or sales of all of such collateral may not be sufficient to satisfy the amounts due on the notes in the event of a default. If such proceeds were not sufficient to repay amounts due on the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. The collateral has not been appraised in connection with this offering. As of June 30, 2006, the book value of the collateral was approximately $751.5 million, approximately $621.5 million of which consists of intangible assets, including $572.8 million of goodwill. Depending upon market and economic conditions and the availability of buyers, the sale value of the collateral may be substantially different from its book value.

Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under U.S. bankruptcy laws, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection." Under the intercreditor agreement executed in connection with the issuance of the old notes, the trustee and the holders of the notes (except in certain specified circumstances) waived their right to request or require "adequate protection" in connection with the provision by the lenders under our credit facility of any debtor in possession financing in any bankruptcy case in which we are a debtor.

The notes and the guarantees will effectively rank junior or pari passu to a substantial amount of obligations.

  The notes and the guarantees will effectively rank junior to debt under our credit facility with respect to the collateral

        The notes effectively rank junior to all amounts owed under our credit facility to the extent of the value of the collateral, as the credit facility is secured by a first-priority lien on the collateral pledged for the benefit of the notes. In addition, the credit facility is secured by liens on certain other collateral not pledged for the benefit of the holders, including a pledge by our parent company of its assets (including our capital stock owned by it) and a pledge by us and each guarantor of the capital stock of certain of our respective subsidiaries. As a result, the lenders under the credit facility will be paid in full from the proceeds of the collateral pledged to them before you are paid from such proceeds. In addition, subject to the restrictions contained in the indenture, we may incur additional debt that is secured by first-priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing such debt. At June 30, 2006, the notes and guarantees ranked junior to $12.1 million of indebtedness, hedging obligations and reimbursement obligations in respect of letters of credit issued under our credit facility.

  We may incur additional indebtedness ranking equal to the notes or the guarantees

        The indenture permits us to issue additional debt secured on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

  The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries

        Our foreign subsidiaries and our joint ventures (which are consolidated subsidiaries for accounting purposes but not "subsidiaries" subject to the restrictive covenants of the indenture) will not be guarantors of the notes and will not pledge any of their assets to secure the notes. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of June 30, 2006, our non-guarantor subsidiaries would have had $2.9 million of outstanding liabilities, including trade payables but excluding intercompany obligations.

We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in "Description of Notes," holders of the notes may require us to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly as that change of control event will trigger a similar repurchase requirement for, or result in the acceleration of, other indebtedness, including the senior subordinated notes and the parent company notes. In addition, our credit facility currently provides that certain change of control events, including any event constituting a change of control under the indentures, will constitute a default and could result in the acceleration of our indebtedness under the credit facility.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations, our ability to receive those dividends may be limited by law and contract.

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures governing our debt instruments, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes—Certain Covenants." In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

Fraudulent transfer statutes may limit your rights as a holder of the notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes and voiding the liens.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that borrowings under the credit facility were used, in part, to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes are guaranteed by all of our domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Advanstar, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee or the liens securing its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under each indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all.

        There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse Securities (USA), LLC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse Securities (USA), LLC. No assurance can be given as to the liquidity of or the trading market for the notes.

        Credit Suisse Securities (USA), LLC may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In registration rights agreements that we signed with Credit Suisse Securities (USA), LLC in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Credit Suisse Securities (USA), LLC to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

Risks Related to Forward-Looking Statements

You may not be able to rely on forward-looking statements.

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry;

  •
  economic conditions in general and in the industry in which we compete;

  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors we refer to in this "Risk Factors" section and elsewhere in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of June 30, 2006. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

As of June 30, 2006
(in millions)
Cash and cash equivalents	$51.8

Long-term debt, including current portion
Credit facility
Term loan facility	$10.0
Revolving credit facility (1)	—
Second priority senior secured floating rate notes (2)	9.9
Second priority senior secured fixed rate notes (3)	291.9
12% Senior subordinated notes due 2011	160.0

Total debt	$471.8
Stockholders equity	157.9

Total capitalization	$629.7

(1)
We currently have a $50.0 million committed revolving credit facility, which is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.1 million in letters of credit under our revolving credit facility, which reduces availability for borrowings thereunder.

(2)
We redeemed all of the second priority senior secured floating rate notes in August 2006.

(3)
The $291.9 million principal amount of fixed rate notes includes $291.3 million face amount plus the premium of $0.6 million we received upon the sale of such notes. The premium will be amortized as a reduction of interest expense over the term of the notes.

INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this prospectus were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third-party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the B-to-B communications industry on publications by Veronis Suhler Stevenson and reports and studies by the B-to-B trade association, including Business Information Network (BIN), an information source of American Business Media.

  •
  Tradeshows: We rank our tradeshows against the tradeshows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by tradeshow organizers and published in the Tradeshow Week Quarterly Report, a quarterly publication that lists tradeshows grouped by show date. We include both direct and indirect competitors in such comparisons. Direct competitors are the tradeshows within the same industrial classification code and geographic region as our tradeshows, although we only include tradeshows within the same industrial classification code that are within the same subcategory, as defined by us, as our tradeshows. For example, we only include women's apparel shows in providing data about our women's apparel tradeshows, although the relevant industrial classification code covers all apparel shows. Direct competitors are also determined in some cases by the time of the year during which a tradeshow is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based tradeshows we know from prior experience that display, among other products, products displayed at our tradeshows and (2) tradeshows identified by our current exhibitors as other tradeshows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our tradeshow. Some of our tradeshows have insignificant or no direct competition.

  •
  Trade Publications: We utilize the industry-standard method of ranking our publications against competitors' publications based on the number of advertising pages as determined, except where otherwise specifically referenced, by Inquiry Management Systems Ltd. and PERQ, independent vendors. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below includes selected historical, consolidated financial data for Advanstar Communications Inc. for each of the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The selected consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited selected historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Revenue	$162,595	$155,579	$190,698	$270,412	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	81,171	78,302	104,585	157,630	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	31,983	29,549	29,654	39,419	40,916	22,500	20,557
Restructuring charge (1)	—	—	2,692	—	4,771	2,015	2,325
Funding of affiliated dot.com company operations	—	39,587	1,121	3,283	—	—	—
Depreciation and amortization (2)	76,369	50,994	43,530	42,624	37,755	19,477	18,692

Operating (loss) income	(26,928)	(42,853)	9,116	27,456	36,772	18,385	29,756
Other income (expense):
Interest expense	(58,171)	(53,147)	(59,086)	(70,974)	(63,058)	(35,274)	(27,826)
Interest income	2,493	1,455	470	468	1,476	845	957
Loss on extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	337	1,117	918	1,251	80	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(86,307)	(93,428)	(59,906)	(41,799)	(37,311)	(28,646)	2,233
(Benefit) provision for income taxes	(24,091)	(23,488)	(6,724)	6,518	(2,732)	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(62,216)	(69,940)	(53,182)	(48,317)	(34,579)	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of tax	13,006	8,330	3,734	(2,846)	38,536	43,797	(122)

(Loss) income before cumulative effect of accounting change	(49,210)	(61,610)	(49,448)	(51,163)	3,957	17,036	(1,759)
Cumulative effect of accounting change, net of tax	(552)	(62,729)	—	—	4,618	4,618	—

Net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

Cash flows provided by (used in):
Operating activities	$41,813	$24,275	$45,848	$18,286	$8,308	$(13,623)	$16,218
Investing activities	(41,733)	(31,155)	(145,333)	5,602	148,959	163,523	(6,131)
Financing activities	24,774	(15,388)	110,236	(12,515)	(152,635)	(153,146)	(4,612)
Balance sheet data (at end of period):
Cash and cash equivalents	$44,636	$18,930	$29,274	$41,223	$46,609	$38,361	$51,781
Working capital (3)	(79,498)	(69,536)	(78,351)	(70,804)	(62,365)	(46,211)	(57,296)
Total assets	1,000,779	866,026	986,590	912,937	766,836	762,481	760,370
Total debt	570,000	557,700	626,069	614,219	461,987	462,112	471,764
Total stockholder's equity	276,386	186,153	209,296	160,865	171,608	182,545	157,875
Other Data:
Capital expenditures	$7,935	$7,216	$7,608	$8,981	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	1.1

(1)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of estimated sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

  In 2005, related to the sale of the Portfolio Group, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

  Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

  During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited)
	(dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(49,210)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(26,472)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)

Reported net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(27,024)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

(3)
Working capital is defined as current assets, excluding cash, of $35.9 million, $34.0 million, $46.8 million, $38.2 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $115.4 million, $103.5 million, $125.2 million, $109.0 million, $96.8 million, $85.0 million and $92.2 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 by $86.3 million, $93.4 million, $59.9 million, $41.8 million, $37.3 million, and $28.6 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

        This discussion contains forward-looking statements which are neither promises nor guarantees and involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        During the first quarter of 2006, we undertook a strategic change in the monitoring and management of our business to better reflect our focus and commitment to our three industry-focused segments. This change was prompted as a result of a substantial change in our business organization following the divestiture of the Portfolio Group. See "Presentation of Financial Information—Acquisitions and Divestitures."

        We now report our business in these three industry focused segments:

  •
  Fashion & Licensing, which serves the men's, women's, children's and product sourcing sectors of the apparel industry as well as the merchandise licensing industry through industry tradeshows, conferences and on-line showrooms; publishing targeted magazines and directories; and offering a broad range of marketing support services;

  •
  Life Sciences, which serves the healthcare, dental, veterinary, pharmaceutical, and science fields through publishing primary and specialty care magazines and professional journals; organizing conferences and other events; developing continuing medical education ("CME") products; and the creation of a wide variety of custom marketing projects; and

  •
  Powersports, which serves the motorcycle, off-road and automotive aftermarket industries through publishing trade and consumer magazines and shows and electronic products.

        In addition to our three segments described above, we combine our European, market development and e-media operations into "Other."

        Unless otherwise noted, disclosures herein relate only to our continuing operations. All historical amounts have been reclassified to exclude results and gains or losses from discontinued operations. For further information on discontinued properties, see "Presentation of Financial Information—Acquisitions and Divestitures."

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Our revenue reaches its highest levels during the first and third quarters of the year due to the timing of the MAGIC Marketplace tradeshows and our other large tradeshows and conferences. Because show and conference revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

Trends and Developments

        Results for the first half of 2006 reflect the impact of our strategy put in place in 2005 to focus our portfolio on industry groups where we can leverage our strong market positions, customer relationships and management teams. We continue to develop new revenue streams through a variety of growth initiatives across all segments and are constantly striving to improve operating efficiency.

        In addition to the expansion and development of new categories and trend areas in MAGIC, the recent acquisitions of POOL and Project have been integrated into the overall MAGIC Marketplace and contributed to the expansion of our fashion offerings to our exhibitors and attendees during the first half of the year.

        The recent launches in Powersports in the off-road market continue to develop, including DIRTsports and Off-Road Business magazines, Off-Road Impact tradeshow and the Off-Road Expo consumer event acquired in October 2005.

        In Life Sciences our healthcare projects business continues to develop through the strengthening of our sales efforts and effectively addressing our pharmaceutical customers' needs to comply with tighter regulations relating to the management and delivery of educational projects. We continued our growth initiatives including the launch of five new publications and conferences and the development of several new webinars and other electronic media in the first half of 2006.

        In the first quarter of 2006 we established a dedicated electronic media group to focus on developing opportunities for electronic products to meet our customers' evolving marketing and information requirements. We anticipate accelerating our growth in electronic media as we move through the balance of the year.

        On May 24, 2006, we amended and restated our existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. See "Liquidity and Capital Resources—Credit facility amendment and restatement."

Presentation of Financial Information

  Acquisitions and Divestitures

        We continue to look for opportunities to execute our strategy of building significant product positions in targeted markets, through both the acquisition and sale of identified assets. Dispositions completed from January 1, 2003 through June 30, 2006 are as follows:

  •
  On December 31, 2003, we sold a portfolio of automotive and technology industry tradeshows and magazines operated by our U.K. subsidiary for a total sales price of $2.2 million in cash. Total revenue and contribution margin for these properties in 2003 was $5.8 million and $0.2 million.

  •
  In the first quarter of 2004, we sold our art industry tradeshows and magazines for a total sales price of $19.6 million in cash ("Art Group"). We recorded a gain after taxes on the sale of $3.4 million. Revenue and contribution margin for the Art Group in 2003 was $10.9 million and $3.1 million. Art Group revenue and contribution margin from January 1, 2004 to March 12, 2004 was $8.5 million and $3.4 million.

  •
  In the third quarter of 2004, we sold our Post business trade publication ("Post") for $1.0 million in cash. We recorded a loss after taxes on the sale of $1.3 million. Revenue and contribution margin for Post in 2003 was $1.7 million and $0.3 million. Post revenue and contribution margin from January 1, 2004 to July 2, 2004 was $0.7 million and $0.1 million. We also sold our 65%

    ownership in our French joint venture ("SeCA"), which consisted of one tradeshow, for $3.1 million in cash. In conjunction with our sale of SeCA we recorded a goodwill impairment charge of $9.4 million, net of minority interest in 2004. Total revenue and contribution margin for SeCA, net of minority interest, was $4.1 million and $1.7 million in 2003, and was $2.9 million and $1.4 million in 2004. Also in the third quarter of 2004, we sold our German tradeshow business ("DMS") for $1.7 million in cash. As a result of the sale of DMS we recorded a goodwill impairment charge of $6.2 million. Total revenue and contribution margin in 2003 was $2.0 million and $0.5 million. Total revenue and contribution loss in 2004 was $0.1 million and $0.3 million.

  •
  On May 23, 2005, we, our parent company and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of our business assets and liabilities associated with our tradeshows and conferences, trade publications and direct marketing products servicing the information, technology, telecommunications, travel, beauty, home entertainment, and portfolio markets, including the shares of our Hong Kong subsidiaries. The shares of our Brazilian subsidiary were sold in July 2005 after receipt of final regulatory approval. Collectively, these assets and shares are referred to as the "Portfolio Group." The sale price for the Portfolio Group was $185.0 million less $11.2 million in working capital adjustments and expenses. We recorded a gain on the sale of $52.9 million. Revenue in 2003 and 2004 was $103.9 million and $100.8 million and contribution margin in 2003 and 2004 was $28.4 million and $26.8 million. Revenue and contribution margin from January 1, 2005 to May 23, 2005 was $49.0 million and $14.9 million.

  •
  In the second quarter of 2005, we discontinued the remaining East Coast Fashion tradeshow business acquired in 1999 from Larin-Pluznik-Larkin, LLC. (the "East Coast Fashion Group") as part of our new strategy. We recorded a $2.3 million impairment charge for the remaining intangible assets of this business in 2005. East Coast Fashion Group revenue for 2003 and 2004 was $10.9 million and $6.1 million. 2003 contribution margin was $1.7 million and 2004 contribution loss was $0.3 million. Revenue and contribution margin through the second quarter of 2005 for East Coast Fashion Group was $0.9 million and $0.1 million.

  •
  On December 31, 2005, we sold our Arenacross Championship Series ("Arenacross") for a total selling price of $0.2 million. We recorded a loss on the sale of $0.4 million in December 2005. Revenue and contribution loss was $0.9 million and $1.6 million in 2005. Arenacross had no revenue or contribution margin in 2004, 2003 or for the six months ended June 30, 2005.

        The financial results of the businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Income (loss) before income taxes (including goodwill impairment charge and gain on sale)	$17,810	$(1,664)	$55,961	$58,574	$(167)
Income tax provision (benefit)	13,449	5,446	16,859	14,211	(45)
Minority interests	(627)	4,264	(566)	(566)	—

Income (loss) from discontinued businesses	$3,734	$(2,846)	$38,536	$43,797	$(122)

        Between January 1, 2003 and June 30, 2006, we completed 7 acquisitions; five of which were completed in 2005, one in 2004, and one in 2003.

  •
  On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from The Thomson Corporation and its subsidiaries for $136.5 million in cash (including $1 million of related fees and expenses) ("Thomson").

  •
  On March 8, 2004, we purchased a portfolio of pharmaceutical industry specific magazines and conferences from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. In addition, we will pay additional contingent cash consideration to the prior owners based upon 2004 and 2005 operating results generated from the acquired assets and their continued employment with us. Operating results for 2004 and 2005 include $1.5 million and $0.7 million in compensation expense to reflect the accrual of the 2004 and 2005 components of the expected contingent payment.

  •
  On August 19, 2005, we purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows for the fashion industry, for $9.9 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with us.

  •
  On August 23, 2005, the Company purchased two fashion industry tradeshows and related products from the owner of the POOL Tradeshow ("POOL") for $3.0 million in cash. In July 2006, we and the former owner of POOL entered into an agreement to terminate the former owner's employment with us and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with us. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

  •
  On September 12, 2005, we purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business.

  •
  In 2005, we completed two other acquisitions of consumer shows with an aggregate purchase price of $0.5 million in cash.

        We have accounted for these acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of the acquisition from the date of purchase.

Sources of Revenue

  Shows and Conferences

        Our segments derive revenue from shows and conferences. Such revenue is principally generated from the sale of exhibit space and conference attendance fees generated at our events. For the last twelve months ended June 30, 2006, 81% of our shows and conferences revenue was from the sale of exhibit space. Events are generally held in major metropolitan or convention areas such as New York City and Las Vegas. The sale of exhibit space is generally impacted by the ongoing quality and quantity of attendance, venue selection and availability, industry cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. An event is billed and cash is collected in advance and is recorded on our consolidated balance sheet as deferred revenue until the event has been held.

  Publications

        Our segments derive revenue from publications. This revenue is principally generated from the sale of advertising in our trade magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing and projects. Paid subscriptions comprise approximately 5% of total publishing revenue for the last twelve months ended June 30, 2006. Most of our publications are produced monthly with advertising sold on either a scheduled or single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership, and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

  Direct Marketing Products and Other

        Our segments also derive revenue from direct marketing and other products. Such revenue consists principally of the sale of value-added marketing products such as print and internet based classified advertising, direct mail services, reprints, database marketing, directories, guides, reference books and electronic based products. These products complement and utilize the content or databases generated by our shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped or otherwise delivered.

Components of Expenses

  Shows and Conferences

        Costs incurred for shows and conferences include facility rent, attendee and exhibitor sales and marketing and on-site services such as registration, security and set-up. Exhibitors generally contract directly with third parties for on-site services such as electrical services and booth set-up. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed when the event occurs.

  Publications

        Costs incurred for publications include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications segment. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations when incurred.

  Direct Marketing Products and Other

        Costs for direct marketing products and other include printing and distribution costs, database administration fees and selling and product development staff costs. All direct costs are expensed when incurred.

Significant Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate these estimates, including those related to bad debts, restructuring and medical claims accruals, realizability of intangible assets and recoverability of deferred income tax assets. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

  Revenue Recognition

        Revenue is recognized as discussed in the "Sources of Revenue" section above. The balance of deferred revenue at June 30, 2006 was $31.6 million for shows and $12.5 million for publications. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGIC tradeshows and our other large shows and conferences.

  Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The balance of the allowance for doubtful accounts at December 31, 2004, 2005 and June 30, 2005 and 2006 was $0.8 million, $1.1 million, $0.7 million and $1.0 million. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as non-specific identification reserves based on our historical experience. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses judgment, based on the best available facts and circumstances, to determine if a specific reserve for that customer's receivable is warranted. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a non-specific identification reserve for all customers based on historical percentages applied to customer balances depending on the age of the amount due. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

  Deferred Taxes

        Pursuant to the requirements of SFAS No. 109, we record a valuation allowance to reduce our deferred tax assets to the amount that we determine is more likely than not to be realized. At December 31, 2005, 2004, and June 30, 2005 and 2006, we have recorded a valuation allowance to offset the deferred tax benefit associated with all of our U.S. and foreign net operating loss carryforwards because the realization of these benefits is not considered likely based upon our history of not generating taxable income to utilize these tax benefits. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to subsequently determine that we would be able to realize our deferred tax assets in excess of our net recorded amount, a reduction in the valuation allowance would result in an income tax benefit and would increase net income or reduce net loss in the period such determination was made. In addition to the deferred tax assets, which are fully reserved, we have established a deferred tax liability based upon the excess of the carrying value of our goodwill for financial reporting purposes over the tax basis of this goodwill. We establish this liability because we do not amortize goodwill for financial reporting purposes but we do amortize goodwill for tax reporting purposes.

  Amortization of Intangible Assets

        Intangible assets related to trade exhibitor and advertiser lists are amortized using a double-declining balance method over 6 years and 5 years, respectively. Intangible assets related to trade names and trademarks are amortized using a straight-line method over 20 years. Intangible assets related to subscriber lists and other intangible assets are amortized using a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. A change in circumstances could result in a determination that asset lives should be changed or that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary. The effect of any changes in useful lives or a determination that the carrying value of an intangible asset is impaired would be accounted for in the period that such determination was made.

  Impairment of Long-Lived Assets

        We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        In accordance with the provisions of SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment by comparing the carrying value of the net assets of each reporting unit to an estimate of the fair value of each of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. We determine the fair value of our reporting units by application of a discounted cash flow analysis. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary. We completed our annual goodwill impairment test for each of our three reporting units as of July 1, 2005. Based on this first step test, there was no impairment of goodwill indicated.

Results of Operations

  Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

  Revenue

        Revenue in the first six months of 2006 increased 13.1% to $165.8 million from $146.6 million in the first six months of 2005.

        Fashion and Licensing revenue of $59.0 million increased 25.7% or $12.0 million from $47.0 million in the first six months of 2005. Revenue from our spring 2006 MAGIC Marketplace increased $8.2 million or 22.6% over 2005. Total exhibit space increased by 17.2% to 1,051,000 square feet. Additional growth came from increases in yields as well as growth in sponsorship and turnkey booth package programs. The August 2005 acquisitions of POOL and Project expanded our presence in the contemporary and boutique fashion markets. The POOL and Project events, which were integrated into MAGIC Marketplace in Las Vegas, along with the Project New York event, contributed $9.2 million of revenue and 192,000 of square feet in the first quarter of 2006. Revenue in the first six months of 2006 also benefited from a successful Licensing International event held in New York and 11.2% growth in revenue in License! magazine.

        Life Sciences revenue of $75.1 million increased 4.8% or $3.4 million from $71.7 million in the first six months of 2005. Revenue from healthcare custom projects increased $1.8 million or 32.4% from the first six months of 2005 primarily due to more focused selling efforts and our ability to address the new pharmaceutical regulatory rules governing the management and delivery of many of these projects. Revenue also increased $2.2 million due to five new publication and conference launches. This revenue growth was partially offset by a decline of $0.7 million or 21.5% from our IVT Pharmaceutical manufacturing conferences. Ad pages and revenue across our Life Science publications were essentially flat in the first six months of 2006 compared with the same period last year with strong performance in our specialty healthcare, pharmaceutical and dental publications offset by softness in some of our primary healthcare and veterinary publications.

        Powersports revenue of $26.7 million increased 15.6% or $3.6 million from $23.1 million in the first six months of 2005. The International Motorcycle Show events and Dealer Expo experienced an increase in square feet of 6% and revenue of 10% in 2006. In the off-road market we held a strong second year Off-Road Impact Expo trade event and launched Off-Road Expo-Salt Lake City, a consumer off-road event. Ad pages and ad revenue for Powersports publications grew 26% and 24%, respectively, due to new products and increased advertising from Asian aftermarket parts manufacturers and the continued development of our off-road publications, DIRTsports and Off-Road Business.

        Revenue from our Other operations in the first six months of 2006 was $5.0 million, compared to $4.9 million reported in first six months of 2005.

  Cost of production and selling

        Cost of production, selling, editorial and circulation expenses in the first six months of 2006 increased 12.2% to $94.5 million from $84.2 million in the first six months of 2005 due to acquisitions and growth in revenue across segments.

        Expenses of Fashion & Licensing in the first six months of 2006 increased by 31.5%, or $6.0 million, to $25.0 million from $19.0 million in the first six months of 2005, primarily due to $5.2 million in costs related to the POOL and Project shows.

        Expenses of Life Sciences in the first six months of 2006 increased by 3.6%, or $1.8 million, to $50.1 million from $48.3 million in the first six months of 2005. The increase is due to $1.9 million in product launch costs for five new conferences and publications, a $1.5 million increase in healthcare special projects costs related to the growth in the number and revenue of delivered projects, offset by reductions of $0.6 million in costs related to the sold publication Pharmaceutical Discovery and $1.9 million in costs due to improved operating efficiencies from the restructuring program implemented at the end of the second quarter of 2005.

        Expenses of Powersports in the first six months of 2006 increased by 8.1%, or $1.1 million, to $15.6 million from $14.5 million in the first six months of 2005. Expenses increased primarily due to increased direct costs for the automotive and off-road publications in support of their increased revenue and development and from the launch of our Off-Road Expo—Salt Lake event, partially offset by lower operating costs at our Dealer Expo event in Indianapolis.

        Expenses of our Other operations in the first six months of 2006 was $3.8 million, compared to $2.4 million in the first six months of 2005. This increase is primarily due to the renegotiation of certain tradeshow vendor agreements, investments in the development of our e-media product offerings and launch costs for Ophthalmology Times Europe.

  General and administrative

        General and administrative costs decreased 8.6% to $20.6 million in the first six months of 2006 from $22.5 million in the first six months of 2005. Costs declined primarily due to $0.8 million of cost savings related to office restructuring actions taken in 2005 and a decline of $0.6 million in audit, tax and Sarbanes-Oxley consulting services. Expense reductions also consisted of certain first half 2005 costs which did not recur in 2006, including $0.6 million of strategic consulting fees for the Life Sciences segment and a $0.6 million employee compensation accrual related to the IVT acquisition. These savings were partially offset by increases in legal costs related to outstanding legal claims.

  Restructuring charge

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        In May 2005, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA related to the sale of the Portfolio Group (see Note 4 to our consolidated financial statements). In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during 2005. In the first quarter of 2006, we vacated additional leased office space in New York, NY, and revised our estimate of expected future sublease income for this space, resulting in additional charges in the first quarter of 2006. These office consolidation activities resulted in restructuring charges of $2.5 million in 2005 consisting of the discounted future minimum lease payments, net of estimated future sublease income from these offices. These lease commitments expire at various dates through 2010.

        Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As a result, we took a $2.3 million charge to operations during the year ended December 31, 2005. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Pre-tax restructuring charges incurred are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Facility exit costs	$2,692	$—	$2,499	$794	$2,339
Employee severance and other termination costs	—	—	2,272	1,221	(14)

Restructuring charge	$2,692	$—	$4,771	$2,015	$2,325

  Depreciation and amortization

        Depreciation and amortization expense declined $0.8 million to $18.7 million in the first six months of 2006 from $19.5 million in the first six months of 2005 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by accelerated depreciation for leaseholds in leased office space vacated in 2006 and additional amortization expense related to the businesses acquired in 2005.

  Interest expense

        Interest expense in the first six months of 2006 declined $7.5 million, or 21.1%, to $27.8 million from $35.3 million in the first six months of 2005 primarily due to the repayment of $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Liquidity and Capital Resources—"Second Priority Secured and Floating Rate Notes Repayment."

  Loss on extinguishment of debt

        We incurred $12.6 million in costs related to the repurchase of our fixed rate notes and floating rate notes in June 2005. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

        We incurred $0.5 million in costs related to the write off of unamortized deferred finance costs relating to the amendment and restatement of the credit facility in May 2006. See "—Liquidity and Capital Resources—Credit facility amendment and restatement."

  Provision (benefit) for income taxes

        The provision for income taxes before discontinued operations was a provision of $3.9 million in the first six months of 2006 compared to a benefit of $1.9 million in the first six months of 2005. For both 2006 and 2005, the provision/benefit includes income taxes in certain foreign jurisdictions and a deferred tax provision related to the basis of goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes. The 2005 tax benefit reflects the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations resulting from the operating income and gain attributable to the sale of the Portfolio Group business. We recorded no income tax benefit related to the net operating losses we generated during 2006 or 2005 because we have established a valuation allowance to offset any related tax benefits due to uncertainty about realization of these benefits.

  Discontinued operations

        Properties sold in 2004 included Art, Post, SeCA, and DMS for an aggregate of $24.3 million in cash. Total gain on sale of these businesses was $2.1 million, after tax effect. The aggregate goodwill impairment charge recorded in 2004 relating to these assets was $15.6 million.

        In May and July 2005, Advanstar sold certain businesses to Questex for net cash of $173.8 million. A gain of $52.9 million on the sale of these assets was recorded in the second quarter of 2005.

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction and recognized a $2.3 million impairment charge for the remaining carrying value of the intangible assets of this business.

        In December 2005, we sold our Arenacross Championship Series for a total selling price of $0.2 million. The loss on the sale of $0.4 million was recorded in December 2005.

        See further information regarding discontinued operations in "—Presentation of Financial Information—Acquisitions and Divestitures."

  2005 Compared to 2004

  Revenue

        Total revenue increased $18.5 million, or 6.8%, to $288.9 million in 2005 from $270.4 million in 2004.

        Fashion and Licensing revenue of $90.0 million increased 12.5% or $10.0 million from $80.0 million in 2004. Our MAGIC Marketplace events increased revenue by $9.6 million or 13.9% and square footage increased by 7.1% over 2004 due to development of new trend areas, the continued expansion of our Sourcing Zone initiative, and the acquisitions of POOL and Project in 2005. Our licensing events in the U.S. and U.K. increased revenue by $0.9 million or 11.4% over 2004 due to an increase in square footage and price per square foot. Partially offsetting the revenue increases was a decline in revenue from our License! publication.

        Life Sciences revenue of $146.9 million increased 1.3% or $1.9 million from $145.0 million in 2004. Revenue from our IVT conferences increased $1.6 million or 32.1% over 2004 due to the launch of 18 new conference tracks to address emerging topics of interest in the FDA drug validation process. Our remaining Life Science publishing products revenue increased over 2004, with the pace of growth increasing significantly in the fourth quarter. This was driven by increased revenue in specialty care healthcare, and dental publications. We launched or continued to develop three new publications and one conference, including Locum Life, Firstline, Modern Hygienist and a dental conference and stopped holding one small conference in the pharmaceutical markets in 2005 compared to 2004. Launches, other than the IVT conferences discussed above, generated $1.7 million in revenue in 2005. These revenue increases were partially offset by declines in our veterinary and certain primary healthcare publications revenue and healthcare custom projects of $4.3 million. Projects have a significant lead time from proposal to completion. The revenue decline reflects the impact on the 2005 sales cycle of marketing and fulfillment problems we experienced in 2004 and the restructuring of our operations, including healthcare properties and management, in the first half of 2005. Increase in revenue was also attributable to the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," which required us to consolidate the results of our affiliate, Advanstar.com, as of January 1, 2005.

        Powersports revenue of $39.5 million increased 16.0% or $5.5 million from $34.0 million in 2004. Revenue from the Powersports shows and conferences increased 12.5% over 2004 due to new category initiatives, product launches and selected acquisitions. Development of new initiatives continued for American Made motorcycle products in our IMS motorcycle consumer events and the Big Twin West tradeshow, expanding sales in this category significantly. Dealer Expo increased revenue through price increases and expansion of international exhibitors. Strong revenue growth also occurred in our automotive publishing and Dealernews publications. Further contributing to our overall revenue growth was the continued development of DIRTsports and Off-Road Business launched in 2004. The 2005 launch of the Off-Road Impact tradeshow and conferences, which complements the two publications launched in 2004, the 2005 launch of American Big Twin and the acquisition of the Off-Road Expo also contributed to this growth. These launches and acquisitions generated a combined $2.9 million of revenue growth in 2005. We did stop holding two small shows in the Powersports segment during 2005 causing a slight decline in revenue which served to partially offset the revenue growth discussed above.

        Revenue from our Other operations in 2005 was $12.5 million, compared to $11.4 million reported in 2004. The gain was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products.

  Cost of production and selling

        Cost of production and selling expense increased $11.1 million, or 7.0%, to $168.7 million in 2005 from $157.6 million in 2004.

        Expenses of Fashion & Licensing in 2005 increased by 18.5%, or $5.9 million, to $37.6 million from $31.7 million in 2004. Staffing and other direct costs to support the operations of the recently acquired POOL and Project contributed approximately $2.1 million of this increase. Expenses also increased due to growth of square footage and strategic investments made across our MAGIC Marketplace and license events. There were no significant increases in venue pricing during the year.

        Expenses of Life Sciences in 2005 decreased by 2.6%, or $2.7 million, to $97.6 million from $100.3 million in 2004. This decrease is also attributable to cost savings associated with the restructuring of certain aspects of our operations, including healthcare publications, and a decline in healthcare custom projects. These cost reductions were partially offset by investments in the properties launched in 2005 as described above, as well as investments to actively develop our CME, special projects and electronic offerings. Staffing and other direct costs increased to support our newly launched IVT and dental conferences, contributing approximately $1.7 million to this increase. Expenses also increased due to strategic investments made across our market segments and product lines. There were no significant increases in venue pricing during the year.

        Expenses of Powersports in 2005 increased by 24.6%, or $5.3 million, to $26.8 million from $21.5 million in 2004. Staffing and other direct costs to support our 2004 and 2005 product launches and acquisitions as discussed above contributed $2.6 million of this increase. Expenses also increased due to growth of square footage from our powersports markets and strategic investments made across our market segments and product lines. We also invested in new product areas in Dealer Expo.

        Expenses of our Other operations in 2005 was $6.6 million, compared to $4.1 million in 2004. The increase was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products. This increase is also due to the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," which required us to consolidate the results of our affiliate, Advanstar.com, on January 1, 2005.

  General and administrative

        General and administrative expenses increased $1.5 million, or 3.8%, to $40.9 million in 2005 from $39.4 million in 2004. The increase is due to various factors including an increase in earned incentives of $3.7 million, foreign currency fluctuations of $0.9 million, and increased costs due to the consolidation of the results of Advanstar.com as discussed above. These increases were partially offset by a reduction in the IVT contingent compensation accrual in 2005 over amounts in 2004 by $0.9 million and a reduction in costs due to restructuring activities as discussed below.

  Restructuring charge

        See information regarding restructuring activities in "—Results of Operations—Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005—Restructuring charge."

  Funding of affiliated dot.com company operations

        Advanstar.com operates our event and publication-related web sites and develops certain enhanced web opportunities to serve our customers in selected industries. We provide Advanstar.com with certain administrative support services and charge for these services based on a general overhead charge. In addition, we share selected sales, editorial, marketing and production staff with Advanstar.com. We also provide Advanstar.com with marketing and promotional support through advertising pages in our publications and exhibit space in our shows. In return, Advanstar.com provides us with support on its web sites for publications and shows.

        As described above, on January 1, 2005, we began consolidating the operations of Advanstar.com with our operations upon adoption of FASB Interpretation No. 46R and therefore we are no longer recording a separate operating expense related to our funding of Advanstar.com. Expenses associated with our funding of Advanstar.com were $3.3 million in 2004 and $1.1 million in 2003. In the second quarter of 2004, we provided $1.9 million in cash to Advanstar.com to allow it to buy out its outstanding New York lease obligation. The buyout saved approximately $5.0 million in future lease payments through June 2010.

  Depreciation and amortization

        Depreciation and amortization expense declined $4.9 million to $37.8 million in 2005 from $42.6 million in 2004 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the businesses acquired in 2005.

  Interest expense

        Interest expense decreased $7.9 million, or 11.2%, to $63.1 million in 2005 from $71.0 million in 2004 primarily due to a decrease of $92.5 million in our weighted-average debt outstanding during the year. We repaid $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

        At December 31, 2005, $451.4 million, or 98% of our total debt is at a fixed rate with the balance of our debt subject to interest rate fluctuations. We currently have no plans to hedge our interest expense related to our remaining floating or fixed rate debt.

  Interest income

        Interest income increased to $1.5 million in 2005 from $0.5 million in 2004 due to an increase in our average cash balance in 2005 compared to 2004.

  Loss on extinguishment of debt

        See information regarding loss on extinguishment of debt in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Loss on extinguishment of debt."

  Other income (expense), net

        Other income decreased $1.2 million to $0.1 million in 2005 from $1.3 million in 2004. This decrease is attributable to gains associated with our interest rate protection agreement, which expired in February 2004.

  Provision (benefit) for income taxes

        The benefit for income taxes was $2.7 million in 2005 compared to a $6.5 million provision in 2004. The 2005 and 2004 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2005 and 2004 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

  Discontinued operations

        See information regarding discontinued operations in "—Results of Operations—Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005—Discontinued operations."

  2004 Compared to 2003

  Revenue

        Total revenue increased $79.7 million, or 41.8%, to $270.4 million in 2004 from $190.7 million in 2003.

        Fashion and Licensing revenue of $80.0 million increased 9.8% or $7.2 million from $72.8 million in 2003. Our MAGIC event grew by more than 138,000 square feet or 8.4% over 2003 and revenue increased approximately 8.2% over 2003. The MAGIC events were successfully combined into a single venue, the Las Vegas Convention Center, beginning with the August 2004 event. The concentration and proximity of the various fashion segments contributed to increased attendance and exhibitor interest and participation in MAGIC. Revenue growth was further attributable to License Expo revenue which grew $1.5 million, or 24.3% over 2003.

        Life Sciences revenue of $145.0 million increased 98.0% or $71.8 million from $73.2 million in 2003. Approximately $55.0 million, or 77%, of the increase is due to the acquisitions of healthcare properties from Thomson and pharmaceutical publications from IVT. Revenue growth also reflects strong results from Advanstar's specialty healthcare and pharmaceutical publications, and DVM, as well as the introduction of several new products. Revenue also increased approximately $7.3 million due to acquisitions of the Central Veterinary Conference in October 2003, and the IVT pharmaceutical conferences in March 2004. Additionally in 2004, we launched The Pharmaceutical Executive Marketing and Sales Summit, a new event serving the pharmaceutical market.

        Powersports revenue of $34.0 million increased 13.2% or $3.9 million from $30.1 million in 2003. Powersports events' revenue increased approximately 14.7% over 2003 with the 15th year of growth in Dealer Expo due to increased square feet, solid performance from the IMS Tour series of consumer events due to increase square feet and the launch of a west coast event for the v-twin market segment. Revenue growth also reflects strong results from Motor Age due to increased ad pages, as well as the introduction of several new products.

        Revenue from our Other operations in 2004 was $11.4 million, compared to $14.6 million reported in 2003. The decline was primarily driven by the sale and discontinuation of certain U.K. events and publications in December 2003.

  Cost of production and selling

        Cost of production and selling expenses increased $53.0 million, or 50.7%, to $157.6 million in 2004 from $104.6 million in 2003.

        Expenses of Fashion & Licensing in 2004 increased by 8.6%, or $2.5 million, to $31.7 million from $29.2 million in 2003. Expense increased primarily due to growth of square footage in our MAGIC Marketplace and license events.

        Expenses of Life Sciences in 2004 increased by 115.9%, or $53.9 million, to $100.3 million from $46.4 million in 2003. This increase is primarily attributable to additional costs of $51.5 million associated with the operations of the recently acquired Thomson healthcare properties, Central Veterinary Conference and IVT acquisition. Expense also increased due to product launches and related revenue growth as discussed above.

        Expenses of Powersports in 2004 increased by 22.0% or $3.9 million, to $21.5 million from $17.6 million in 2003. Expenses increased $1.8 million due to new products as discussed above. Increase was also related to drivers which generated revenue growth, as discussed above, from Dealer Expo, IMS, and Motor Age.

        Expenses of our Other operations in 2004 was $4.1 million, compared to $11.3 million in 2003. The decline in expenses was partially attributable to cost savings from the sale and discontinuation of certain U.K. events and publications in December 2003, as discussed above.

  General and administrative expenses

        General and administrative expenses increased $9.8 million, or 32.9%, to $39.4 million in 2004 from $29.7 million in 2003. The increase reflects higher administrative costs relating to the acquisition of properties from Thomson and related investments in the management team in the healthcare group, as well as a $1.5 million employee compensation payment related to the IVT acquisition, increased employee healthcare costs, expenses relating to Sarbanes-Oxley compliance and implementation and consulting costs related to strategic management and marketing initiatives.

  Restructuring charge

        See information regarding restructuring activities in "—Results of Operations—Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005—Restructuring charge."

  Funding of affiliated dot.com company operations

        See information regarding funding of dot.com company operations in "—Results of Operations—2005 Compared to 2004—Funding of affiliated dot.com company operations."

  Depreciation and amortization

        Depreciation and amortization expense declined approximately $0.9 million to $42.6 million in 2004 from $43.5 million in 2003 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the assets acquired in the acquisitions of the healthcare properties from Thomson and the pharmaceutical publications from IVT.

  Interest expense

        Interest expense increased $11.9 million, or 20.1%, to $71.0 million in 2004 from $59.1 million in 2003 due to an increase in our weighted-average debt outstanding of approximately $46.1 million as a result of our issuance of $360 million of Senior Secured Notes in August 2003 and $70 million Senior Secured Notes in September 2003. The increase was offset by a decrease in our debt outstanding under the Credit Facility due to the repayment in August 2003 of all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our Credit Facility. See "Presentation of Financial Information—Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility."

  Write-off of deferred financing costs

        We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the August Senior Secured Notes offering and the reduction in the revolving loan commitment. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

  Other income (expense), net

        Other income increased $0.3 million to $1.3 million in 2004 from $0.9 million in 2003. This increase is attributable to gains associated with our interest rate protection agreement, which expired in February 2004, and foreign currency translation gains.

  Provision (benefit) for income taxes

        The provision for income taxes was $6.5 million in 2004 compared to a benefit of $6.7 million in 2003. The 2004 and 2003 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2004 and 2003 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

  Discontinued operations

        See information regarding discontinued operations in "—Results of Operations—Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005—Discontinued operations."

Liquidity and Capital Resources

        Our principal sources of liquidity have been, and are expected to be, cash flow from operations and borrowings under our credit facility. Our principal uses of cash have been, and are expected to be, the debt service requirements of our indebtedness described below, dividends to Advanstar, Inc. to permit funding of its debt service, capital expenditures, investments in our products and selective acquisitions.

  Sources and uses of funds

        Operating cash flows may be significantly affected by the working capital characteristics of our business. We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from shows, which is billed and collected as deposits up to one year in advance of the respective show. Deferred revenue increases on the balance sheet in the quarters immediately preceding our busy first quarter show season as we collect deposits for booth space several months in advance of the shows. Revenue and contribution margin are recognized in the quarter that the events are held, resulting in the reversal of the deferred revenue.

        We anticipate that our operating cash flow, together with borrowings under the credit facility and other future financings and refinancings, will be sufficient to fund our anticipated future operating expenses, capital expenditures, debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance. Our future performance and continued compliance with the covenants contained in our credit facility will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We expect to be in compliance with our debt covenants during 2006 and 2007.

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time, we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under our credit facility for purposes of completing selective acquisitions.

        As of June 30, 2006, we had cash and cash equivalents of $51.8 million and also had $47.9 million in availability under our revolving credit facility. During the first half of 2006 we paid a $12.9 million dividend to Advanstar, Inc. to pay interest on its discount notes in April 2006. The following table shows our cash flow activity for the years ended December 31, 2003, 2004, 2005 and six months ended June 2005 and 2006, and includes the results of discontinued operations, and should be read in conjunction with the consolidated statements of cash flows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Net cash provided by (used in) operating activities	$45,848	$18,286	$8,308	$(13,623)	$16,218
Net cash (used in) provided by investing activities	(145,333)	5,602	148,959	163,523	(6,131)
Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)	(153,146)	(4,612)
Effect of exchange rate changes on cash	(407)	576	754	384	(303)

Net increase (decrease) in cash and cash equivalents	$10,344	$11,949	$5,386	$(2,862)	$5,172

  Cash flows from operating activities

        The $29.8 million increase in cash provided by operating activities as compared to the first six months of 2005 was due principally to $10.6 million in improved operating results, an increase in cash collected in advance of our third quarter events of $6.8 million, a reduction in cash interest payments of $5.6 million and a reduction in outstanding accounts receivable of $4.7 million.

        Net cash provided by operations decreased $10.0 million to $8.3 million in 2005 compared to $18.3 million in 2004. This decline was due primarily to $9.1 million of cash fees and expenses related to our repurchase of a portion of our outstanding debt in June 2005, severance payments of $1.5 million associated with restructuring activities, and the reduction in cash flow attributable to discontinued operations. During 2005, net cash provided by discontinued operations was $1.7 million, which represents approximately 20.4% of total net cash provided by operations. The declines discussed above were partially offset by a $6.8 million reduction in cash interest payments and a $9.3 million increase in operating income in 2005 compared to 2004.

        Net cash provided by operations decreased $27.6 million to $18.3 million in 2004 compared to $45.9 million in 2003. This decline was principally due to an increase in interest expense of $16.1 million and a reduction in our negative working capital due to the sale of our art industry tradeshow and publications in the first quarter of 2004. In addition, we collected less cash in the fourth quarter of 2004, which was collected subsequently in 2005, related to tradeshows held in the first five months of 2005. The decline was also attributable to changes in the timing of our payments of accounts payable in 2004. These declines were partially offset by an increase in operating income of $18.2 million in 2004 compared to 2003.

  Cash flows from investing activities

        Net cash used in investing activities increased $169.7 million to $6.1 million in the first six months of 2006, from $163.5 million provided by investing activities in the first six months of 2005. This increase was principally due to the proceeds received in the second quarter of 2005 from the sale of the Portfolio Group. We also increased capital expenditures in 2006 for computer upgrades, applications development and for build-outs and furnishing of our new downsized office in New York.

        Net cash provided by investing activities increased $143.4 million to $149.0 million in 2005, from $5.6 million in 2004 due primarily to the sale of the Portfolio Group in 2005 for $185 million less $11.2 million in working capital adjustments and expenses. This increase was partially offset by the use of $15.6 million in cash for acquisitions of Off-Road Expo, POOL, Project and two other small acquisitions in 2005, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004. Our business strategy includes the consummation of selective acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        Net cash used in investing activities decreased $150.9 million to $5.6 million provided by investing activities in 2004, from $145.3 million used in 2003. This decrease was principally due to the acquisitions of the healthcare properties from Thomson for $136.5 million in 2003, the sale in 2004 of our art shows and magazines and our European call center and document management shows for a total sales price of $24.4 million in cash proceeds, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004.

        We incurred capital expenditures of $7.6 million, $9.0 million, and $9.6 million in 2003, 2004 and 2005 and $2.7 million and $6.1 million in the first six months of 2005 and 2006. We anticipate that we will spend approximately $10.0 million on capital expenditures in 2006, which will be funded by cash flows from operations. The majority of these expenditures are related to expansions and enhancements to our IT and communications infrastructure and management and operating group information systems, and office build-outs arising from our recent office consolidations. We believe that this amount of capital expenditure will be adequate to grow our business according to our business strategy and to maintain the key tradeshows, publications and business of our continuing operations.

        We did not complete any acquisitions in the first half of 2006. In connection with any future acquisitions, as a part of our on-going business strategy, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

  Cash flows from financing activities

        Cash used in financing activities in the first six months of 2006 was $4.6 million compared to $153.1 million in the first six months of 2005. In the first half of 2006, we paid $12.9 million in dividends to our stockholder, Advanstar, Inc., to be used for cash interest payments in April 2006 relating to its 15% senior discount notes. We also borrowed an additional $10.0 million and incurred financing costs of $1.5 million in connection with the amendment and restatement of our credit facility (see "—Credit facility amendment and restatement"). In the first six months of 2005, we repaid $4.6 million of our outstanding Term Loan B with the proceeds from the sale of a tradeshow business in the first quarter of 2004. In the second quarter of 2005, we repaid our outstanding Term Loan B of $20.4 million and repurchased $126.5 million of our floating and fixed rate notes, using the proceeds from the sale of the Portfolio Group.

        Net cash flows used in financing activities was $152.6 million in 2005 compared to $12.5 million in 2004. In 2005, we repaid $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. We incurred $12.6 million in costs related to the repayment. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. We repaid $11.7 million of debt in 2004, including $8.0 million on our revolving credit facility.

        Net cash flows used in financing activities were $12.5 million in 2004 compared to cash provided by financing activities in 2003 of $110.2 million. We repaid $11.7 million of debt in 2004, including $8.0 million on our revolving credit facility. In 2003, we issued $430.0 million of the Senior Secured Notes and received $60.0 million in equity contributions from our parent company. We used the proceeds from these issuances to repay and terminate all outstanding term A loans and $12.0 million of outstanding borrowings under our revolving credit facility, and paid fees of $12.3 million in connection with the offering. We also paid fees of $3.9 million to our senior lenders for an amendment to our credit facility in April 2003.

  Debt service

        As of June 30, 2006, we had total indebtedness of $471.8 million and $47.9 million of borrowings available under our revolving credit facility. Our principal debt obligations are described below.

  Credit facility amendment and restatement

        On May 24, 2006, we amended and restated our existing credit facility. The amended credit facility reduced the revolving loan commitment amount from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The amendment also eliminated the minimum quarterly fixed charge coverage ratio covenant.

  Credit facility and second priority secured and floating rate notes repayment

        As a result of the sale of the Portfolio Group, our second priority senior secured notes indenture required that we either use the remaining net proceeds (after repayment of the Credit Facility borrowings) to invest in our business or to offer to purchase our second priority senior secured notes at par plus accrued interest. In June 2005, we offered to purchase up to $140.0 million of the second lien notes. Holders of the $8.7 million principal amount of the 10.75% Second Priority Senior Secured Notes (the "fixed rate notes") tendered their notes for purchase, and we purchased all such notes.

        Also in June 2005, we completed a cash tender offer for any and all of our outstanding Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"). Holders of the $117.8 million aggregate outstanding principal amount of the floating rate notes tendered their notes for purchase, and we purchased all such notes at a price equal to 107.3% (including a 3% consent fee) of outstanding principal plus accrued interest. In connection with the tender offer, we received consents to proposed amendments to the indenture governing the notes, resulting in the elimination of substantially all of the restrictive covenants and certain default provisions with respect to the floating rate notes.

  Credit facility

        Our Credit Facility consists of a $50.0 million revolving credit facility which terminates in May 2009, and a $10.0 million term loan which matures in May 2009. Borrowings under the Credit Facility generally bear interest based on a margin over, at our option, the base rate or LIBOR. The applicable margin for revolving credit loans varies based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility, and is currently 2.50% over LIBOR or 2.50% over the base rate. Our obligations under the credit facility are guaranteed by Advanstar Holdings Corp. ("Advanstar Holdings" or "Holdings"), our ultimate parent company, Advanstar, Inc., our direct parent company, and all of our existing and future domestic subsidiaries. Our obligations under the Credit Facility are collateralized by substantially all of the assets of our company and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of no more than 65% of the voting stock of any foreign subsidiary directly owned by our company or any domestic subsidiary, a pledge of all intercompany indebtedness in favor of our company and our domestic subsidiaries, a pledge of our Company's and Advanstar IH, Inc.'s capital stock held by our direct parent company, and a pledge of our direct parent company's capital stock held by Advanstar Holdings. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility.

  Second priority senior secured notes

        Our $9.8 million of floating rate notes mature in 2008. The floating rate notes bear interest at an annual rate equal to the three-month LIBOR, which is reset quarterly, plus 7.50%. Interest on the floating rate notes, along with amortization of 0.25% of the principal of such floating rate notes, is payable quarterly in cash. In connection with the tender offer described above, we and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized and subject to the restrictive covenants in the indenture.

        In June 2006, we notified the trustee of our intention to redeem all of the remaining outstanding floating rate notes. The redemption date for all $9.8 million of the floating rate notes was on August 15, 2006, at par value.

        Our $292.0 million of fixed rate notes mature in 2010. The notes are guaranteed by each of our existing and future domestic restricted subsidiaries and collateralized by second-priority liens on the assets collateralizing our credit facility (other than certain subsidiary stock and assets of our parent companies). The fixed rate notes bear interest at an annual rate of 10.75%, which is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

  Senior subordinated notes

        Our $160 million 12% senior subordinated notes mature in 2011 and are guaranteed by each of our existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

  Parent company notes

        Our parent, Advanstar, Inc., issued 15% senior discount notes ("the discount notes") due October 2011 with a principal amount at maturity of $171.8 million. Interest on the discount notes is payable in cash beginning in April 2006. These discount notes contain restrictive covenants that, among other things, limit the ability of Advanstar, Inc. and its subsidiaries (including us) to incur debt, pay dividends and make investments. Neither we nor any of our subsidiaries have guaranteed the discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these discount notes will be dependent upon the receipt of dividends from its direct and indirect subsidiaries, principally dividends from us. However, the terms of our borrowing arrangements significantly restrict our ability to pay dividends to Advanstar, Inc. and Advanstar, Inc.'s failure to pay these notes would be a default under our credit facility.

        The restrictive covenants in our senior secured notes indenture and senior subordinated notes indenture provide that we can pay dividends only if our leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" equal to the amount by which our cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period plus other items, including proceeds from equity offerings. In addition to the basket and notwithstanding the leverage ratio limitation on restricted payments, we can make additional restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. As of December 31, 2005, our leverage ratio under the most restrictive of these indentures was 5.96 to 1.0. In March 2006, we declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for servicing its debt obligations. As of June 30, 2006, our leverage ratio under the most restrictive of these indentures was 5.50 to 1.0.

        Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. We expect our results will allow us to continue to make dividend payments to Advanstar, Inc. for purposes of servicing this debt. However, our results are subject to a variety of factors, including general economic conditions and conditions in our markets. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both our second priority senior secured notes and our senior subordinated notes.

  Contractual and contingent obligations

        Our contractual obligations (excluding accounts payable and accrued expenses), as of December 31, 2005 are as set forth below:

	Payments Due By Period
	2006	2007	2008	2009	2010	After 2010	Total
	(in millions)
Indebtedness	$0.2	$0.1	$9.7	$—	$291.3	$160.0	$461.3
Interest on indebtedness (1)	51.1	51.1	50.8	50.5	42.7	9.6	255.8
Operating lease obligations	7.7	6.7	6.5	4.8	2.2	4.9	32.8

Total contractual cash obligations	$59.0	$57.9	$67.0	$55.3	$336.2	$174.5	$749.9

(1)
Interest on our variable rate debt is calculated using LIBOR of 4.4%, the rate in effect on December 31, 2005. Because our variable rate debt bears interest at a variable rate, actual payments could differ.

        We have no material capital lease obligations or purchase obligations. We have contingent obligations composed of $1.1 million of letters of credit securing our lease facilities. Additionally, as a result of acquisitions discussed above, we may have future cash consideration payable to the former selling shareholders based on the acquired businesses' future periods operating results.

  Off-balance sheet arrangements

        We have no material off-balance sheet arrangements.

Recently Issued Accounting Standards

        In July 2006 the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which are the potential losses arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have previously entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

Interest Rates

        At June 30, 2006, we had fixed rate debt of $451.9 million and variable rate debt of $19.8 million. A change in interest rates of 1% would not be material to our operating results.

Currencies

        Outside of the United States, we maintain assets and operations in the United Kingdom. These assets and operations, and our exposure to any currency gains or losses, are not material to our operating results.

BUSINESS

General

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs."

        In 2005, most of our shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the twelve months ended June 30, 2006, 67% of our 45 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages. We had approximately 1,000 employees as of June 30, 2006 in 14 U.S. offices and 2 international locations in the United Kingdom.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. Tradeshows play a key role in B-to-B sales and marketing efforts and are utilized in the global economy as a highly cost-effective sales and marketing tool. Tradeshows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Tradeshow attendees include executives, manufacturing and operating management, sales and marketing personnel, industry analysts, middle-level managers, buyers and other industry professionals. Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenue.

        According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products

  Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Four of our largest shows are listed in the April 2006 issue of Tradeshow Week 200's list of the top 200 tradeshows as measured by total square footage. These included MAGIC Spring, MAGIC Fall, International Powersports Dealer Expo and Licensing International. Collectively, these four shows represented 2.6 million of the 4.1 million total square footage for all of our shows for the twelve months ended June 30, 2006.

        Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our revenue in 2003, 2004, and 2005 and 44% and 47% of our revenue for the first half of 2005 and 2006.

        Shows are a long-established effective forum to conduct business. As new products and services are introduced, buyers and sellers within specific industries need efficient settings to interact and conduct business. Shows can also include conference programs, which provide additional learning and presentation opportunities.

  Publications

        We are a leading B-to-B trade publisher in the United States. As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, CME products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006.

        Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising. Publications revenue accounted for 47%, 55% and 51% of our revenue in 2003, 2004 and 2005 and 51% and 49% of our revenue for the first half of 2005 and 2006. Our largest publications based on ad pages include: Medical Economics, Dealernews, Pharmaceutical Technology, Dental Products Report, LCGC, Motor Age, Pharmaceutical Executive, Dermatology Times, Drug Topics, and Auto Body Repair News. Collectively, these 10 magazines represented 44% of publication pages for the twelve months ended June 30, 2006.

        We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a highly cost-effective method of reaching their target market's decision-makers. We seek to increase advertising revenue by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

  Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our revenue in 2003, 2004 and 2005 and 5% and 4% of our revenue for the first half of 2005 and 2006.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by (1) focusing on markets where we can leverage our strengths, (2) delivering innovative, quality products based on customer and market needs, (3) maximizing our operational efficiencies and (4) selective acquisitions.

  Focus On Markets and Customers Where We Can Leverage Our Strengths

        We focus on owning and building leading product position businesses that are the important sources of information for businesses and professionals in large, dynamic or growing markets. The combination of our selected markets, our leading products and focused industry teams provides strategic and operational clarity along with deep insight into well defined customer segments within each selected market.

  Deliver Innovative, Quality Products Based On Customer and Market Needs

        We diversify our revenue streams by developing products that provide solutions along an industry's "communications supply chain." We seek to identify specific gaps in existing markets or opportunities in adjacent markets where we can effectively add value. We are able to address evolving market needs through multiple means, including:

  •
  adapt existing shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

  •
  develop new product extensions based on the marketing needs of the industry and key customers in the buying and selling community; and

  •
  identify fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

  Maximize Operating Efficiencies

        We operate effective back office production and Company support operations. We strive to continuously improve our effectiveness through the employment of state of the art information systems to maximize operating efficiencies and provide relevant, timely, fact based management information to our operating teams and senior management. Our operating teams are evaluated based on extensive use of defined operating metrics designed to focus attention and behavior on key drivers of performance success.

  Selective Acquisitions

        As we expand deeper into our current industry groups, we explore selective acquisitions and joint ventures based on the following criteria:

  •
  the acquisition significantly improves our existing product and franchise position;

  •
  the acquisition adds new and sustainable types of revenue streams to our existing product offerings; and

  •
  the acquisition adds to, broadens or deepens existing management talent.

        From January 1, 2003 through June 30, 2006, we purchased five tradeshows and consumer event businesses and two trade publication businesses in the fashion, life sciences and powersports segments. See "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information-Acquisitions and Divestitures." We are engaged in ongoing evaluations of potential acquisitions in line with our business strategy.

Industry Segments

        The following is a summary of our products and services by industry segment.

  Fashion & Licensing

        Our Fashion group serves the men's, women's, children's and product sourcing sections of the apparel industry. For the twelve months ended June 30, 2006, we operated in the fashion industry through 15 tradeshows, including our recently acquired POOL and Project groups of events. Seven of these tradeshows are held concurrently in Las Vegas during February and August of each year. Our Licensing group includes a portfolio of products including two tradeshows, two conferences, and two publications.

        Key shows and publications include:

  •
  MAGIC, the world's largest and most widely recognized tradeshow for the men's apparel, accessories, and footwear industry;

  •
  WWDMAGIC, which we believe is the largest women's apparel and accessory tradeshow in the United States;

  •
  MAGICKids, which serves the children's apparel, accessory, and footwear industry;

  •
  Sourcing at MAGIC, which we believe is the largest industry trade event for manufacturing sourcing within the fashion industry, including full-package contractors, fabric and component suppliers;

  •
  Project, a tradeshow for the premium contemporary market for menswear including premium sportswear and denim apparel and accessories from around the world;

  •
  POOL, a tradeshow for the fashion forward designers featuring a range of products including apparel, shoes, books, home furnishings, art and music; and

  •
  Licensing International, which we believe is the largest tradeshow worldwide for the merchandise licensing industry, Brand License, our complementary event for the European licensing industry and License!, the #1 publication in the United States for the licensing industry.

        The following table sets forth information relating to shows, conferences and publications in our Fashion and Licensing segment for the last twelve months ended June 30, 2006:

Fashion and Licensing Events and Magazines

	Exhibitions		Conferences	Electronic Products	Magazines (1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2 (2)
Mens (includes POOL & Project)	7	1,407,690	—	3	—	—	—
Womens	2	515,820	—	—	—	—	—
Childrens	2	44,517	—	—	—	—	—
Sourcing	4	160,650	—	1	—	—	—
Licensing	2	239,013	2	8	2	729	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the year ended June 30, 2006.

  Powersports and Automotive

        We serve the Powersports and Automotive market through 18 shows and 8 publications for both trade and consumer audiences for the last twelve months ended June 30, 2006.

        Key shows and publications include:

  •
  International Powersports Dealer Expo, the largest aftermarket accessories tradeshow in the United States targeted at powersports dealers, the 13 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports market;

  •
  Motor Age, the #1 publication for the automotive service repair market, and Aftermarket Business, the #1 aftermarket book in the United States, which provide Advanstar an important position in the automotive parts, supplies and services publishing market;

  •
  DIRTsports, a consumer magazine covering the off-road racing and motorsports market and Off-Road Business, the only publication exclusively serving the business-to-business component of the off-road marketplace; and

  •
  Off-Road Expo, acquired in late 2005, the largest off-road products consumer show in the United States, directed to enthusiasts involved in motorsports, rock crawling, dirtbikes, ATVs and other off-road and trail activities.

        The following table sets forth information relating to shows, conferences and magazines in our Powersports and Automotive segment in the last twelve months ended June 30, 2006:

Powersports and Automotive Events and Magazines

	Exhibitions		Conferences	Electronic Products	Magazines (1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2 (2)
Automotive Aftermarket	—	—	—	6	4	2,866	3 of 4
Powersports/Motorcycle	15	1,436,514	—	19	2	1,322	1 of 2
Off-Road	3	227,800	—	4	2	1,045	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

  Life Sciences

        We serve the Life Sciences market by dividing our teams and product portfolio into four sub-groups: Healthcare, Pharmaceutical/Science, Dental and Veterinary, providing two tradeshows, 48 conferences and 41 publications for the last twelve months ended June 30, 2006. We serve the healthcare group in both the primary and specialized care areas, such as practice management and managed healthcare, pharmacy, pediatrics, geriatrics, dermatology, and ophthalmology; the pharmaceutical and science group in areas such as spectroscopy, liquid and gas chromatography, and research, development, testing, regulatory compliance, manufacturing and marketing; the dental group in general and specialty dentistry; and the veterinary group in practice management and clinical medicine.

        Key shows, conferences and publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the practice management side of medicine;

  •
  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

  •
  LCGC, the #1 magazine in the United States in liquid and gas chromatography;

  •
  Drug Topics, the #1 magazine for pharmacists;

  •
  IVT Conferences, a worldwide conference provider of FDA validation and compliance information for the pharmaceutical industry;

  •
  Dental Products Report, the #1 publication serving the information needs of dentists since 1967, focusing on new products, techniques and trends in general, specialty cosmetic and restorative dentistry;

  •
  DVM, Veterinary Medicine, Veterinary Economics, the #2, #3, and #4 publications in the veterinary market serving all aspects of veterinary practice including clinical, practice management and industry news; and

  •
  Central Veterinary Conference, a conference and tradeshow for veterinary practice management and clinical medicine.

        The following table sets forth information relating to shows, conferences and magazines in our Life Sciences segment in the last twelve months ended June 30, 2006:

Life Sciences Events and Magazines

	Exhibitions		Conferences	Electronic Products (3)	Magazines (1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2 (2)
Dental	—	—	1	4	5	2,286	2 of 5
Healthcare	—	—	—	37	17	9,444	11 of 16
Pharmaceutical & Science	—	—	47	39	13	6,420	8 of 10
Veterinary	2	59,700	—	7	6	1,654	1 of 4

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

(3)
Excludes CME products.

Company Operations

  Shows and Conferences

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC tradeshows and our other large tradeshows and conferences. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

        The sales cycle for a future show typically begins during the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are made available at the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract for the future show. At some of our shows, reservations for a large portion of exhibit space for the next event are reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a show as a condition to participation.

        In addition to the sale of exhibit space, we market a wide range of promotional opportunities to exhibitors to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and can play a strategic role in show development. Conferences, workshops and other ancillary forums stimulate interest in the industry and drive attendance at the show. While show attendance is typically free for qualified attendees at tradeshows, participation in conferences at these shows can be a significant revenue source.

        Event promotion is primarily undertaken through direct mail, trade advertising and direct contact. In those industry groups for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating shows and conferences, we function in a capacity similar to a general contractor. We select and manage venues, hotels, and vendors for set-up, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago and Las Vegas. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors.

  Publications

        We operate an efficient publishing infrastructure in the United States and the United Kingdom. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly-targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and re-qualified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout the United States and the United Kingdom. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is either staff-written; contributed or purchased from freelance writers; or industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film are completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

  Direct Marketing Products and Other

        The Direct Marketing group is centrally managed, allowing our tradeshow and publishing executives to dedicate their activities to high value sales. In addition, our central telesales and product management provide professional skills to these specialized product offerings. The fulfillment of these sales, including direct mail and database marketing programs, reprint services, reference books, and internet and electronic products is managed through our publishing operations discussed above. We use internet and electronic products and services to complement our delivery of show, publishing and direct marketing and other products to our customers. We also use the internet as a cost effective method of developing qualifying magazine circulation and to register show and conference attendees.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or sectors. In the show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Show and conference competition in each market and country occurs on many levels. The venues and dates of shows play an important competitive role. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors, which target the same industry group, and there are also numerous indirect competitors, which define industries differently than we do and thus provide alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, trade names, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur and will continue to incur some costs to comply with these laws and regulations. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on, under, or from that property, even if they did not know of and were not responsible for the contamination. In addition, some environmental laws hold companies liable for the cleanup of landfills or other sites to which they may have sent waste. Based on available information, we do not believe we are responsible or liable for any such environmental contamination and we do not currently anticipate that the costs of complying with environmental laws and regulations will materially adversely affect us. However, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws and regulations.

Employees

        As of June 30, 2006, we had approximately 1,000 full-time equivalent employees. Of these full-time employees, approximately 60 employees were located in the United Kingdom with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation, which is not material to our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers of the Registrant

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Joseph Loggia	47	Chief Executive Officer and Director
James M. Alic	63	Vice President, Chairman of the Board and Director
Theodore S. Alpert	50	Vice President—Finance, Chief Financial Officer and Assistant Secretary
R. Steven Morris	54	Executive Vice President
Daniel M. Phillips	44	Executive Vice President
Laura McConnell	36	Executive Vice President
Eric I. Lisman	49	Executive Vice President Corporate Development
Ward D. Hewins	45	Vice President, General Counsel and Secretary
Rick Treese	36	Vice President—Chief Technical Officer
Nancy Nugent	53	Vice President—Human Resources
Georgiann DeCenzo	49	Vice President
OhSang Kwon	38	Director
Douglas B. Fox	59	Director
Charles Pieper	59	Director
James Finkelstein	57	Director

Executive Officers

        Joseph Loggia has served as Chief Executive Officer since January 1, 2004, and has served as our President and Director since May 2002. Prior to May 2002, he served as President and Chief Executive Officer of MAGIC (our subsidiary), President from August 1996, and Chief Operating Officer beginning in 1995. Prior to our acquisition of MAGIC, from January 1993 to August 1996 he served as MAGIC's President and Chief Executive Officer. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

        James M. Alic has served as Chairman of the Board since August 2004. He previously served as our Vice Chairman and Vice President from July 1996 to July 2004. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        Theodore S. Alpert has served as our Vice President-Finance, Chief Financial Officer, and Assistant Secretary since September 2006. From March 2005 to September 2006, he served as Chief Financial Officer of IPS Corporation. Previously, from October 2000 to September 2004, Mr. Alpert was Executive Vice President and Chief Financial Officer of Transtar Metal Holdings, Inc and from September 1988 to October 2000, he served as Executive Vice President and Chief Financial Officer of Centis Inc. (f/k/a 20th Century Plastics, Inc.).

        Eric I. Lisman has served as our Executive Vice President—Corporate Development since November 2001. He previously served as our General Counsel from September 1998 to February 2005.

Prior to joining Advanstar, Mr. Lisman engaged in a private legal and investment banking practice. He also served from 1987-1997 as Corporate Counsel and General Counsel of Reed Publishing USA, the parent company of Reed Exhibition Companies and Cahners Publishing Company.

        Ward D. Hewins has served as our Vice President and General Counsel since February 2005. From July 2000 to February 2005, Mr. Hewins was our Deputy General Counsel. From March 1998 to July 2000, Mr. Hewins served as Assistant General Counsel for Interactive Data Corporation. From October 1993 to March 1998 Mr. Hewins was a corporate associate and then a partner in the Boston office of Eckert Seamans Cherin & Mellott.

        Rick Treese has served as our Vice President and Chief Technology Officer since March of 2002, a role he moved to after two years as the CTO of Advanstar.com. Prior to Advanstar, Mr. Treese was Vice President of Technology at Goldman, Sachs & Company where he led the software development effort for the Equity Research Division. He is also co-author of the book "CTO Leadership Strategies", part of Aspatore Book's "Inside the Minds" series.

        Nancy Nugent has served as our Vice President, Human Resources since September 2006. Prior to joining Advanstar, she served as Vice President, Human Resources of Gemstar—TV Guide International, Inc. from May 2004 to August 2006. Prior to joining Gemstar—TV Guide International, Inc., Ms. Nugent engaged in an independent Human Resources consulting practice. From May 1993 to October 2002, Ms. Nugent served as Vice President, Human Resources of Warner Bros. Studio Stores.

Key Employees

        R. Steven Morris currently serves as Executive Vice President responsible for the Healthcare, Science and Pharmaceutical markets. Prior to June 2005, he was Vice President of the Market Development Group. Mr. Morris joined Advanstar in 2004. Prior to joining Advanstar, Mr. Morris was Chief Operating Officer for Metro International Newspapers for the Americas and Asia.

        Daniel M. Phillips has served as Executive Vice President of our Powersports and Automotive market group since 2003. Prior to that, he was Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as Group Publisher of America's Network, Telecom Asia and Comunicaciones magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications and events for EMAP (U.K.) in the area of IT & Telecommunications.

        Laura McConnell has served as Executive Vice President of our Fashion group since June 2006. Starting in 2002 through June 2006, she served as Vice President and General Manager of Advanstar's fashion group. Ms. McConnell was the general manager of WWDMAGIC from 2000 to 2002. Since joining Advanstar in 1997, Ms McConnell served in a variety of roles before being promoted to Vice President of Marketing and Attendee Development in 1999.

        Georgiann DeCenzo currently serves as Vice President responsible for the License and Market Development groups. Before being named to this position in March 2006, Ms. DeCenzo served as Vice President, Marketing & Communications and was responsible for corporate communications, marketing and research. Since joining Advanstar in 1998, Ms. DeCenzo has held numerous marketing roles at the Group and Corporate levels. Before joining Advanstar in 1998, Ms. DeCenzo served as Marketing Director of Penton Media's IndustryWeek.

Directors

        Joseph Loggia. See "Executive Officers."

        James M. Alic. See "Executive Officers."

        OhSang Kwon has served as a director since October 2000. Since July 2005, Mr. Kwon has been a partner of Avista Capital Holdings, LP, a private equity firm and also a Partner of MB Advisory Partners, LLC, which has been engaged by Credit Suisse Securities (USA), LLC to provide consulting services with respect to DLJ Merchant Banking portfolio companies. From February 2000 to June 2005, he served as a Partner, Principal, and Vice President of DLJ Merchant Banking, Inc. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York. Mr. Kwon currently serves on the board of directors of UAE Holdings Corp., MSW Energy Holdings II LLC and American Ref-Fuel Company LLC.

        Douglas B. Fox has served as a director and chairman of the audit committee since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Senior Vice President of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. from 1994 to 1996 and prior to that from 1987 to 1994 he served as President and Chief Operating Officer at Newsday in New York. Mr. Fox currently serves on the Board of Directors of The Vitamin Shoppe, Microban International, Ltd., Browne & Co., Young America and WI Link.

        Charles Pieper has served as a Director since August 2004. Mr. Pieper is a Managing Director of Credit Suisse Securities (USA), LLC in the Asset Management division. He is Vice Chairman of Alternative Investments, with oversight responsibility for Diversified Strategies, and heads the AI Business Development Task force. Prior to joining Credit Suisse in 2004, Mr. Pieper worked at General Electric for 18 years and served as President and Chief Executive Officer of GE Japan, Korea, Taiwan; GE Medical Systems Asia; Yokogawa Medical Systems; GE Lighting Europe and GE Trading Co. He joined GE in 1981, after five years in the Navy, including service in Vietnam. Mr. Pieper was also an Executive Advisor at the Boston Consulting Group and an Operating Partner with Clayton, Dubilier & Rice and spearheaded CD&R's European practice. Mr. Pieper holds a BA from Harvard College and an MBA from Harvard Business School, with distinction. Mr. Pieper is a Director of Grohe AG, Jostens, Inc., and Visant. He previously served as Chairman of the Board and Acting CEO of Alliant Foodservice, Inc., Chairman of the Board of Italtel Holding S.p.A. and North American Van Lines, Vice Chairman of Dynatech and held board positions in Mueller Holdings Inc., and Safilo S.p.A. and & Wastequip.

        James A. Finkelstein has served as a Director since October 2004. Mr. Finkelstein has been Executive Chairman of Thompson Publishing Group since May 2004. He is presently CEO of News Communications, Inc., which publishes Marquis Who's Who, LLC directories, publishes The Hill, the publication for Congress, and Dan's Publications. He is a partner at Avista Capital Partners since July 2005. Mr. Finkelstein also serves as a Director of WideOpenWest. He has served as Chairman of Global Media Partners at Credit Suisse First Boston from January 2004 to July 2005. Previously he served as media partner to DB Capital. From 1979 to 1998 he served as CEO of the National Law Publishing Company. Mr. Finkelstein has served on the Board of Directors of the Legal Aid Society, and New York University's Faculty of Arts and Sciences Board of Overseers, and was awarded an Honorary Doctor of Laws degree from Hofstra University.

        All of our directors also serve on the board of directors of Advanstar, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and the four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Long-Term Compensation Awards Securities Underlying Options/SARs	All Other Compensation (3)
Joseph Loggia Chief Executive Officer and Director (4)	2005 2004 2003	$625,000 625,000 500,000	$937,500 339,016 146,046	$1,800 990 —	— — 600,000	$8,010 7,860 7,140
James M. Alic Chairman of the Board	2005 2004 2003	150,000 150,000 150,000	150,000 75,000 50,000	— — —	— 106,250 —	9,369 8,632 6,427
David W. Montgomery (5) Vice President—Finance, Chief Financial Officer and Secretary	2005 2004 2003	300,000 298,462 259,615	125,766 120,000 75,000	— — —	— — —	7,682 7,388 7,015
Eric I. Lisman Executive Vice President—Corporate Development	2005 2004 2003	362,000 362,000 361,539	151,814 144,800 65,639	— — —	— — —	7,924 7,597 7,379
Rick Treese Vice President—Chief Technical Officer	2005 2004 2003	249,615 239,731 232,692	88,117 84,000 38,165	— — —	— — —	6,941 6,638 6,559

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes the fair market value of perquisites and personal benefits provided for by our company.

(3)
Includes value of group term life insurance premiums paid for by our company for the benefit of the officer.

(4)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

(5)
Effective September 12, 2006, Mr. Montgomery resigned from the Company and was replaced by Mr. Theodore S. Alpert as the new Vice President—Finance, Chief Executive Officer and Assistant Secretary.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Holdings) during the year ended December 31, 2005 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		% of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted		Exercise Price ($/share)	Expiration Date
					5% ($)	10% ($)
Rick Treese	50,000	11.8%	$10.00	2015	$314,447	$796,871

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005. None of the unexercised options were "in the money" at December 31, 2005 based on a good faith estimate of the fair market value of the stock price by our Board of Directors.

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Alic	—	—	223,440	51,560	—	—
Joseph Loggia	—	—	674,167	425,833	—	—
David W. Montgomery	—	—	196,875	53,125	—	—
Eric I. Lisman	—	—	153,124	46,876	—	—
Rick Treese	—	—	30,312	54,688	—	—

        The following table sets forth the shares issued and issuable and exercise price for our equity compensation plan as of December 31, 2005.

Equity Compensation Plan Information

	Number of Shares To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Securities)
Equity compensation plan approved by security holders	3,965,000	$10.00	107,789

        We do not have any equity compensation plans that were not approved by shareholders.

Stock Option and Incentive Plans

  2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings ("Holdings") on October 11, 2000 and amended by the board of Holdings as of September 17, 2002, December 10, 2002, and April 19, 2005. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

        Purpose of the Plan.    The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Holdings.

        Administration of the Plan.    The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

        Eligibility and Participation.    Eligibility to participate in the plan is limited to key employees of Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Holdings common stock.

        Type of Awards Under the Plan.    The plan provides that the compensation committee may grant non-statutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

        Number of Authorized Shares.    Holdings has authorized a maximum of 4,072,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,965,000 have been granted and remain outstanding as of December 31, 2005. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Holdings' capitalization.

        Put and Call Rights.    Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

        Change in Control.    If there is a change in control of Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements). A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ

Merchant Banking funds, of more than 51% of the outstanding voting securities of Holdings or a sale of all or substantially all of Holdings' assets.

        Amendment and Termination.    Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Holdings on October 11, 2000 to promote the interests of Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Holdings' equity investors. Upon the closing of the DLJ Acquisition, 1,100,000 million shares of common stock of Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Holdings. The principal and accrued interest on the non-recourse loans were settled in full in 2004.

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future domestic employees of Advanstar, Inc. or any other domestic subsidiary who are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 100% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan after the employee has completed one year of service, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Loggia entered into an employment agreement with Advanstar, Inc. dated as of November 21, 2003, which was amended and restated effective June 22, 2005. Pursuant to the agreement, Mr. Loggia will continue to act as chief executive officer of Advanstar, Inc. and Advanstar Communications Inc. through December 31, 2007, followed by successive three year employment terms unless terminated by either party in accordance with the agreement. Mr. Loggia is entitled to an annual base salary of

$625,000 and an annual bonus based on Advanstar, Inc.'s EBITDA for any year, up to a maximum bonus in any one year of 150% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by Advanstar, Inc. without "cause" or terminates his employment for "good reason," each as defined in the agreement, he will be entitled to the continuation of his base salary for a period of two years following his termination, and the greater of his bonus that would have been payable to him had he remained employed through the end of the fiscal year or the annual bonus received by Mr. Loggia in 2004. Mr. Loggia's agreement also includes provisions triggered by a qualifying change in control, as defined in the agreement, including accelerated vesting of his stock options, and change in control bonus, calculated based upon the effective purchase price per share, and not to exceed $4,000,000. Mr. Loggia also has entered into a new non-compete and confidentiality agreement with Advanstar, Inc. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause or as a result of his death or disability.

        Mr. Alic entered into an employment agreement with Advanstar, Inc., which was amended effective March 1, 2002, September 15, 2004 and February 1, 2006. The amended agreement provides for a fixed term through December 31, 2007, and continuation thereafter upon agreement mutual agreement of the parties. Pursuant to the amended agreement, Mr. Alic will serve as Chairman and will be entitled to an annual base salary of $150,000 and up to a maximum bonus in 2005, 2006 and 2007 of 100% of his base salary. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with Advanstar, Inc. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Alic may not hire any employee or solicit any tradeshow or publishing business from a third party that has a relationship or contract with us.

        Advanstar, Inc. currently has a severance arrangement with Theodore S. Alpert, our and Advanstar, Inc.'s Vice President—Finance, Chief Financial Officer and Assistant Secretary. In the event that Mr. Alpert's employment is involuntarily terminated for any reason other than for cause, the arrangement provides that Mr. Alpert will receive a termination payment equal to twelve months of salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President—Corporate Development. In the event that Mr. Lisman's employment is terminated for any reason other than for cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Ward D. Hewins, its Vice President and General Counsel. In the event that Mr. Hewins' employment is terminated for any reason other than for cause or if Mr. Hewins' principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Hewins will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Nancy Nugent, its Vice President, Human Resources. In the event that Ms. Nugent's employment is terminated for any reason other than for cause, the arrangement provides that Ms. Nugent will receive a six months of salary continuation.

        We do not have employment agreements with our other named executive officers.

Director Compensation

  Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors would be compensated for their services as a director.

  Other Arrangements

        On October 1, 2004, Mr. James Finkelstein was appointed as a member of the board of directors. Mr. Finkelstein receives an annual retention fee of $50,000. He also was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Finkelstein is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        On September 17, 2002, Mr. Douglas B. Fox was appointed as a member of the board of directors. Mr. Fox receives an annual retention fee of $40,000 and, through Renaissance Brands, LTD, a company wholly owned by Mr. Fox, a separate annual advisory fee of $40,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        During the periods up to and including 2005, we did not have a compensation committee. During the fiscal year ended December 31, 2005, Messrs. Loggia and Alic participated in deliberations of our board of directors concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company, Advanstar, Inc., which is wholly-owned by Advanstar Holdings. The following table sets forth information with respect to the beneficial ownership of Holdings' common stock as of October 4, 2006 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of October 4, 2006. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned		Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and related investors	35,966,117	(1)	98.1%
Joseph Loggia	674,167	(2)	1.8%
James M. Alic	366,743	(3)	1.0%
Eric I. Lisman	156,250	(4)	*
Rick Treese	38,750	(5)	*
Theodore S. Alpert	—		—
Douglas B. Fox 223 Wall Street, Box 318 Huntington, New York 11743	20,000	(6)	*
James Finkelstein (8) 2 Park Avenue, Suite 1405 New York, New York 10019	15,000	(7)	*
OhSang Kwon (8) 65 East 55th St., 18th Floor New York, New York, 10022	—		—
Charles Pieper (8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—		—
All directors and officers as a group (9 persons)	1,270,910		3.4%

*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 35,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc. and DLJ Partners III GmbH & Co. KG and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJ ESC II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. See "Item 13.—Certain Relationships and Related Party Transactions." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 674,167 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 108,516 shares, warrants to purchase 34,787 shares and 223,440 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 156,250 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 38,750 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 20,000 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 15,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Shares shown for Messrs. Kwon, Finkelstein and Pieper exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership. Messrs. Finkelstein and Kwon are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Pieper is an employee at Credit Suisse Securities (USA) LLC where he is a Managing Director with DLJ Merchant Banking Partners.

Advanstar has no securities authorized for issuance under equity compensation plans; all equity issued as compensation consists of equity of Holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Advanstar Holdings was acquired by the DLJ Merchant Banking Partners III, L.P. and related funds in October 2000 ("The Acquisition").

        Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of the DLJ Merchant Banking funds, has received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. CSS (USA) acts as our financial advisor and acted as our financial advisor in connection with the Thomson acquisition, was one of the initial purchasers of the second priority senior secured notes issued in August and September of 2003 and was an initial purchaser of our senior subordinated notes and the parent company discount notes. We paid fees of $10.4 million in 2003, plus out-of-pocket expenses for these services. No fees were paid in 2004 or for the first half of 2006 related to financings.

        In May 2005, the Company paid a consulting fee of $1.5 million to CSS (USA), an affiliate, related to the sale of the Portfolio Group. In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to our tender offer.

        In connection with the Acquisition, Advanstar Holdings agreed to pay CSS (USA) an annual advisory fee of $0.5 million beginning October 11, 2000 when the acquisition of Advanstar by DLJ Merchant Banking Partners III, L.P. and related funds occurred ("The Acquisition") until the earlier to occur of:

  (1)
  an initial public offering of Advanstar Holdings;

  (2)
  the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Advanstar Holdings' common stock held by them on the closing date of the Acquisition; and

  (3)
  October 11, 2005.

        Subsequently, CSS (USA) assigned its rights under this agreement to DLJ Merchant Banking Funds.

        Advanstar Holdings is a holding company and has no direct material operations or source of cash to pay this obligation other than by distributions from its subsidiaries including Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with CSS (USA) or one of its affiliates pursuant to which CSS (USA) or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of CSS (USA) against a variety of liabilities, including liabilities under the federal securities laws.

Stockholders Agreement

        Advanstar Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Advanstar Holdings (collectively, including Mr. Alic, the "Advanstar Holdings Stockholders") entered into a stockholders' agreement at the closing of the DLJMB acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Advanstar Holdings who is required by the stockholders' agreement or by any other agreement or plan of Advanstar Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement.

        The terms of the stockholders' agreement restrict transfers of shares of Advanstar Holdings capital stock by the Advanstar Holdings Stockholders, except to permit transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Advanstar Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Advanstar Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Advanstar Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the six members of the board of directors of Advanstar Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial ownership of senior discount notes of Advanstar, Inc. (and thereafter will have rights to an observer). In addition, the DLJ Merchant Banking funds are permitted to expand Advanstar Holdings' board and select all of the additional directors. Messrs. Finkelstein, Kwon and Pieper are the directors selected by the DLJ Merchant Banking funds. As of June 30, 2006, DLJ Investment Partners no longer owns Advanstar, Inc.'s senior discount notes, so they can no longer select a member of the board.

        Under the stockholders' agreement, the Advanstar Holdings Stockholders entered into a registration rights agreement with Advanstar Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the holders of the warrants issued with the parent company notes have exercised a demand), and the holders of the warrants issued with the parent company notes will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Advanstar Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

Relationship with Advanstar.com

        Our affiliate, Advanstar.com, has developed vertical community web sites to serve industry groups that we target and operates our event and publication-related web sites. We provide Advanstar.com with limited administrative support services in accounting, finance, legal, human resource management, information technology and business development. These services are charged to Advanstar.com based on level of activity. In addition, selected staff in editorial and other functions at Advanstar will be shared with Advanstar.com. To the extent the percentage of time devoted by our employees to Advanstar.com activities is significant, appropriate allocations of staff cost are made to Advanstar.com.

        Effective January 1, 2005, we began consolidating the operations of Advanstar.com, Inc. (Advanstar.com) with our operations upon the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities." As a result of the adoption of FASB Interpretation No. 46R, we recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

        Prior to January 1, 2005, we recorded advances and notes issued in support of Advanstar.com operations as an operating expense in our consolidated statement of operations. Net advances and notes charged to our operations during the years ended December 31, 2004 and 2003 were $3.3 million and $1.1 million. In May 2004, the Company made a $1.9 million advance to Advanstar.com to fund the settlement of Advanstar.com's outstanding New York lease obligations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided by a syndicate of financial institutions led by Credit Suisse, as joint lead arranger, joint bookrunner and syndication agent, and Goldman Sachs, as joint lead arranger and joint bookrunner. The credit facility consists of (i) a $10 million term loan and (ii) a $50 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The credit facility matures in May 2009.

        Loans under the credit facility bear interest, at our option, at the reserve adjusted LIBOR rate plus a margin of 2.5% or the alternate base rate plus a margin of 1.5%. Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for the revolving loans.

        We are required to pay commitment fees on the unused revolving commitments under our credit facility at an annual rate of 2.5%, in the case of standby letters of credit of 0.50%. The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at an annual rate the LIBOR margin for revolving loans of 2.5%, or 1.25%, in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Our direct and indirect parent companies, Advanstar, Inc. and Advanstar Holdings, and all our direct and indirect domestic subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of us and the subsidiary guarantors, including a pledge of all of the stock of all our existing or future domestic subsidiaries and 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of us and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by Advanstar, Inc. of our capital stock and the capital stock of Advanstar IH, Inc.;

  •
  a pledge by Advanstar Holdings of the capital stock of Advanstar, Inc.; and

  •
  a negative pledge on all assets of our company and its subsidiaries.

The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

  (2)
  restrictions on dividends and redemptions of stock,

  (3)
  limitations on redemptions and prepayments of subordinating debt (including the notes), and

  (4)
  restrictions on mergers and acquisitions, and sales of assets and sale-leaseback transactions.

        The credit facility contains customary events of default, including events of default triggered by a failure to pay principal or interest on the loans, a failure to comply with covenants, a failure by Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries) to pay material judgments, a cross default to other indebtedness of Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries), a material breach of our representations and warranties, certain ERISA events, a change of control (as defined in the credit facility documents) and, with respect to Advanstar Holdings and certain of its subsidiaries including Advanstar and its subsidiaries), certain bankruptcy and insolvency events. Borrowings under the credit facility are subject to significant conditions, including the absence of any material adverse change.

12% Senior Subordinated Notes due 2011

        We issued $160 million aggregate principal amount of the 12% senior subordinated notes due 2011 in February 2001 at the same time that we issued the old notes. The notes are senior subordinated unsecured obligations and are guaranteed by each of our restricted subsidiaries, other than our foreign subsidiaries. The notes bear interest at an annual rate of 12%, payable semiannually on each February 15 and August 15.

        The notes are subject to redemption, in whole or in part, at the issuer's option, at any time at the redemption prices described below if redeemed during the twelve month period commencing February 15 in the years set forth below:

Period	Redemption Price
2006	106%
2007	104
2008	102
2009 and thereafter	100

        Holders of the 12% senior subordinated notes have the option of requiring us to repurchase their notes upon a change of control at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that we do not reinvest the proceeds of specified asset sales in our business or use those proceeds to repay indebtedness, we will be required to use the proceeds to make an offer to repurchase notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued interest.

        The indenture governing the senior subordinated notes restricts the ability of the issuer and our subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of the issuer's subsidiaries to make dividends or loans, transfer assets or repay debt to the issuer;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

However, these limitations are subject to a variety of exceptions and qualifications.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by the issuer or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to the issuer and its material subsidiaries.

Parent Company Notes

        As part of the financing for the DLJMB acquisition, Advanstar, Inc. issued and sold units consisting of senior discount notes due October 15, 2011 and warrants to purchase common stock of its parent company. Interest is payable in cash on each April 15 and October 15. The parent company notes are senior unsecured obligations of our parent but effectively rank junior to all liabilities of its subsidiaries, including our obligations under the notes issued hereby.

        The parent company notes are subject to redemption at Advanstar, Inc.'s option at any time at the redemption prices, expressed as a percentage of accreted value, plus accrued interest, as described below:

Period	Redemption Price
October 15, 2005—October 14, 2006	107.500%
October 15, 2006—October 14, 2007	103.750%
October 15, 2007—October 14, 2008	101.875%
Thereafter	100.000%

        Holders have the option of requiring Advanstar, Inc. to repurchase their parent company notes upon a change of control at a repurchase price equal to 101% of the accreted value of the parent company notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar, Inc. does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the parent company notes at a repurchase price equal to accreted value of the parent company notes plus accrued interest.

        The indenture governing the parent company notes restricts the ability of Advanstar, Inc. and its restricted subsidiaries, including our company and our subsidiaries, to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of Advanstar, Inc.'s subsidiaries, including our company, to make dividends or loans, transfer assets or repay debt to Advanstar, Inc.;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

However, these limitations are subject to a variety of exceptions and qualifications.

        The parent company notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by Advanstar, Inc. or its restricted subsidiaries (including Advanstar and its subsidiaries) to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Advanstar, Inc. and its restricted subsidiaries (including Advanstar and its subsidiaries).

DESCRIPTION OF NOTES

        The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this summary, the term "Advanstar" refers only to Advanstar Communications Inc. and not to any of its subsidiaries.

        The notes were issued under the Indenture dated August 18, 2003 between Advanstar and Wells Fargo Bank Minnesota, N.A., as trustee, which we refer to for purposes of this summary as the "indenture." All fixed rate notes are part of the same series of notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture, the Security Documents and the intercreditor agreement. It is not complete and is qualified in its entirety by reference to the indenture, the Security Documents and the intercreditor agreement, including the definitions therein of certain terms used below. We urge you to read the indenture, the Security Documents and the intercreditor agreement because those agreements and not this description define your rights as a holder of the notes. We have filed a copy of each of the indenture, the Security Documents and the intercreditor agreement as an exhibit to the registration statement of which this prospectus forms a part.

General

        The notes:

  •
  are general senior obligations of Advanstar;

  •
  rank equal in right of payment with all existing and future unsubordinated Indebtedness of Advanstar;

  •
  rank senior in right of payment to all existing and future subordinated Indebtedness of Advanstar, including Advanstar's 12% senior subordinated notes due 2011;

  •
  are secured by second priority liens on the Collateral; and

  •
  are effectively junior to any debt of Advanstar which is either (i) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the notes, including the First Priority Liens and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing such debt.

        The notes are fully and unconditionally guaranteed (the "Guarantees") on a senior basis by Advanstar's existing Domestic Restricted Subsidiaries. The Guarantees:

  •
  are secured by a Second Priority Lien on any Collateral owned by the Guarantor;

  •
  rank pari passu in right of payment to all existing and future unsubordinated Indebtedness of the Guarantors; and

  •
  are effectively junior to any debt of any Guarantor that is either (1) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens and potentially any Permitted Liens, or (2) secured by assets that are not part of the Collateral securing the Guarantees, in each case, to the extent of the value of the assets securing the Collateral.

        As of June 30, 2006, Advanstar and the Guarantors had outstanding approximately $12.1 million of first-priority secured indebtedness, all of which was incurred under the Credit Agreement and

$291.9 million of second-lien indebtedness consisting of the notes. The indenture permits Advanstar and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future.

        Our Foreign Subsidiaries have not guaranteed the notes. In addition, none of our joint ventures, including those that are consolidated subsidiaries of Advanstar for accounting purposes, are "Subsidiaries" under the indenture and therefore will not guarantee the notes or be subject to the restrictive covenants described below. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of Advanstar, including holders of the notes. The notes and each Guarantee thereof are effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of Advanstar (other than the Guarantors). As of June 30, 2006, the total liabilities of Advanstar's subsidiaries (other than the Guarantors) were approximately $2.9 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and Disqualified Stock or preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt, Disqualified Stock or preferred stock under the indenture.

        As of the date of this prospectus, all of Advanstar's Subsidiaries are Restricted Subsidiaries. So long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate additional current or future Subsidiaries as "Unrestricted Subsidiaries" that are not subject to the restrictive covenants included in the indenture.

Principal, Maturity and Interest

  •
  The notes were issued in denominations of $1,000 and integral multiples thereof.

  •
  Interest accrues at the rate of 10.75% per year. We pay interest semi-annually, in arrears, every May 15 and November 15, to holders of record on the immediately preceding May 1 and November 1, and at maturity on August 15, 2010. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay principal of, premium, if any, and interest on the notes:

  •
  at the office or agency we maintain for that purpose; or

  •
  at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; or with respect to notes represented by global notes and any certificated notes, the holders of which have provided us with wire transfer instructions, by wire transfer of immediately available funds to the specified account.

        Until we designate another office or agency, our office or agency will be the corporate trust office of the trustee.

        Subject to the covenants described below, we may, without the consent of the holders of the notes, issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects to the notes, except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first Interest Payment Date following that date of issuance. The notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture. Any additional notes subsequently issued will be secured, equally and ratably with the notes, by the Second Priority Liens on the Collateral described below under the caption "—Collateral." As a result, the issuance of any additional notes will have the effect of diluting the value of the security interest in the Collateral for the then outstanding notes.

Collateral

        The notes are secured by second priority Liens (the "Second Priority Liens") granted by Advanstar, the existing Guarantors and any future Domestic Subsidiary that is required to become a Guarantor on the following assets of Advanstar, such existing Guarantors and any such future Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Obligations under the Credit Agreement and subject to certain permitted liens and encumbrances described in the Security Documents (collectively, the "Collateral"):

  (1)
  substantially all existing and after-acquired personal property of Advanstar and all Guarantors, including a pledge of all of the stock of all Advanstar's existing or future Domestic Subsidiaries and 65% of the voting stock of any Foreign Subsidiary that is a direct Subsidiary of Advanstar or a Guarantor and a pledge of all intercompany Indebtedness in favor of Advanstar or any Guarantor, except as specified below; and

  (2)
  all material existing and after-acquired real property fee interests of Advanstar and all Guarantors.

        In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any affiliate of Advanstar due to the fact that such affiliate's capital stock or other securities secure the notes, then the capital stock or other securities of such affiliate shall automatically be deemed released and to not be and to not have been part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to evidence the release of the Second Priority Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral. As of the date of this offering, the capital stock of Men's Apparel Guild in California, Inc., which operates our MAGIC shows, will not be part of the Collateral in accordance with this paragraph.

        The Collateral is pledged to (1) Fleet National Bank, as administrative agent (together with any successor, the "Administrative Agent"), on a first priority basis, for the benefit of the Secured Parties (as defined in the Credit Agreement) and (2) Wells Fargo Bank Minnesota N.A., as collateral agent (together with any successor, the "Collateral Agent"), on a second priority basis, for the benefit of the trustee and the holders of the notes and the holders of any future debt that is secured on a pari passu basis with the notes. The Second Priority Lien Obligations constitute claims separate and apart from (and of a different class from) the First Priority Lien Obligations and are subject to the First Priority Liens. The Second Priority Liens are also be subject to permitted liens and encumbrances not prohibited by the indenture, including those granted to third parties after or prior to the closing of this offering. The persons holding such liens may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

        The Security Documents provide that, while any First Priority Lien Obligations (or any commitments or letters of credit in respect thereof or Hedging Obligations with lenders or affiliates of lenders thereunder) are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the trustee or the holders of any notes to take any action whatsoever (other than limited actions to preserve and protect the Second Priority Liens that do not impair the First Priority Liens) with respect to the Collateral. As a result, while any First Priority Lien Obligations (or any commitments or letters of credit in respect thereof or Hedging Obligations with lenders or affiliates of lenders thereunder) are outstanding, none of the Collateral Agent, the trustee or the holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens or challenge any decisions in respect thereof by the holders of the First Priority Liens. To the extent that the holders of the First Priority Liens release their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens on such Collateral will likewise be automatically released.

        The security documents governing the First Priority Liens provide that upon the disposition of any Collateral in a transaction permitted or consented to under the Credit Agreement, the First Priority Liens on such Collateral will be automatically released. Such security documents also provide that upon the payment of all First Priority Lien Obligations (and the termination of all letters of credit (or cash collateralization thereof), commitments and hedging obligations with lenders or affiliates of lenders thereunder) the First Priority Liens on all Collateral will be automatically released.

        At such time as:

  (1)
  the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments, letters of credit and hedging obligations with lenders or affiliates of lenders thereunder have been terminated; or

  (2)
  the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral,

the Second Priority Liens (or, in the case of a release of First Priority Liens referred to in clause (2) above on only a portion of the Collateral, the Second Priority Liens on the portion of the Collateral in respect of which First Priority Liens were released) will also be automatically, unconditionally and simultaneously released; provided, however, (A) in the case of clause (1) of this sentence, in the event that an Event of Default under the indenture has occurred and is continuing as of the date on which the First Priority Lien Obligations are repaid in full and all such commitments and letters of credit are terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter, the trustee (acting at the direction of the holders of a majority of outstanding principal amount of notes) and the representatives of any other holders of Second Priority Lien Obligations will have the right to direct the Collateral Agent to foreclose upon the Collateral (but in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the indenture cease to exist), or (B) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the notes will then be secured by a Second Priority Lien on such Collateral, to the same extent provided pursuant to the Security Documents. If Advanstar subsequently incurs Obligations under a new Credit Facility or other First Priority Lien Obligations that are secured by liens on assets of Advanstar and the Guarantors of the type constituting Collateral and do not constitute Permitted Liens (excluding for this purpose Permitted Liens under clause (8) thereof), then the notes will be secured at such time by a Second Priority Lien on the collateral securing such Obligations or First Priority Lien Obligations to the same extent provided by the Security Documents on the terms and conditions of the security documents relating to the new Credit Facility or such other First Priority Lien Obligations, with the Second Priority Liens held either by the Administrative Agent under such new Credit Facility or by a collateral agent designated by Advanstar to hold the Second Priority Liens for the benefit of the holders of Second Priority Lien Obligations and subject to an intercreditor agreement that provides the Administrative Agent under such Credit Facility substantially the same rights and powers as afforded under the Security Documents and the intercreditor agreement entered into in connection herewith. See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets." The Security Documents and the indenture also provide that the Second Priority Liens securing the Guarantee of any Guarantor are automatically released when such Guarantor's guaranty is released in accordance with the terms of the indenture. In addition, the Second Priority Liens securing the notes will be released upon discharge or defeasance of the notes as set forth below under "Satisfaction and Discharge" and "Legal Defeasance and Covenant Defeasance."

        In addition, the Security Documents provide that, so long as the First Priority Lien Obligations (or any commitments, letters of credit or hedging obligations with lenders or affiliates of lenders in respect thereof) are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents of such holders and such changes will automatically apply to the Security Documents of the trustee and the holders of notes; provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the Second Priority Liens, except to the extent that a release of such Lien is permitted by the section of the intercreditor agreement relating to the release of the Second Priority Liens once certain conditions have been met (as described above) and (B) any such change, waiver, modification or variance that materially and adversely affects the rights of the trustee and the holders of the notes and does not affect the holders of the First Priority Liens in a like or similar manner shall not apply to the note holder Security Documents without the consent of the trustee under the indenture and any representative of any other than outstanding second priority indebtedness ranking pari passu with the notes (acting at the direction of the holders of a majority of the aggregate principal amount of the applicable noteholder claims); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may:

  (1)
  direct the Administrative Agent to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the trustee and the holders of the notes; and

  (2)
  agree to modify the Security Documents, without the consent of the trustee and the holders of the notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the indenture.

In any case, notice of such amendment, waiver or consent shall be given to the trustee.

        See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets."

        Proceeds realized by the Administrative Agent or the Collateral Agent from the Collateral will be applied:

  •
  first, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

  •
  second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents;

  •
  third, to amounts owing to the trustee in its capacity as such in accordance with the terms of the indenture and to the representatives of any other holders of debt, in their capacity as such, secured on a second-priority basis;

  •
  fourth, ratably to amounts owing to the holders of the notes in accordance with the terms of the indenture and to any other holders of debt secured on a second-priority basis; and

  •
  fifth, to Advanstar and/or other persons entitled thereto.

        Subject to the terms of the Security Documents, Advanstar and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral that may be deposited with the Administrative Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        Security interests in respect of Collateral comprised of, among other things, motor vehicles, cash, deposit accounts and letter of credit rights have generally not been perfected with respect to the First Priority Lien Obligations and will not be perfected with respect to the notes. In addition, no foreign filings have been made to perfect security interests in Collateral consisting of computer hardware and software, copyrights, patents, trademarks or trade secrets with respect to the First Priority Lien Obligations, and no such filings will be made to perfect security interests in such Collateral with respect to the notes. Further, no appraisals of any of the Collateral have been prepared by or on behalf of Advanstar in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations or the holders of other Liens which have priority over the Second Priority Liens would be sufficient to satisfy the Obligations owed to the holders of the notes and holders of other debt that may be secured on a second-priority basis. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or at all.

        See "Risk Factors—Risks Relating to the Notes—Bankruptcy laws may limit your ability to realize value from the collateral" and "Risk Factors—Risks Relating to the Notes—If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under the credit facility, and the value of the collateral may not be sufficient to repay the holders of the notes."

Intercreditor Agreement

        Advanstar, the Guarantors, the trustee (including in its capacity as Collateral Agent), the Administrative Agent and the syndication agent under the Credit Agreement have entered into an intercreditor agreement which establishes the second priority status of the Second Priority Liens. In addition to the provisions described above with respect to control of remedies, release of collateral and amendments to the Security Documents, the intercreditor agreement also imposes certain other customary restrictions and agreements, including the restrictions and agreements described below.

        Pursuant to the intercreditor agreement, the trustee and the holders of the notes waive, to the fullest extent permitted by law, any claim against the Administrative Agent and the lenders under the Credit Agreement in connection with any actions they may take under the Credit Agreement or with respect to the Collateral, and agree that the Administrative Agent and the lenders will have no duties to them in respect of the maintenance or preservation of the Collateral (other than, in the case of the Administrative Agent, a duty to hold certain possessory collateral as bailee of the trustee and the holders of the notes for purposes of perfecting the Second Priority Liens thereon). They will further waive, to the fullest extent permitted by law, any right to assert, or request the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available to them.

        In addition, Advanstar and the Guarantors agree not to grant liens to the trustee for the benefit of the holders unless they have granted liens on such assets to the lenders and the administrative agent on a first priority basis. If the trustee obtains a lien on any asset of Advanstar or any Guarantor securing the notes and no prior lien has been granted to the lenders and the administrative agent, it will notify the administrative agent and either release the lien or ensure that it secures the First Priority Lien Obligations on a first priority basis.

        Pursuant to the intercreditor agreement, the trustee, for itself and on behalf of the holders of the notes, has irrevocably constituted and appointed the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the trustee or holder of the notes or in the

Administrative Agent's own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of Section 5.1 of the intercreditor agreement (relating to the release of the Second Priority Liens once certain conditions have been met), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the intercreditor agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

        Pursuant to the intercreditor agreement, the trustee has agreed that it will not take any action as the representative of "designated senior debt" with respect to the senior subordinated notes until the termination of all First Priority Lien Obligations (and the termination of all letters of credit (and cash collateralization thereof) and commitments and hedging obligations with lenders or affiliates of lenders thereunder).

        In addition, if Advanstar or any Guarantor is subject to any insolvency or liquidation proceeding, the trustee and the holders agree that:

  •
  they will not vote in favor of any plan of reorganization unless (1) such plan provides for the payment in full in cash of all claims of the Administrative Agent and the lenders (including claims of the lenders and their affiliates in respect of hedging obligations) on the effective date of such plan of reorganization, (2) such plan provides for treatment of such claims of the Administrative Agent and the holders of the First Priority Liens in a manner that would result in such claims having relative lien (or, if the obligations, property or assets to be distributed in respect of such clauses under such plan are unsecured, other) priority over the claims of the trustee and the holders of the notes to at least the same extent as the First Priority Liens have priority over the Second Priority Liens, whether or not such obligations, property or assets are, in fact secured by any liens, or (3) such plan treats such claims in a manner approved by the Administrative Agent and the required lenders;

  •
  the terms of the intercreditor agreement will survive if debt obligations of a reorganized debtor secured by the same collateral are distributed both to the lenders and the holders of the notes;

  •
  they will raise no objection to the use of cash collateral or the provision of debtor-in-possession ("DIP") financing and, unless additional collateral is granted to the administrative agent and the lenders under the Credit Agreement in connection therewith, will not request adequate protection or any other relief in connection with any such use of cash collateral or DIP financing (except if the lenders and the administrative agent are granted adequate protection in the form of additional collateral, the trustee may seek or request adequate protection in the form of a replacement lien on such additional collateral, which lien is junior to the lien granted to the lenders and the administrative agent and the DIP financing providers);

  •
  they will not seek relief from the automatic stay or any other stay without the consent of the administrative agent and the lenders so long as any amounts are outstanding under the Credit Agreement or any commitment under any DIP financing provided by any lender under the Credit Agreement is in effect;

  •
  they will not contest any request by the administrative agent or the lenders for adequate protection or any objection by the administrative agent or the lenders based on a lack of adequate protection; and

  •
  if they are granted adequate protection in the form of additional collateral, the lenders and the administrative agent will be granted a lien on such collateral securing their claims on a basis that is senior to the liens granted to the trustee.

Note Guarantees

        Our Obligations under the notes are jointly and severally Guaranteed on a senior basis by the Guarantors. Each Guarantee will be secured by Second Priority Liens on any Collateral owned by the Guarantor. The Guarantees will be pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Guarantors and will be effectively junior to any debt of any Guarantor that is either (1) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens and potentially any Permitted Liens or encumbrances or (2) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing that collateral. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Except as provided in agreements governing Advanstar's other Indebtedness and in "Certain Covenants" below, Advanstar is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

        No Guarantor may consolidate with or merge with or into another person or entity, whether or not the Guarantor is the surviving Person, unless:

  (1)
  subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than Advanstar or the Guarantor, unconditionally assumes all the Obligations of the Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee under the indenture, the Guarantee, the Security Documents and the registration rights agreement; and

  (2)
  immediately after giving effect to such transaction, no Default or Event of Default exists.

        In the event of:

  (1)
  the defeasance or discharge of the notes in accordance with the terms of the indenture;

  (2)
  a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, if the Guarantor applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the indenture;

  (3)
  a sale or other disposition of all of the capital stock of a Guarantor, if the Net Proceeds of that sale are applied in accordance with the "Asset Sale" provisions of the indenture; or

  (4)
  the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture,

that Guarantor will be released and relieved of any Obligations under its Guarantee and the Security Interests on its Collateral will be released.

Optional Redemption

        Except as set forth below, the notes are not be redeemable at the option of Advanstar prior to February 15, 2008. On and after such date, the notes are redeemable, at Advanstar's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        At any time on or prior to February 15, 2008, the notes may also be redeemed as a whole at the option of Advanstar upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a fixed rate note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at February 15, 2008 (such redemption price being described under "Optional Redemption") plus (2) all required interest payments due on such note through February 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2008; provided, however, that if the period from the Redemption Date to February 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 principal amount or less shall be redeemed in part.

        Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional, provided that notices of redemption upon a Change of Control may be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        Advanstar is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require Advanstar to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Advanstar will (if it has not previously mailed a notice of redemption in connection with such Change of Control to the holders of the applicable series of notes), or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        On the Change of Control Payment Date, Advanstar will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Advanstar.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

        The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Advanstar will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires

Advanstar to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Advanstar repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Advanstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Advanstar and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of Advanstar;

  (3)
  the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 35% or more of the voting power of the outstanding voting Equity Interests of Advanstar; or

  (4)
  the first day on which a majority of the members of the board of directors of Advanstar are not Continuing Members.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Advanstar and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Advanstar to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Advanstar and its Subsidiaries taken as a whole to another person or group may be uncertain.

        "Continuing Members" means, as of any date of determination, any member of the board of directors of Advanstar who:

  (1)
  was a member of Advanstar's board of directors immediately after the Date of Issuance; or

  (2)
  was nominated for election or elected to Advanstar's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Advanstar's board of directors at the time of that nomination or election.

Asset Sales

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Advanstar or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by Advanstar or the Restricted Subsidiary is in the form of (a) cash or Cash Equivalents; or (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

        For the purposes of this provision, each of the following shall be deemed to be cash:

    (i)
    any liabilities, as shown on Advanstar's or the Restricted Subsidiary's most recent balance sheet, of Advanstar or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Advanstar or the Restricted Subsidiary from further liability;

    (ii)
    any securities, notes or other obligations received by Advanstar or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Advanstar or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

    (iii)
    any Designated Noncash Consideration received by Advanstar or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Advanstar or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds to:

  (1)
  repay or purchase Pari Passu Indebtedness of Advanstar or any Indebtedness of any Wholly Owned Restricted Subsidiary, as the case may be,

          provided that if Advanstar shall so repay or purchase Pari Passu Indebtedness of Advanstar (other than a repayment or purchase of Indebtedness under the Credit Agreement or any Indebtedness that is secured by a lien on assets not constituting Collateral):

    (a)
    it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or

    (b)
    if the notes may not then be redeemed, Advanstar shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

  (2)
  (a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or (b) the acquisition of Equity Interests of any Person primarily engaged in a Permitted Business if:

  (x)
  as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary, or

  (y)
  the Investment in that Equity Interest is permitted by clause (6) of the definition of Permitted Investments.

        Pending the final application of any Net Proceeds, Advanstar may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Advanstar will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Advanstar may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "—Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

Restricted Payments

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Advanstar's or any of its Restricted Subsidiaries' Equity Interests other than:

  (a)
  dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Advanstar, or

  (b)
  dividends or distributions payable to Advanstar or any Restricted Subsidiary of Advanstar (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its holders of the applicable class of Equity Interests on a pro rata basis);

  (2)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of Advanstar other than any of those Equity Interests owned by Advanstar or any Restricted Subsidiary of Advanstar;

  (3)
  make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Advanstar that is subordinated in right of payment to the notes ("Subordinated Debt"), other than (a) in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness or (b) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

  (4)
  make any Restricted Investment,

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  Advanstar would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Advanstar and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4)(c), 4(d), (5), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  (i) the aggregate amount of Consolidated Cash Flow (or, if Consolidated Cash Flow is negative, 100% of such negative amount) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2001 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available less (ii) 150% of Consolidated Interest Expense of Advanstar accrued on a cumulative basis for such period; plus

  (b)
  100% of the Qualified Proceeds received by Advanstar on or after February 21, 2001 from contributions to Advanstar's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities of Advanstar to the extent that they have been converted into those Equity Interests, other than

  (i)
  Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar, and

  (ii)
  Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

  (c)
  the amount equal to the net reduction in Investments in Persons after February 21, 2001 who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

  (i)
  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Advanstar or any Restricted Subsidiary from those Persons,

  (ii)
  Qualified Proceeds received upon the sale or liquidation of those Investments, and

      (iii)
      the redesignation of Unrestricted Subsidiaries whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Advanstar's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Advanstar (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Advanstar) of other Equity Interests of Advanstar (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Advanstar with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (4)
  cash dividends to Parent or Holdings for the purpose of permitting, and in amounts equal to amounts required to permit, Parent or Holdings

  (a)
  to redeem or repurchase Capital Stock of Parent or Holdings from existing or former employees or management of Parent, Holdings, Advanstar or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees,

  (b)
  to make loans or advances to employees or directors of Advanstar or any Subsidiary the proceeds of which are used to purchase Equity Interests of Parent or Holdings,

  (c)
  to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of Advanstar and its Subsidiaries pursuant to any Tax Sharing Agreement or otherwise, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Parent or Holdings and Advanstar, and

  (d)
  so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Parent or Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock, provided further, however, that the aggregate amount of dividends paid to Parent or Holdings pursuant to this clause (4) (other than payments for taxes permitted by clause (c)) shall not exceed $3.0 million in any fiscal year, with unused amounts to be carried over to future years, but in no event shall such payments exceed $5.0 million in any fiscal year (other than payments for taxes permitted by clause (c));

  (5)
  repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

  (6)
  any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (6) since the date of the indenture, does not exceed $20.0 million;

    provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

  (7)
  the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control or (y) an Asset Sale; provided that, in each case, prior to the repurchase, Advanstar has made an offer to purchase the notes pursuant to the indenture and has repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase; and

  (8)
  the pledge by Advanstar or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

        The board of directors of Advanstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Advanstar and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of:

  (1)
  the net book value of those Investments at the time of that designation; and

  (2)
  the fair market value of those Investments at the time of that designation.

That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of:

  (1)
  all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Advanstar or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; and

  (2)
  Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Advanstar of those Qualified Proceeds.

        The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Advanstar whose resolution with respect thereto shall be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The indenture provides that:

  (1)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

  (2)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

  (3)
  Advanstar will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock,

provided that Advanstar or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or Advanstar may issue shares of Disqualified Stock or Preferred Stock if the Leverage Ratio for Advanstar's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6 to 1 but not less than zero, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by Advanstar and its Restricted Subsidiaries of Indebtedness under the Credit Agreement; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Advanstar and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the Credit Agreement after giving effect to that incurrence does not exceed an amount equal to (x) $85.0 million less (y) the amount by which the principal amount of the Term Loan B has been reduced after the date of the indenture;

  (2)
  Existing Indebtedness;

  (3)
  (x) Indebtedness represented by the notes, the indenture and the Guarantees and (y) Indebtedness represented by additional notes in an aggregate principal amount under this clause (y) not to exceed $40 million, the net proceeds of which are used to repay Indebtedness under the Credit Agreement (whether or not the revolving credit commitments are reduced) and pay related fees and expenses, and Guarantees thereof;

  (4)
  Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant and equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Advanstar or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million outstanding after giving effect to that incurrence;

  (5)
  Indebtedness arising from agreements of Advanstar or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that the Indebtedness is not reflected on the balance sheet of Advanstar or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (5));

  (6)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

  (7)
  the incurrence by Advanstar of intercompany Indebtedness owing to any of its Restricted Subsidiaries or the incurrence by a Restricted Subsidiary of intercompany Indebtedness owing to Advanstar or any Restricted Subsidiary, provided that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Advanstar or a Restricted Subsidiary thereof, and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either Advanstar or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Advanstar or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging,

  (a)
  interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding, and

  (b)
  exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars,

    provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Advanstar or any of its Restricted Subsidiaries of Indebtedness of Advanstar or a Restricted Subsidiary of Advanstar that was permitted to be incurred by another provision of this of this covenant;

  (10)
  Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Advanstar; provided, however, that at the time such Restricted Subsidiary is acquired by Advanstar, Advanstar would, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (10), (a) have been able to incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of this covenant, or (b) show a pro forma improvement over the applicable four-quarter period under the Leverage Ratio test set forth in the first paragraph of this covenant;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Advanstar or any Restricted Subsidiary in the ordinary course of business; and

  (12)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence not to exceed $25.0 million; provided that, so long as (x) the Term Loan B (excluding any refinancing thereof) or (y) any Indebtedness incurred to refinance the Term Loan B (other than Indebtedness incurred under the revolving credit facility) which is secured by a Lien on the Collateral that is prior to the Liens on the Collateral securing the notes and the Guarantees is outstanding, any Indebtedness incurred pursuant to this clause (12) may not be secured by a Lien on the Collateral that is equal or prior to the Liens on the Collateral securing the notes and the Guarantees.

        Advanstar will not incur, and will not permit any of its Subsidiaries that is a Guarantor to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of Advanstar or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that (1) no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Advanstar solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis; and (2) this provision shall not require the Notes to be "designated senior debt" with payment blockage rights prior to bankruptcy, insolvency or similar events.

        For purposes of determining compliance with this covenant:

    •
    in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Advanstar shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof.

    •
    Advanstar may at any time change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Advanstar would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification.

    •
    Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

        Advanstar will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

Liens

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Advanstar on any asset or property now owned or hereafter acquired by Advanstar or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing Indebtedness subordinated to Indebtedness of Advanstar under the notes, that Lien is subordinated to the Lien securing the notes to the same extent that such Indebtedness is subordinated to the notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  (a) pay dividends or make any other distributions to Advanstar or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, or

  (b)
  pay any Indebtedness owed to Advanstar;

  (2)
  make loans or advances to Advanstar; or

  (3)
  transfer any of its properties or assets to Advanstar.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  (a) existing agreements as in effect or entered into on the date of the indenture; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the board of directors of Advanstar, materially less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements in effect or entered into on the date of the indenture;

  (2)
  the Credit Agreement as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and/or the documentation for the other First Priority Lien Obligations; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the Credit Agreement as in effect as of the date of the indenture;

  (3)
  the indenture, the notes, the Guarantees and/or the Security Documents;

  (4)
  applicable law and any applicable rule, regulation or order;

  (5)
  (a) any agreement or instrument of a Person acquired by Advanstar or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness referred to in clause (a);

  (6)
  customary non-assignment provisions or prohibitions on subletting or transfer in leases, licenses or other contracts;

  (7)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property, which restrictions are not applicable to any property other than the property so acquired;

  (8)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

  (9)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Advanstar's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

  (11)
  restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in any agreement covering any Indebtedness or Disqualified Stock of such Restricted Subsidiary existing on the date of the indenture;

  (13)
  any agreement to transfer, option or right with respect to, or Lien on, any property or assets of Advanstar or any Restricted Subsidiary;

  (14)
  customary provisions restricting the transfer by a Restricted Subsidiary to Advanstar of any real property interests set forth in any reciprocal easement agreements of Advanstar or any Restricted Subsidiary; and

  (15)
  customary provisions in joint venture agreements and other similar agreements.

Merger, Consolidation, or Sale of Assets

        The indenture provides that Advanstar may not consolidate or merge with or into (whether or not Advanstar is the surviving corporation), or sell, assign, transfer, convey or lease all or substantially all of its assets or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

  (1)
  Advanstar is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership, trust, limited liability company or other similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Advanstar under the registration rights agreement, the notes, the Security Documents and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, provided that in the case of a lease of all or substantially all its assets, Advanstar will not be released from the obligation to pay the principal of and interest on the notes;

  (3)
  immediately after that transaction no Default or Event of Default exists;

  (4)
  Advanstar or the Person formed by or surviving any such consolidation or merger (if other than Advanstar), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would, together with its Restricted Subsidiaries, have a lower Leverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Leverage Ratio of Advanstar and its Restricted Subsidiaries immediately prior to that transaction; and

  (5)
  Advanstar has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        The foregoing clauses (3) and (4) will not prohibit:

    (a)
    a consolidation or merger between Advanstar and a Restricted Subsidiary or a transfer of all or part of the properties of any Restricted Subsidiary to Advanstar; or

    (b)
    a consolidation or merger between Advanstar and an Affiliate solely for the purpose of reincorporating Advanstar in another jurisdiction to realize tax or other benefits.

Transactions With Affiliates

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Advanstar (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  that Affiliate Transaction is on terms that are no less favorable to Advanstar or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Advanstar or that Restricted Subsidiary with an unrelated Person; and

  (2)
  Advanstar delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, either: (a) a resolution of the board of directors of Advanstar as set forth in an officer's certificate certifying that the Affiliate Transaction has been approved by a majority of the members of the board of directors of Advanstar and by a majority of the members of such board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (1) above), or (b) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  (1)
  customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Advanstar or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans or advances to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Advanstar or that Restricted Subsidiary;

  (2)
  any issuance of (a) securities to any of the Principals or Related Parties or (b) securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Advanstar;

  (3)
  transactions between or among Advanstar and/or its Restricted Subsidiaries;

  (4)
  payments of customary fees by Advanstar or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other commercial banking or investment banking activities, including, without limitation, in connection with acquisitions or divestitures;

  (5)
  any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "—Restricted Payments" and any Permitted Investments; and

  (7)
  transactions with Advanstar IH, Inc., and its Subsidiaries in the ordinary course of business, provided that in connection with any transaction or series of related transactions in a twelve-month period in excess of $5.0 million pursuant to this clause (7), Advanstar shall deliver to the trustee an opinion as to the fairness to the holders of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Sale and Leaseback Transactions

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Advanstar or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Advanstar or that Restricted Subsidiary, as the case may be, could have:

  (a)
  incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," and

  (b)
  incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Advanstar applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales."

Additional Note Guarantees

        The indenture provides that Advanstar will cause each (i) Wholly Owned Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar after the Date of Issuance; and (ii) each Restricted Subsidiary that guarantees Advanstar's 12% senior subordinated notes due 2011, to become a Guarantor (in the case of clause (ii), only so long as such Subsidiary guarantees such subordinated notes) and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

Reports

        The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Advanstar will furnish to the holders of notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Advanstar were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Advanstar's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Advanstar were required to file those reports, in each case, within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, Advanstar will file a copy of all that information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        In addition, Advanstar has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The indenture provides that each of the following constitutes an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by Advanstar or any of its Restricted Subsidiaries to comply with the provisions described under the caption "Merger, Consolidation or Sale of Assets";

  (4)
  failure by Advanstar or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders—Change of Control," "—Asset Sales" or "Certain Covenants";

  (5)
  failure by Advanstar for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture, the Security Documents or the notes applicable to the notes;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Advanstar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Advanstar or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

  (a)
  is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness), (a "Payment Default"), or

  (b)
  results in the acceleration of that Indebtedness prior to its stated final maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (7)
  failure by Advanstar or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  certain events of bankruptcy or insolvency with respect to Advanstar or any of its Significant Subsidiaries;

  (9)
  except as permitted by the indenture, any Guarantee of a Significant Subsidiary with respect to the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting of behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee with respect to the notes; and

  (10)
  unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, the repudiation or disaffirmation by Advanstar or any Significant Subsidiary of Advanstar of its material obligations under the Security Documents or the determination in a judicial proceeding that the Liens of the Security Documents are unenforceable or invalid against Advanstar or any Significant Subsidiary of Advanstar party thereto for any reason, in each case, with respect to a material portion of the Collateral (which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Advanstar receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied).

        If any Event of Default (other than an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Advanstar) occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare the aggregate principal amount of all the notes, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the aggregate principal amount of the notes, together with all accrued and unpaid interest, shall become due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Advanstar, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

        The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders of notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (6) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

  (1)
  the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of not less than a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing

Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes.

        Advanstar is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Advanstar is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default and what action Advanstar is taking or proposes to take with respect thereto.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

        No member, director, officer, employee, incorporator or stockholder of Advanstar or any Guarantor, as such, shall have any liability for any obligations of Advanstar and the Guarantors under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Advanstar may, at its option and at any time, elect to have all of its obligations, and all obligations of the Guarantors, discharged with respect to the outstanding notes, the Guarantees, the indenture and the Security Documents with respect thereto ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest, on those notes when those payments are due from the trust referred to below;

  (2)
  Advanstar's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Advanstar's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Advanstar may, at its option and at any time, elect to have its obligations, and the related obligations of the Guarantors, released, with respect to certain covenants that are described in the indenture, the collateral provisions, clauses (3) and (4) under "Merger, Consolidation and Sale of Assets," the Guarantees and the Security Documents ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  Advanstar must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Advanstar must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Advanstar has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Advanstar or any of its Subsidiaries is a party or by which Advanstar or any of its Subsidiaries is bound;

  (6)
  Advanstar must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

  (7)
  Advanstar must deliver to the trustee an officers' certificate stating that the deposit was not made by Advanstar with the intent of preferring the holders of notes over the other creditors of Advanstar with the intent of defeating, hindering, delaying or defrauding creditors of Advanstar or others; and

  (8)
  Advanstar must deliver to the trustee an officers' certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Advanstar may require a holder to pay any taxes and fees required by law or permitted by the indenture. Advanstar is not required to transfer or exchange any note selected for redemption. Also, Advanstar is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes, and all Security Interests in the Collateral created by the Security Documents in favor of the trustee and the holders of notes will be released when

  (1)
  either:

  (a)
  all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Advanstar and thereafter repaid to Advanstar or discharged from such trust) have been delivered to the trustee for cancellation or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Advanstar has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Advanstar directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

  (2)
  Advanstar has paid all other sums payable under the indenture by Advanstar.

        The trustee will acknowledge the satisfaction and discharge of the indenture and the release of the security interests in favor of the holders of the notes if Advanstar has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendment, Supplement and Waiver

        Except as provided below, the indenture, the Guarantees, the Security Documents relating to the noteholders and notes may be amended or supplemented and, subject to certain exceptions set forth in the indenture, any existing Default or Event of Default or compliance with any provision of the indenture or the Guarantees or the notes may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

        Without the consent of each holder affected, an amendment or waiver may not, with respect to any such notes held by a non-consenting holder:

  (1)
  reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults;

  (7)
  waive a redemption payment with respect to any note (other than the provisions described under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "—Repurchase at the Option of Holders" will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of the notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, Advanstar, the Guarantors and the trustee may amend or supplement the indenture, the Guarantees, the Security Documents or such notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Advanstar's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Advanstar or to provide for the assumption of any Guarantor's obligations under its Guarantee in the case of a merger or consolidation of the Guarantor;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to provide for Guarantees of the notes;

  (7)
  to add any additional assets as Collateral;

  (8)
  to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture;

  (9)
  to release Collateral from the Lien of the indenture and the Security Documents when permitted or required by the Security Documents or the indenture; or

  (10)
  to conform the text of the indenture, the Guarantees, the Security Documents or the notes to any provision of the Description of the Notes contained in the offering circular initially relating to the notes.

        Without the consent of the holders of at least two-thirds in aggregate principal amount of such notes then outstanding, no amendment may release from the Lien of the indenture or such notes and the Security Documents all or substantially all of the Collateral with respect to such notes otherwise then in accordance with the terms of such Security Documents and the indenture.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Advanstar or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such notes, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Global Notes

        The notes are issued in the form of one or more registered notes in global form, deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

          (1)   a limited purpose trust company organized under the laws of the State of New York,

          (2)   a "banking organization" within the meaning of the New York Banking Law,

          (3)   a member of the Federal Reserve System,

          (4)   a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (5)   a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "Indirect Participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the

Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        If:

          (1)   Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

          (2)   Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

          (3)   upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.

        Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

        "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Eurodollar Rate" means, for each quarterly period during which any floating rate note is outstanding subsequent to the initial quarterly period, 750 basis points over the rate determined by Advanstar (notice of such rate to be sent to the trustee by Advanstar on the date of determination thereof) equal to the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association LIBOR rate is available to Advanstar, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Credit Suisse First Boston LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period that expired in November 2003 was 8.64%.

        "Asset Sale" means (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any Equity Interests, properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Advanstar and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "—Change of Control" and/or the provisions described under the caption "—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant and (2) the issuance, sale or transfer by Advanstar or any of its Restricted Subsidiaries of Equity Interests of any of Advanstar's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $2.0 million; or (b) for net proceeds in excess of $2.0 million.

        Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  (1)
  dispositions in the ordinary course of business;

  (2)
  a disposition of assets by Advanstar to a Restricted Subsidiary or by a Restricted Subsidiary to Advanstar or to a Restricted Subsidiary;

  (3)
  a disposition of Equity Interests by a Restricted Subsidiary to Advanstar or to a Restricted Subsidiary;

  (4)
  the sale and leaseback of any assets within 90 days of the acquisition thereof;

  (5)
  foreclosures on assets;

  (6)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (7)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

  (8)
  a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "—Restricted Payments."

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

  (1)
  the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

  (2)
  the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

  (3)
  that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  Government Securities;

  (2)
  any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit Agreement;

  (3)
  commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Advanstar) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

  (4)
  any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

  (5)
  short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

  (6)
  repurchase agreements which (x) are entered into with any entity referred to in clauses (2), (3) or (4) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baal or better by Moody's and maturing not more than one year after such time, (y) are secured by a fully perfected security interest in securities of the type referred to in clause (1) above and (z) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

  (7)
  any fund investing exclusively in investments of the types described in clauses (1) through (5) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

  (1)
  provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

  (2)
  Fixed Charges of that Person for that period;

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), including any mark-to-market gains or losses on Hedging Obligations, of that Person and its Restricted Subsidiaries for that period;

  (4)
  net periodic post-retirement benefits;

  (5)
  other income or expense net as set forth on the face of that Person's statement of operations;

  (6)
  any payments made pursuant to the financial advisory agreements with Credit Suisse First Boston LLC or pursuant to the Credit Agreement; and

  (7)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

  (1)
  the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

  (2)
  the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued.

        Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any agreement or instrument entered into by Advanstar);

  (3)
  the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

  (4)
  the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Indebtedness" means the aggregate amount of Indebtedness of Advanstar and its Restricted Subsidiaries (net of cash and cash equivalents on a consolidated basis on the date of determination) on a consolidated basis outstanding at the date of determination.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of November 7, 2000 among Advanstar, as borrower, the various financial institutions party thereto, Credit Suisse First Boston (as successor in interest to DLJ Capital Funding, Inc.), as lead arranger and sole book runner and as syndication agent, Barclays Bank PLC, as documentation agent, and Fleet National Bank, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, amended and restated or otherwise, modified, renewed, refunded, replaced or refinanced from time to time (other than with the proceeds from the offering of the notes issued on the Date of Issuance), including any agreement:

  (1)
  extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

  (2)
  adding or deleting borrowers or guarantors thereunder;

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (4)
  otherwise altering the terms and conditions thereof.

        "Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Date of Issuance" means August 18, 2003.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Advanstar or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Advanstar, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Advanstar to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Advanstar may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Advanstar or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Advanstar in order to satisfy applicable statutory or regulatory obligations.

        "DLJMB" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Domestic Subsidiary" means a Subsidiary of Advanstar that is organized under the laws of the United States or any State, district or territory thereof.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to "S&P" or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by Advanstar, Holdings or Parent of its respective common stock, or options, warrants or rights with respect to its common stock.

        "Existing Indebtedness" means Indebtedness of Advanstar and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until those amounts are repaid.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations.

        "First Priority Lien Obligations" means (i) Indebtedness and other obligations under the Credit Agreement, including Obligations (as that term is defined in the Credit Agreement) of Advanstar and each other Obligor (as defined in the Credit Agreement) and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or a Person that was a lender of Affiliate thereof at the time such Hedging Obligation was entered into, to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

  (1)
  the Consolidated Interest Expense of that Person for that period; and

  (2)
  all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Advanstar that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Date of Issuance.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means (1) Men's Apparel Guild in California, Inc. and Applied Business teleCommunications and (2) any other Domestic Subsidiary that executes a Guarantee of the notes in accordance with the provisions of the indenture, in each case until released pursuant to the indenture.

        "Hedging Obligations" means, with respect to any Person, the Obligations of that Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

        "Holdings" means Advanstar, Inc., a Delaware corporation, the corporate parent of Advanstar, and its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest;

  (2)
  the principal amount thereof in the case of any other Indebtedness; and

  (3)
  the net termination value of any Hedging Obligations as of such date,

provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture. Notwithstanding the foregoing, Indebtedness shall exclude obligations with respect to customer subscription payments or customer deposits for trade shows and exhibitions.

        "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other Obligations of other Persons), advances (excluding advances made to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Advanstar for consideration consisting of common equity securities of Advanstar shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

        If Advanstar or any Restricted Subsidiary of Advanstar sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Advanstar such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Advanstar, Advanstar shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "—Restricted Payments."

        "Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Net Indebtedness of such Person as of such date of determination to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination for which internal financial statements are available (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

        In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the "Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, acquisitions that have been made by Advanstar or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Advanstar (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Loans" means one or more loans by Advanstar or Holdings to officers and/or directors of Advanstar and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent, Holdings or Advanstar; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.0 million.

        "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

  (a)
  any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions, or

  (b)
  the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Advanstar or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

  (1)
  the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

  (2)
  taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit Agreement) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

  (4)
  any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Advanstar or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness,

  (1)
  no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and

  (2)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Advanstar or any Restricted Subsidiary to secure debt of that Unrestricted Subsidiary) or assets of Advanstar or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Advanstar or any of its Restricted Subsidiaries if Advanstar or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means Advanstar Holdings Corp., a Delaware corporation, the corporate parent of Holdings, and its successors.

        "Pari Passu Indebtedness" means Indebtedness of Advanstar (including Indebtedness under the Credit Agreement) that ranks pari passu in right of payment to the notes, whether or not it is secured.

        "Permitted Business" means the business-to-business marketing communications solutions business or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in Advanstar or in a Restricted Subsidiary of Advanstar;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Advanstar or any Restricted Subsidiary of Advanstar in a Person, if as a result of that Investment,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or a Restricted Subsidiary of Advanstar;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment acquired solely through the issuance of Equity Interests (other than Disqualified Stock) of Advanstar;

  (6)
  any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $25.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (which aggregate amount outstanding will be reduced by returns of capital received by Advanstar or any Restricted Subsidiary in respect of such Investments);

  (7)
  the Management Loans or Investments in Holdings to fund Management Loans;

  (8)
  Hedging Obligations permitted to be incurred under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  other Investments which, together with all other Investments made pursuant to this clause (9) since the date of the indenture, does not exceed $30.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (9) as a result of the repayment or disposition thereof for cash, not to exceed the amount of the Investment previously made pursuant to this clause (9);

  (10)
  receivables owing to Advanstar or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Advanstar or any such Restricted Subsidiary deems reasonable under the circumstances;

  (11)
  payroll, travel and similar advances to cover matters that at the time of such advances are expected ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (12)
  loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million; and

  (13)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Advanstar or any Restricted Subsidiary or in satisfaction of judgments.

        "Permitted Liens" means:

  (1)
  Liens on property of a Person existing at the time that Person is merged into or consolidated with Advanstar or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Advanstar or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

  (2)
  Liens existing on the date of the indenture;

  (3)
  Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations (and all Obligations in respect thereof), in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Advanstar or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

  (a)
  those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness),

  (b)
  those Liens do not extend to any other assets of Advanstar or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved),

  (c)
  the Incurrence of that Indebtedness is permitted by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," and

    (d)
    those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

  (4)
  Liens on the property or shares of a Restricted Subsidiary on the date on which such Restricted Subsidiary was acquired by Advanstar; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and that any such Lien may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (5)
  Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above (and all Obligations in respect thereof) so long as that Lien does not have a higher priority with respect to the Second Priority Liens than the Liens securing the Indebtedness refinanced, renewed, modified or replaced and so long as that Lien does not extend to any other property (other than improvements, accessions, proceeds or dividends or distributions with respect thereto);

  (6)
  Liens securing surety bonds or letters of credit entered into in the ordinary course of business and consistent with past business practice;

  (7)
  Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt (and all Obligations in respect thereof) of that Unrestricted Subsidiary;

  (8)
  Liens on the Lender Collateral (as defined in the intercreditor agreement) securing (a)(i) Indebtedness (including all Obligations) under the Credit Agreement which Indebtedness is permitted to be incurred under clause (1) of the definition of Permitted Indebtedness or, if the Credit Agreement ceases to be secured and Advanstar subsequently incurs obligations under a new Credit Facility or other First Priority Lien Obligations, Indebtedness (including all Obligations) in respect thereof and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement; and (b) the notes, the Guarantees and any other Indebtedness permitted to be incurred under the indenture (and all Obligations in respect thereof), in each case on a second-priority basis behind the Indebtedness, if any, described in clause (a) and any other Indebtedness (and Obligations in respect thereof) permitted to be secured by the Lender Collateral without equally and ratably securing the notes;

  (9)
  Liens securing Indebtedness of any Restricted Subsidiary permitted to be incurred by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (and all Obligations in respect thereof);

  (10)
  Liens incurred in the ordinary course of business not securing debt for money borrowed and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Advanstar and its Restricted Subsidiaries;

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary owing to Advanstar or a Restricted Subsidiary (and all Obligations in respect thereof);

  (12)
  Liens securing Hedging Obligations otherwise permitted under the indenture;

  (13)
  judgment liens, and Liens securing appeal bonds or letters of credit in lieu of appeal bonds in respect of judgments not otherwise giving rise to an Event of Default; and

  (14)
  other Liens securing Indebtedness (and all Obligations in respect thereof) that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed an amount equal to (x) $25.0 million less (y) the amount by which Indebtedness incurred pursuant to clause (1) of the definition of Permitted Indebtedness (which Indebtedness is secured by Liens pursuant to clause (8) above) exceeds $60.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Advanstar or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Advanstar or any of its Restricted Subsidiaries then classified as incurred under the Leverage Ratio or pursuant to clause (2), (3), (4), (6) or (10) of the second paragraph under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that:

  (1)
  the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Advanstar, then such Permitted Refinancing Indebtedness also must be Indebtedness of Advanstar.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over the shares of Capital Stock of any other class of such corporation.

        "Principals" means DLJMB.

        A "Public Market" exists at any time with respect to the common stock of Advanstar, Holdings or Parent, as the case may be, if

  (1)
  the common stock of Advanstar, Holdings or Parent, as the case may be, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and

  (2)
  at least 15% of the total issued and outstanding common stock of Advanstar, Holdings or Parent, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

        Unless the context otherwise requires, references to "Public Market" shall refer to Public Markets with respect to any of Parent, Holdings or Advanstar.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  cash;

  (2)
  Cash Equivalents;

  (3)
  assets (other than Investments) that are used or useful in a Permitted Business; and

  (4)
  the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Advanstar or any Restricted Subsidiary of Advanstar of that Capital Stock,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or any Restricted Subsidiary of Advanstar or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or any Restricted Subsidiary of Advanstar.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of Advanstar that is not an Unrestricted Subsidiary.

        "Security Agreements" means (i) that certain Amended and Restated Borrower Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and Advanstar, (ii) that certain Amended and Restated Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and the Subsidiaries of Advanstar, (iii) that certain Issuer Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent, the trustee for the notes and Advanstar and (iv) that certain Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent, the trustee for the notes and the Subsidiaries of Advanstar. Items (i) and (ii) above each grant, among other things, a First Priority Lien on the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Credit Agreement), as amended, modified, restated, supplemented or replaced from time to time. Items (iii) and (iv) above each grant among other things, a Second Priority Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the trustee and the holders of the notes, as amended, modified, restated, supplemented or replaced from time to time. Pursuant to the intercreditor agreement, items (iii) and (iv) above cannot be amended if such amendment would be inconsistent with the terms then existing in items (i) and (ii) above or in the intercreditor agreement.

        "Security Documents" means, collectively, the Security Agreements, the intercreditor agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the trustee and the holders of the notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Administrative Agent for the benefit of, on a first priority basis, the Secured Parties (as defined in the Credit Agreement) or the Collateral Agent, as the case may be, on a second priority basis, for the benefit of the trustee, the holders of the notes and any other obligations secured on a pari passu basis with the notes.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the Date of Issuance.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of Advanstar.

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Advanstar and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Advanstar would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Term Loan B" means Term Loan B outstanding under the Credit Agreement as in effect on the date of the indenture, as amended, restated or modified from time to time, and any refunding, replacement or refinancing thereof (other than a refunding, replacement or refinancing with the proceeds of additional notes incurred pursuant to clause (3) of the definition of Permitted Indebtedness); provided that such refunding, replacement or refinancing is incurred under clause (1) of the definition of Permitted Indebtedness.

        "Unrestricted Subsidiary" means any Subsidiary of Advanstar that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Advanstar or any Restricted Subsidiary of Advanstar unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant described under the caption entitled "—Certain Covenants—Transactions with Affiliates";

  (3)
  is a Person with respect to which neither Advanstar nor any of its Restricted Subsidiaries has any direct or indirect obligation,

  (a)
  to subscribe for additional Equity Interests, or

  (b)
  to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results, except to the extent permitted under the covenant described under the caption entitled "—Certain Covenants—Restricted Payments"; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Advanstar or any of its Restricted Subsidiaries.

        Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an officers' certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Advanstar as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Advanstar shall be in default of that covenant).

        The board of directors of Advanstar may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Advanstar of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

  (1)
  that Indebtedness is permitted under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2)
  no Default or Event of Default would be in existence following that designation.

        "Weighted Average Life To Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying,

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

  (2)
  the then outstanding principal amount of that Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of Advanstar all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by Advanstar or by one or more Wholly Owned Restricted Subsidiaries of Advanstar or by Advanstar and one or more Wholly Owned Restricted Subsidiaries of Advanstar.

SELLING SECURITY HOLDERS

        This prospectus is to be used by Credit Suisse Securities (USA), LLC in connection with offers and sales of the notes in market-making transactions effected from time to time.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA), LLC in connection with offers and sales of the notes in market-making transactions effected from time to time. Credit Suisse Securities (USA), LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking, an affiliate of Credit Suisse Securities (USA), LLC, and its affiliates beneficially owns substantially all of the common stock of our parent. Charles Pieper is an employee at Credit Suisse Securities (USA) LLC where he is a Managing Director with DLJ Merchant Banking Partners. Mr. Pieper is a member of the board of directors of our company. OhSang Kwon and James Finkelstein are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Kwon and Mr. Finkelstein are members of the board of directors of our company. Further, an affiliate of Credit Suisse Securities (USA), LLC acts as lead arranger and syndication agent in connection with our credit facility for which it receives customary fees and expenses. Credit Suisse Securities (USA), LLC has, from time to time, provided investment banking and other financial advisory services to Advanstar in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA), LLC acted as purchaser in connection with the initial sales of the notes and received an underwriting discount in connection with the sale of the notes in August 2003 and an underwriting fee in connection with the sale of the notes in September 2003. See "Certain Relationships and Related Transactions."

        Credit Suisse Securities (USA), LLC has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA), LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA), LLC currently intends to make a market in the notes. However, Credit Suisse Securities (USA), LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—Risks Related to the Notes—There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

        Credit Suisse Securities (USA), LLC and Advanstar have entered into a registration rights agreement with respect to the use by Credit Suisse Securities (USA), LLC of this prospectus. In those agreements, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse Securities (USA), LLC against a variety of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our offering of the notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.advanstar.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors
of Advanstar Communications Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota

March 1, 2006, except as to the seventh paragraph of Note 14, and the change in operating segments described in Notes 1, 3, 4, and 11 for which the dates are March 14, 2006 and October 4, 2006, respectively.

Advanstar Communications Inc.

Consolidated Balance Sheets

December 31, 2004 and 2005

	2004	2005
	(in thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$41,223	$46,609
Accounts receivable, net of allowance of $785 and $1,076 at December 31, 2004 and 2005	26,699	24,607
Prepaid expenses	6,406	7,871
Other	2,450	1,965
Current assets of discontinued operations	2,690	—

Total current assets	79,468	81,052
Due from parent	—	2,232
Property, plant and equipment, net	18,717	21,306
Intangible and other assets
Goodwill	586,967	594,982
Intangibles and other, net	91,948	62,644

Total intangible and other assets, net	678,915	657,626
Non-current assets of discontinued operations and assets held for sale	135,837	4,620

	$912,937	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$1,300	$201
Accounts payable	13,451	12,342
Accrued compensation	7,451	7,236
Other accrued expenses	32,979	30,758
Deferred revenue	39,282	46,472
Current liabilities of discontinued operations	15,886	—

Total current liabilities	110,349	97,009
Long-term debt, net of current maturities	612,919	461,786
Deferred income taxes	18,250	31,500
Other long-term liabilities	4,229	4,933
Due to parent	2,698	—
Long-term liabilities of discontinued operations	3,627	—
Commitments and contingencies (Note 10)
Stockholder's equity
Common stock, $.01 par value, 3,500,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2004 and 2005	10	10
Capital in excess of par value	447,367	447,367
Accumulated deficit	(292,757)	(284,182)
Accumulated other comprehensive income	6,245	8,413

Total stockholder's equity	160,865	171,608

	$912,937	$766,836

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Operations

Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(in thousands)
Revenue	$190,698	$270,412	$288,913
Operating expenses
Cost of production (excluding depreciation)	35,292	50,859	56,326
Selling, editorial and circulation (excluding depreciation)	69,293	106,771	112,373
General and administrative (excluding depreciation)	29,654	39,419	40,916
Restructuring charge	2,692	—	4,771
Funding of affiliated dot.com company operations (Note 13)	1,121	3,283	—
Amortization of intangibles	35,841	34,809	29,750
Depreciation	7,689	7,815	8,005

Total operating expenses	181,582	242,956	252,141

Operating income	9,116	27,456	36,772
Other income (expense)
Interest expense	(59,086)	(70,974)	(63,058)
Interest income	470	468	1,476
Loss on extinguishment of debt (Note 6)	(11,324)	—	(12,581)
Other income, net	918	1,251	80

Loss from continuing operations before income taxes and cumulative effect of accounting change	(59,906)	(41,799)	(37,311)
Income tax (benefit) provision	(6,724)	6,518	(2,732)

Loss from continuing operations before cumulative effect of accounting change	(53,182)	(48,317)	(34,579)
Income (loss) from operations of discontinued businesses, net of tax (Note 4)	3,734	(2,846)	38,536

(Loss) income before cumulative effect of accounting change	(49,448)	(51,163)	3,957
Cumulative effect of accounting change (Note 13)	—	—	4,618

Net (loss) income	$(49,448)	$(51,163)	$8,575

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Stockholder's Equity

Years Ended December 31, 2003, 2004 and 2005

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
	(in thousands)
Balances at December 31, 2002	1,000,000	$10	$387,367	$(192,146)	$(9,078)	$186,153
Comprehensive loss
Net loss	—	—	—	(49,448)	—	—
Translation adjustment	—	—	—	—	8,283	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	4,308	—
Total comprehensive loss	—	—	—	—	—	(36,857)
Contribution of capital from parent	—	—	60,000	—	—	60,000

Balances at December 31, 2003	1,000,000	10	447,367	(241,594)	3,513	209,296
Comprehensive loss
Net loss	—	—	—	(51,163)	—	—
Translation adjustment	—	—	—	—	2,587	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	145	—
Total comprehensive loss	—	—	—	—	—	(48,431)

Balances at December 31, 2004	1,000,000	10	447,367	(292,757)	6,245	160,865
Comprehensive income
Net income	—	—	—	8,575	—	—
Translation adjustment	—	—	—	—	2,271	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	(103)	—
Total comprehensive income	—	—	—	—	—	10,743

Balances at December 31, 2005	1,000,000	$10	$447,367	$(284,182)	$8,413	$171,608

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(49,448)	$(51,163)	$8,575
Adjustments to reconcile net loss to net cash provided by operating activities
Cumulative effect of accounting change	—	—	(4,618)
Impairment of goodwill	—	15,570	—
Impairment of intangible assets	—	—	2,272
Write-off of deferred financing costs	11,324	—	3,517
Depreciation and amortization	56,603	49,968	40,718
Gain on derivative financial instruments	(772)	(1,391)	(103)
Losses of minority interest holders	627	562	566
Non-cash interest expense	3,363	3,264	2,843
Loss (gain) on disposition of business and other	661	(1,179)	(52,710)
Provision for bad debts	578	872	1,417
Deferred income taxes	6,990	11,260	13,250
Changes in operating assets and liabilities
Accounts receivable	(365)	6,190	(224)
Inventories	188	(708)	507
Prepaid expenses	844	(583)	24
Accounts payable and accrued expenses	16,167	(8,165)	(1,958)
Deferred revenue	1,525	(6,860)	(3,926)
Other	(2,437)	649	(1,842)

Net cash provided by operating activities	45,848	18,286	8,308

Cash flows from investing activities
Additions to property, plant and equipment	(7,608)	(8,981)	(9,564)
Acquisitions of publications and shows, net of cash acquired	(137,728)	(7,915)	(15,561)
Proceeds from sale of assets	—	24,418	174,067
Acquisitions of intangibles, contingent payments, and other	3	(1,920)	17

Net cash (used in) provided by investing activities	(145,333)	5,602	148,959

Cash flows from financing activities
Proceeds from revolving credit loan	21,000	6,000	—
Payments on revolving credit loan	(50,100)	(14,000)	—
Proceeds from long-term debt	431,050	—	—
Payments of long-term debt	(333,525)	(3,700)	(152,167)
Capital contribution from parent	60,000	—	—
Deferred financing costs	(16,962)	(315)	(168)
Project grant refunds received	—	—	600
Dividends paid to minority interest holders	(1,227)	(500)	(900)

Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)

Effect of exchange rate changes on cash	(407)	576	754

Net increase in cash and cash equivalents	10,344	11,949	5,386
Cash and cash equivalents
Beginning of year	18,930	29,274	41,223

End of year	$29,274	$41,223	$46,609

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Notes to Consolidated Financial Statements

December 31, 2003, 2004 and 2005

1.    Nature of Business

        The accompanying consolidated financial statements include the accounts of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its majority owned subsidiaries (collectively, "Advanstar" or the "Company"). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages shows and conferences; publishes controlled and paid circulation trade, professional and consumer periodicals; and markets a broad range of marketing, direct mail and database products and services. The Company's MAGIC tradeshows and Life Sciences segment (see Note 11) generated approximately 27% and 51% of total revenue in 2005.

        The Company has restated its consolidated financial statements and footnotes from those included in the Company's annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006, only to reflect the Company's change in operating segments as described in Note 11.

2.    Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

  Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories.

  Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31:

	2004	2005
	(in thousands)
Land and improvements	$481	$481
Buildings	3,093	3,850
Furniture, machinery and equipment	39,307	43,519
Leasehold improvements	6,083	7,997

	48,964	55,847
Accumulated depreciation	(30,247)	(34,541)

Property, plant and equipment, net	$18,717	$21,306

        Property, plant and equipment is stated at its original cost and is depreciated on the straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or original lease term

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements, which extend the useful life of the item, are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to operations.

  Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. Subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years. Trademarks and trade names are amortized on a straight-line basis over twenty years.

  Impairment of Long-Lived Assets and Goodwill

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        The Company evaluates goodwill for impairment annually using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

  Accrued Expenses

        Accrued expenses consisted of the following at December 31:

	2004	2005
	(in thousands)
Interest	$13,084	$11,261
Deposits and customer advances	11,537	10,292
Benefits and severance	2,300	2,018
Income, real estate, and other taxes	4,369	3,953
Other	1,689	3,234

	$32,979	$30,758

  Revenue Recognition

        Shows and conferences revenue is recognized in the period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is issued. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Deferred revenue is recorded when cash is received in advance of when an event is held, the publication is issued, or project is completed. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

        Deferred revenue consisted of the following at December 31:

	2004	2005
	(in thousands)
Deferred shows and conferences revenue	$30,176	$35,732
Deferred advertising, subscription and project revenue	9,106	10,740

Total deferred revenue	$39,282	$46,472

  Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. Local currencies are considered the functional currencies outside of the U.S. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of stockholder's equity.

  Financial Derivative Instruments

        The Company accounts for derivative instruments on the balance sheet at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative financial instruments are recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments, which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

  Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock options and awards to employees using the intrinsic value method under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        The following table presents unaudited pro forma net income (loss) as if the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, for the years ended December 31:

	2003	2004	2005
	(in thousands—unaudited)
Net (loss) income—as reported	$(49,448)	$(51,163)	$8,575
Less: Pro forma stock-based employee compensation cost	(2,400)	(2,550)	(5,740)

Net (loss) income—pro forma	$(51,848)	$(53,713)	$2,835

        See Note 7 for further discussion of the Company's stock compensation plans.

  Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, recovery of goodwill and intangible assets, restructuring and medical claims accruals and income taxes. Changes in facts and circumstances may result in revised estimates.

  New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment which revises SFAS 123 and supersedes APB 25. This statement establishes standards relating to accounting for transactions in which equity instruments are exchanged for goods or services. The Company is required to adopt the provisions of this standard effective January 1, 2006. This statement requires companies to classify their awards as either an equity award or liability award. In accordance with this standard, the Company will classify the vested portion of the awards as a liability valued at their intrinsic value at each reporting date. Using the intrinsic method to value liability awards, compensation expense is recorded only if the value of the Company's shares are greater than the option exercise amounts as of the reporting date. As of January 1, 2006, management believes the intrinsic value of vested options is zero thus no liability or expense will be recorded upon adoption.

3.    Goodwill and Other Intangible Assets

        The Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

        On July 1, 2004 and 2005, the Company completed its annual goodwill impairment test of each of its three reporting units. Based on this valuation, which utilized a discounted cash flow method, there was no impairment of goodwill indicated.

        The changes in the carrying amount of goodwill for the year ended December 31, by operating segment, are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balances at December 31, 2003	$307,708	$182,569	$77,835	$9,420	$577,532
Goodwill acquired or completion of purchase price allocation	—	6,268	—	251	6,519
Foreign currency translation	—	—	—	2,916	2,916

Balances at December 31, 2004	307,708	188,837	77,835	12,587	586,967
Goodwill acquired or completion of purchase price allocation	8,846	—	1,839	—	10,685
Foreign currency translation	—	—	—	(2,670)	(2,670)

Balances at December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982

        Intangible and other assets consist of the following at December 31:

	2004	2005
	(in thousands)
Trade exhibitor lists	$129,691	$132,936
Advertiser lists	46,712	29,680
Subscriber lists	15,238	6,023
Trade names and trademarks	17,982	19,211
Other intangible assets	19,928	20,275
Deferred financing costs	22,258	18,668

	251,809	226,793
Accumulated amortization	(159,861)	(164,149)

Total intangible and other assets, net	$91,948	$62,644

        The allocated fair value of intangible assets acquired during the year ended December 31 was as follows:

	2004	2005
	(in thousands)
Trade exhibitor lists	$—	$3,820
Advertiser lists	—	103
Subscriber lists	789	—
Trade names and trademarks	97	1,230
Other intangible assets	1,566	1,730

	$2,452	$6,883

        Estimated amortization expense of intangible assets for the next five years is as follows:

(in thousands)
2006	$21,129
2007	8,372
2008	5,454
2009	1,919
2010	1,570

4.    Acquisitions, Divestitures and Assets Held for Sale

  Acquisitions

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition. All acquisitions have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On October 1, 2003, the Company purchased a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson") for

$150.7 million, including $136.5 million in cash (including related fees and expenses) and $14.1 million of liabilities assumed.

        During 2003, the Company acquired intangible assets, primarily customer relationships, for $0.7 million in cash. The Company also paid an additional $0.5 million of contingent purchase price related to its 2002 acquisition of HT—the Magazine for Healthcare Travel Professionals.

        On March 8, 2004, the Company purchased a portfolio of pharmaceutical industry conferences and magazines from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. The Company is required to pay additional contingent cash consideration to the former shareholders based on 2004 and 2005 operating results of the acquired assets and their continued employment with the Company. For the year ended December 31, 2004 and 2005, the Company recorded $1.5 million and $0.7 million of contingent consideration. These charges were recorded as compensation expense in the consolidated statement of operations in the periods indicated. As of December 31, 2004, $1.0 million of the contingent consideration accrual is included in other accrued liabilities and $0.5 million is included in other long-term liabilities. In 2005, the Company paid $0.9 million of contingent consideration to the former shareholders. As of December 31, 2005, the balance of the remaining contingent consideration accrual is $1.3 million and is included in other accrued liabilities in the accompanying consolidated balance sheet.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the premium contemporary sector of the fashion industry, for $9.9 million in cash, subject to a working capital adjustment, which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired assets and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of the POOL Tradeshow ("Pool") for $3.0 million in cash, subject to a working capital adjustment which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired assets and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired assets. Any contingent consideration paid will be recorded as goodwill.

        In 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The following are the Company's unaudited pro forma operating results as if the Thomson acquisition had taken place at January 1, 2003. The unaudited pro forma operating results related to all other acquisitions discussed above were immaterial.

2003
(in thousands— unaudited)
Revenue	$254,097
Loss from continuing operations before cumulative effect of accounting change	(66,535)
Net loss	(62,801)

        The unaudited pro forma operating results do not purport to represent what the Company's results of operations actually would have been if the acquisition had occurred as of the date indicated or what such results will be for any future periods.

  Divestitures

        The operating results, related income taxes, and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005. Interest expense was not allocated to any of the Company's discontinued operations.

        The assets and liabilities of the following Disposed Businesses are reported as assets and liabilities of discontinued operations, where appropriate, in the consolidated balance sheet as of December 31, 2004 and 2005.

  Art Group

        On March 12, 2004, the Company completed the sale of its art industry tradeshows and magazines business (the "Art Group") for a total selling price of $19.6 million in cash. The Company recorded a gain after taxes on the sale of $3.4 million.

        Revenue of the Art Group, included in discontinued operations in the consolidated statements of operations, was $10.9 million for the year ended December 31, 2003 and $8.5 million for the period from January 1, 2004 to March 12, 2004,.

  Post

        On July 2, 2004, the Company completed the sale of its Post business trade publication ("Post") for $1.0 million in cash. The Company recorded an after tax loss on the sale of $1.3 million.

        Revenue of Post, included in discontinued operations in the consolidated statements of operations, was $1.7 million for the year ended December 31, 2003 and $0.7 million for the period from January 1, 2004 to July 2, 2004.

  SeCA

        On August 5, 2004, the Company completed the sale of its 65% ownership in its French joint venture ("SeCA") for a total selling price of $3.1 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $9.4 million, net of minority interest effect of $5.1 million in the second quarter of 2004. The impairment charge relates to the Company's tradeshow reporting segment and was determined based upon the excess of the carrying value of the Company's interest in SeCA over the selling price, less the costs incurred by the Company to sell SeCA.

        Revenue of SeCA, included in discontinued operations in the consolidated statements of operations, was $4.1 million for the year ended December 31, 2003 and $2.9 million for the period from January 1, 2004 to August 5, 2004.

  DMS

        On September 8, 2004, the Company sold its German tradeshow business ("DMS") for $1.7 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $6.2 million in the third quarter of 2004. The amount of the impairment charge was determined based upon the excess of the carrying value of DMS over the selling price, less the costs incurred by the Company to sell DMS. The Company is continuing to incur accounting and legal fees in connection with the closure of its DMS office. These costs will be reported in income (loss) from discontinued operations.

        Revenue of DMS, included in discontinued operations in the consolidated statements of operations, was $2.0 million for the year ended December 31, 2003, and $0.1 million for the period from January 1, 2004 to September 8, 2004.

  Portfolio Group

        On May 23, 2005, the Company, Advanstar, Inc. and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products in the following primary industries: Information Technology & Communications, Travel/Hospitality, Beauty, Home Entertainment, Abilities and Portfolio, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $173.8 million in cash, net of selling expenses. The Company recorded a gain on the sale of $52.9 million.

        Revenue of the Portfolio Group, included in discontinued operations in the consolidated statements of operations, was $103.5 million and $100.8 million for the years ended December 31, 2003 and 2004, and $49.0 million for the period from January 1, 2005 to May 23, 2005.

  East Coast Fashion

        In the second quarter of 2005, the Company discontinued its East Coast Fashion group business ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles.

        Revenue of East Coast Fashion included in discontinued operations in the consolidated statements of operations was $10.9 million, $6.1 million and $0.9 million for the years ended December 31, 2003, 2004, and 2005.

  Arenacross

        In December 2005, the Company closed on the sale of its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale.

        Revenue of Arenacross included in discontinued operations in the consolidated statements of operations was $0.9 million for the year ended December 31, 2005. Arenacross had no revenue for the years ended December 31, 2003 and 2004.

  Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office") as a result of the sale of the Portfolio Group. As of December 31, 2005, the Company reported this building and land as assets held for sale and ceased depreciation of these assets, effective second quarter of 2005. The Cleveland Office is reported as assets held for sale in the consolidated balance sheet as of December 31, 2004 and 2005.

        The financial results of the Disposed Businesses included in the discontinued operations in the accompanying consolidated statements of operations for the years ended December 31are as follows:

	2003	2004	2005
	(in thousands)
Income (loss) before income taxes (including goodwill impairment charge and gain on sale)	$17,810	$(1,664)	$55,961
Income tax provision	13,449	5,446	16,859
Minority interests	(627)	4,264	(566)

Income (loss) from discontinued businesses	$3,734	$(2,846)	$38,536

        The Company allocated goodwill to the Disposed Businesses and included the allocated goodwill in its determined gain or loss on disposal. Goodwill allocated to Art, Post, and the Portfolio Group is based on the relative fair values of the Disposed Business to the entire reporting unit prior to disposal. SeCA and DMS were never integrated into the Company's broader reporting units. Thus, the carrying amount of acquired goodwill for those businesses was included in the calculation of any gain or loss on disposal.

        Goodwill allocated to the businesses disposed of and used in the calculation of the gain or loss on sale of the Disposed Businesses was $23.5 million and $121.8 million for the years ended December 31, 2004 and 2005. Subsequent to the sale of the Disposed Businesses, management changed its reportable segments (see Note 11). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Disposed Businesses.

        The assets held for sale and discontinued operations of the Portfolio Group, East Coast Fashion and the Cleveland Office included in the consolidated balance sheets as of December 31 are as follows:

	2004			2005
	Assets Held For Sale	Discontinued Operations	Total	Assets Held For Sale
	(in thousands)
Assets
Accounts receivable	$—	$242	$242	$—
Prepaid expenses	—	2,448	2,448	—

Total current assets of discontinued operations	—	2,690	2,690	—
Property, plant and equipment, net	4,648	1,174	5,822	4,620
Goodwill	—	120,789	120,789	—
Intangibles and other, net	—	9,226	9,226	—

Total non-current assets of discontinued operations	4,648	131,189	135,837	4,620
Liabilities
Accounts payable and other accrued expenses	—	2,812	2,812	—
Deferred revenue	—	13,074	13,074	—

Total current liabilities of discontinued operations	—	15,886	15,886	—
Deferred income taxes	—	48	48	—
Minority interests	—	3,579	3,579	—

Total long-term liabilities of discontinued operations	—	3,627	3,627	—

Net assets of discontinued operations	$4,648	$114,366	$119,014	$4,620

5.    Financial Derivative Instruments

        The Company periodically uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using what management believes are the most effective methods to eliminate or reduce the impact of these exposures.

  Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company periodically enters into interest rate collar and swap agreements to manage its exposure to interest rate movements on its variable rate debt obligations. The effective portion of the cumulative gain or loss on these agreements are reported as a component of accumulated other comprehensive income in stockholder's equity and recognized in earnings as the underlying interest expense is incurred. The ineffective portion of these agreements are recognized in current earnings. Gains and losses on the undesignated portion of these agreements at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination) are recognized in current earnings until expired.

        In 2001 the Company entered into an interest rate collar agreement which expired in February 2004 to manage its exposure to interest rate movements on a portion of its variable rate debt obligations.

        In May 2003 the Company entered into an interest rate swap agreement expiring November 2005, and subsequently terminated the agreement in December 2003. The net gain at termination of approximately $0.2 million was reported in accumulated other comprehensive income and was amortized into earnings over the original contract term.

        In connection with the Company's private placement of $360 million of second priority senior secured notes in August 2003 and the use of proceeds therefrom to repay and terminate all outstanding term A loans under the credit facility and all but $25.0 million of the outstanding term B loans under its credit facility (Note 6), the Company reclassified approximately $1.8 million of deferred losses previously reported as a component of accumulated other comprehensive income into other expense in 2003.

  Foreign Currency Risk

        The Company periodically uses forward contracts to manage its exposure associated with forecasted international revenue and expense transactions denominated in euro and British Pound Sterling for up to 15 months in the future. Changes in the fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue or expense is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2005, the Company had no foreign exchange derivative contracts.

  Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of SFAS No. 133 on the Company's accumulated other comprehensive income at December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Accumulated other comprehensive loss balance at December 31, 2003	$(42)	$—	$(42)
Unwound from accumulated other comprehensive income during the period	(99)	—	(99)
Mark to market hedge contracts	244	—	244

Accumulated other comprehensive income balance at December 31, 2004	103	—	103
Unwound from accumulated other comprehensive income during the period	(103)	—	(103)

Accumulated other comprehensive income balance at December 31, 2005	$—	$—	$—

        The Company had no outstanding derivatives as of December 31, 2004 and 2005.

  Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Year ended December 31, 2004
Other income	$1,319	$71	$1,390

Total statement of operations impact before taxes	$1,319	$71	$1,390

Year ended December 31, 2005
Other income	$103	$—	$103

Total statement of operations impact before taxes	$103	$—	$103

6.    Debt

  Credit Facility

        The Company is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. The Credit Facility is guaranteed by the Company's domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of the Company and the guarantors. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. In addition, the Credit Facility requires a minimum quarterly fixed charge coverage ratio (as defined). Failure to comply with the covenants could cause an event of default under the Credit Facility.

        Prior to the June 2005 transaction described below, the Credit Facility consisted of (i) $25.0 million of term B loans due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007.

        In June 2005, the Company repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4) and amended the Credit Facility to allow the Company to retain its revolving loan availability at $60.0 million while allowing for repayment of second lien and junior debt with proceeds from the sale of the Portfolio Group. At December 31, 2005, the Company had $1.1 million of unused letters of credit, which reduce borrowings available under the Credit Facility to $58.9 million.

  Senior Secured Notes

        The Senior Secured Notes consist of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"), which require quarterly amortization equal to 0.25% of the principal amount thereof, and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        The Company was required under the Senior Secured Notes indenture to use a portion of the proceeds from the Portfolio Group sale to offer to purchase Senior Secured Notes at a price equal to 100% of the principal amount plus accrued interest. In June 2005, the Company consummated that offer and repurchased $8.7 million of the fixed rate notes.

        Separately, the Company also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,043 plus a consent payment of $30 per $1,000 principal amount tendered, and accrued and unpaid interest to the date of settlement. In connection with the tender offer, the Company and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The floating rate notes and fixed rate notes were initially fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including Advanstar). The covenants under the notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        In 2005, the Company recognized a $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

  Senior Subordinated Notes

        The Company's $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        Long-term debt consists of the following at December 31:

	2004	2005
	(in thousands)
Term loan B, interest at LIBOR plus 4.50%	$25,000	$—
Revolving credit loan, interest at LIBOR plus 3.75%; due April 11, 2007	—	—
Second priority senior secured floating rate notes, interest at LIBOR plus 7.5%, 11.89% at December 31, 2005, due 2008	128,375	9,872
10.75% Second priority senior secured notes, due 2010, plus unamotized premium of $844 and $680 at December 31, 2004 and 2005, respectively	300,844	292,015
12% Senior subordinated notes, due 2011	160,000	160,000
Non-interest bearing acquisition note payable, June 2006	—	100

	614,219	461,987
Less: Current maturities	(1,300)	(201)

	$612,919	$461,786

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt exceeded its carrying value by $49.5 million and $35.3 million at December 31, 2004 and 2005.

        Cash paid for interest for the years ended December 31, 2003, 2004 and 2005, was approximately $51.1 million, $67.2 million and $60.4 million, respectively.

        Annual maturities of long-term debt for the next five years (excluding amortization of premium) are as follows:

(in thousands)
2006	$201
2007	101
2008	9,670
2009	—
2010	291,335
Thereafter	160,000

$461,307

7.    Stockholder's Equity

  2000 Management Incentive Plan

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. In 2005, Holdings amended and restated the Plan to accelerate the vesting of certain options granted under the Plan. Although this modification resulted in a new measurement date for all modified options, the intrinsic value on the date of modification was zero and accordingly resulted in no compensation expense. Shares available for grant under the Plan totaled 107,789 at December 31, 2005.

        For purposes of computing pro-forma compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each if the years ended December 31:

	2003	2004	2005
Expected dividend yield	—	—	—
Expected stock price volatility	36.0%	42.3%	26.8%
Risk-free interest rate	3.8%	3.6%	4.3%
Expected life of options	7.0 years	5.0 years	3.5 years

        Holdings uses comparable public companies in its industry for estimating its expected stock price volatility. Holdings has not declared or paid any cash dividends in the past.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2002	3,243,750	$10.00
Granted	600,000	10.00

Outstanding at December 31, 2003	3,843,750	10.00
Granted	256,250	10.00
Cancelled	(275,000)	10.00

Outstanding at December 31, 2004	3,825,000	10.00
Granted	425,000	10.00
Cancelled	(285,000)	10.00

Outstanding at December 31, 2005	3,965,000	$10.00

        At December 31, 2004 and 2005, the outstanding stock options had a weighted average remaining contractual life of 6.8 years and 5.2 years and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2004 and 2005, 2,230,798 and 2,762,915 were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2003, 2004 and 2005, was $5.34, $5.24 and $4.76 per option.

8.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the "401(k) Plan") available to employees of the Company and its domestic subsidiaries. All domestic employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution, after the employee completes one year of service, to the 401(k) Plan and may make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100% in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.2 million, $1.6 million, and $1.4 million for the years ended December 31, 2003, 2004 and 2005.

9.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of Holdings. Federal income taxes are paid or refunded pursuant to the terms of a tax-sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes payable to Advanstar, Inc. of $6.6 million and $2.7 million at December 31, 2004 and 2005 are included in Due to/from parent in the accompanying consolidated balance sheet.

        Cash paid for income taxes during the years ended December 31, 2003, 2004 and 2005, was $0.3 million, $0.2 million and $0.9 million.

        The summary of loss from continuing operations before (benefit) provision for income taxes and cumulative effect of accounting change was as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Domestic	$(54,881)	$(41,550)	$(35,460)
Foreign	(5,025)	(249)	(1,851)

	$(59,906)	$(41,799)	$(37,311)

        The (benefit) provision for income taxes is comprised of the following for the years ended December 31:

	2003	2004	2005
	(in thousands)
Current
Federal	$—	$—	$—
State	—	7	14
Foreign	4	20	(675)
Deferred	(6,728)	6,491	(2,071)

Total (benefit) provision	$(6,724)	$6,518	$(2,732)

        The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of differing amounts that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates at which the differences are expected to reverse.

        Significant components of the Company's deferred income taxes were as follows at December 31:

	2004	2005
	(in thousands)
Net current deferred tax asset
Accounts receivable	$16,864	$467
Accrued expenses and other	6,707	5,204
Prepaid and other	(372)	(1,037)

Total net current deferred tax asset	23,199	4,634
Net noncurrent deferred tax asset
Property, plant and equipment	710	1,246
Identifiable intangible assets	15,996	17,575
Goodwill	(18,250)	(31,500)
U.S. net operating loss carryforwards	34,222	39,252
Foreign jurisdiction net operating loss carryforwards	10,744	8,600
Financial derivatives	(419)	—
AMT credit carryforwards	453	453

Total net noncurrent deferred tax asset	43,456	35,626
Valuation allowance	(84,905)	(71,760)

Net deferred income tax liabilities	$(18,250)	$(31,500)

        The Company has established a valuation allowance to offset all of the net deferred tax assets. The amortization of goodwill for income tax purposes resulted in the tax basis of goodwill being less than the carrying value for financial reporting purposes. Because goodwill is not amortized for financial reporting purposes, the Company has established a deferred tax liability equal to this tax effected basis difference of $18.3 million and $31.5 million at December 31, 2004 and 2005 and has increased the valuation allowance by the same amount. All goodwill resulting from acquisitions during 2005 is expected to be deductible for tax purposes.

        At December 31, 2004 and 2005, the Company had net operating loss carryforwards of $114.4 million and $105.5 million. Of these losses, $26.9 million and $21.5 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards at December 31, 2005, $21.5 million have no expiration date and $84.0 million expire at various dates beginning in 2021. The Company has recorded a valuation allowance to offset the potential tax benefits of the loss carryforwards and all other deferred tax assets because their realization is uncertain based on the Company's operating history.

        A reconciliation of the Company's (benefit) provision for income taxes at the federal statutory rate to the reported income tax (benefit) provision is as follows:

	2003	2004	2005
	(in thousands)
Income tax benefit at statutory rates	$(20,967)	$(14,630)	$(13,059)
Change in valuation allowance	22,901	24,155	3,352
State taxes, net of federal benefit	(1,498)	(1,045)	(933)
Foreign rate differential	(526)	213	345
Permanent difference due to sale of Portfolio Group	—	—	7,382
Permanent difference due to discontinuation of East Coast Fashion Group	—	—	852
Other permanent differences	258	1,006	280
Other, net	(6,892)	(3,181)	(951)

(Benefit) provision for income taxes	$(6,724)	$6,518	$(2,732)

        The change in valuation allowance for the year ended December 31, 2005 includes a $16.5 million valuation allowance offsetting the elimination of a note receivable with Advanstar.com, Inc., due to consolidation of operations with the Company (see Note 13).

10.    Commitments and Contingencies

  Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses net of sublease rent income of $0.2 million, $0.2 million, and $2.7 million, was $7.3 million, $9.1 million and $7.0 million for the years ended December 31, 2003, 2004 and 2005, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows:

(in thousands)
2006	$7,681
2007	6,695
2008	6,451
2009	4,835
2010	2,174
Thereafter	4,919

  Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Based on information presently available, management has determined that the accruals for these routine actions and claims are adequate. Although recorded accruals include management's best estimates of probable outcome, the resolution of these matters cannot be predicted with certainty. Management believes, however, that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations, financial position or cash flows.

11.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the years ended December 31, 2003, 2004 and 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Revenue
Fashion & Licensing	$72,813	$79,971	$89,998
Life Sciences	73,229	145,012	146,884
Powersports	30,067	34,041	39,490
Other	14,589	11,388	12,541

Total	$190,698	$270,412	$288,913

Contribution margin (loss)
Fashion & Licensing	$43,213	$47,863	$52,140
Life Sciences	25,264	42,118	46,138
Powersports	11,178	11,347	11,678
Other	3,330	7,314	5,905

        The reconciliation of total segment contribution margin to consolidated loss from continuing operations before taxes and cumulative effect of accounting change is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Total segment contribution margin	$82,985	$108,642	$115,861
General and administrative expense not allocated to segment operations	(26,526)	(35,279)	(36,563)
Restructuring charge	(2,692)	—	(4,771)
Funding of affiliated dot.com company operations	(1,121)	(3,283)	—
Depreciation and amortization	(43,530)	(42,624)	(37,755)
Other expense (primarily interest)	(69,022)	(69,255)	(74,083)

Consolidated loss before income taxes and cumulative effect of accounting change	$(59,906)	$(41,799)	$(37,311)

        Financial information relating to the Company's continuing operations by geographic area is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Revenue
United States	$177,710	$261,964	$280,059
International	12,988	8,448	8,854

	$190,698	$270,412	$288,913

	2004	2005
	(in thousands)
Long-Lived Assets
United States	$671,337	$656,077
International	26,295	22,855

	$697,632	$678,932

12.    Restructuring Activities

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        In connection with the sale of the Portfolio Group and the reorganization of the Company's healthcare and support department management team restructuring of its operations during 2005, the Company notified 120 employees that they would be severed from the Company. The Company took a charge to operations during the year ended December 31, 2005 for severance and other termination costs. As of December 31, 2005, 116 employees have been terminated. Severance payments will continue into 2006.

        In September 2003, the Company consolidated its midtown New York leased office space from two floors to one. In December 2003, the Company consolidated its Chester, U.K. leased office space. These actions resulted in a charge to the Company's operations during the year ended December 31, 2003. These activities included a charge for the present value of future facility rental payments, net of sublease income. The Company will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        Restructuring charges incurred are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Facility exit costs	$2,692	$—	$2,499
Employee severance and other termination costs	—	—	2,272

Restructuring charge	$2,692	$—	$4,771

        The change in restructuring accruals is as follows (in thousands):

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2003	$2,375	$—	$2,375
Restructuring charge	—	—	—
Utilized-cash	(548)	—	(548)
Utilized-non-cash	—	—	—

Balance at December 31, 2004	$1,827	$—	$1,827
Restructuring charge	2,499	2,272	4,771
Utilized-cash	(914)	(1,465)	(2,379)
Utilized-non-cash	—	—	—

Balance at December 31, 2005	$3,412	$807	$4,219

        The restructuring accrual balance in the accompanying consolidated balance sheet is $1.8 million and $4.2 million at December 31, 2004 and 2005, of which $0.5 million and $2.1 million is in other accrued expenses at December 31, 2004 and 2005, and $1.3 million and $2.1 million is in other long term liabilities at December 31, 2004 and 2005.

13.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries. The Company provides Advanstar.com with certain administrative support services and charges for these services based on a general overhead charge. In addition, selected sales, editorial, marketing and production staff of the Company are shared with Advanstar.com. The Company also provides Advanstar.com with marketing and promotional support through advertising pages in its trade publications and exhibit space in its tradeshows. In return, Advanstar.com provides support on its web sites for the Company's trade publications and tradeshows.

        Effective January 1, 2005, the Company began consolidating the operations of Advanstar.com with its operations upon the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 46R, Consolidation of Variable Interest Entities. As a result of the adoption of FASB Interpretation No. 46R, the Company recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

        Prior to January 1, 2005, the Company recorded advances and notes issued in support of Advanstar.com operations as an operating expense in the Company's consolidated statement of operations. Net advances and notes charged to the Company's operations during the years ended December 31, 2003 and 2004 were $1.1 million and $3.3 million. In May 2004, the Company made a $1.9 million advance to Advanstar.com to fund the settlement of Advanstar.com's outstanding New York lease obligations.

14.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        In 2003, Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, provided services to the Company in connection with the arrangement and syndication of the Credit Facility and as a lender thereunder. CS Corp. was an initial purchaser of the Senior Secured Notes. The Company paid customary financing fees to CS Corp. for those services. The aggregate amount of all fees paid to the CS Corp. entities in connection with these financings during 2003 was approximately $10.4 million, including out-of-pocket expenses. This amount has been capitalized as deferred financing costs and is being amortized over the remaining term of the Senior Secured Notes.

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), affiliate of CS Corp. related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to the Company's tender offer (see Note 6).

        The Company has agreed to pay CSS (USA) an annual advisory fee of $0.5 million until the earlier of (i) an initial public offering of Holdings, (ii) the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Holdings' common stock held by them on the closing date of the DLJ Acquisition or (iii) October 11, 2005. This amount was expensed as incurred.

  Advanstar, Inc. Notes

        As a part of the financing for the acquisition of the Company by the DLJ Merchant Banking Funds in October 2000 and concurrently with the closing of the offering of the Senior Subordinated Notes in February 2001, Advanstar, Inc. issued discount notes bearing interest at 15% (the "Discount Notes") with an aggregate principal amount at maturity of $171.8 million. These notes do not require cash interest payments until 2006. Neither the Company nor any of its subsidiaries guarantee the Discount Notes.

        Advanstar, Inc. is a holding company and its ability to pay interest on the Discount Notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The Credit Facility, Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

        The restricted payments covenants in the Company's Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that it can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of the Company's cumulative interest expense in that period plus other items including proceeds from equity offerings. The Company's results are subject to a variety of factors, including general economic conditions and conditions in its markets. Although management believes that as of December 31, 2005, the Company would be permitted to pay dividends, the Company cannot assure you its results will in fact improve to a point to allow it to make distributions in light of these restrictions. Failure to pay the interest on these notes will be a default under the notes and also result in a default under the Company's Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its Credit Facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, the Company can make restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. On March 14, 2006, the Company declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for servicing its debt obligations.

15.    Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of Presentation

        The Company's Senior Subordinated Notes and Senior Secured Notes are fully and unconditionally guaranteed on a senior subordinated basis and senior basis, respectively, jointly and severally, by the Company's wholly owned domestic subsidiaries. The subsidiary guarantors are Men's Apparel Guild in California, Inc., Applied Business teleCommunications, CME2, Inc. and Project Global Tradeshow, Inc. The condensed consolidating financial statements of the guarantors are presented below and should be read in conjunction with the consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position, operating results and cash flows of the guarantors. There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2003

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$114,129	$63,581	$12,988	$—	$190,698
Operating expenses
Cost of production and selling, editorial and circulation	68,622	23,967	11,996	—	104,585
General and administrative	26,400	1,313	1,941	—	29,654
Restructuring charge	2,692	—	—	—	2,692
Funding of affiliated company operations	1,121	—	—	—	1,121
Depreciation and amortization	21,845	20,490	1,195	—	43,530

Total operating expenses	120,680	45,770	15,132	—	181,582

Operating (loss) income	(6,551)	17,811	(2,144)	—	9,116
Other income (expense)
Interest expense, net	(58,589)	—	(27)	—	(58,616)
Other income, net	(7,551)	—	(2,855)	—	(10,406)

(Loss) income from continuing operations	(72,691)	17,811	(5,026)	—	(59,906)
(Benefit) provision for income taxes	(13,151)	6,427	—	—	(6,724)
Equity in earnings of subsidiaries	6,358	—	—	(6,358)	—

(Loss) income from continuing operations	(53,182)	11,384	(5,026)	(6,358)	(53,182)
Discontinued operations
Income (loss) from operations of discontinued business, net of taxes	3,734	(233)	1,368	(1,135)	3,734

Net (loss) income	$(49,448)	$11,151	$(3,658)	$(7,493)	$(49,448)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2003

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(49,448)	$11,150	$(3,658)	$(7,492)	$(49,448)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity in earnings of subsidiaries	(7,492)	—	—	7,492	—
Gain on derivative financial instruments	(772)	—	—	—	(772)
Deferred income taxes	14,779	(7,554)	(235)	—	6,990
Depreciation and amortization	33,788	20,492	2,323	—	56,603
Other non-cash items	15,940	72	541	—	16,553
Change in working capital items	36,797	(23,772)	2,897	—	15,922

Net cash provided by operating activities	43,592	388	1,868	—	45,848

Cash flows from investing activities
Additions to property, plant and equipment	(7,054)	(388)	(166)	—	(7,608)
Acquisitions of publications and shows, net of proceeds	(137,712)	—	(13)	—	(137,725)

Net cash used in investing activities	(144,766)	(388)	(179)	—	(145,333)

Cash flows from financing activities
Payments of long-term debt, net	68,425	—	—	—	68,425
Dividends paid to minority interest holders	(1,000)	—	(227)	—	(1,227)
Contribution of capital from parent	60,000	—	—	—	60,000
Deferred financing costs	(16,962)	—	—	—	(16,962)

Net cash provided by (used in) financing activities	110,463	—	(227)	—	110,236

Effect of exchange rate changes on cash	(3)	—	(404)	—	(407)

Net increase in cash and cash equivalents	9,286	—	1,058	—	10,344
Cash and cash equivalents
Beginning of year	12,282	—	6,648	—	18,930

End of year	$21,568	$—	$7,706	$—	$29,274

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$33,956	$—	$7,267	$—	$41,223
Accounts receivable, net	25,685	—	1,014	—	26,699
Prepaid expenses	4,859	1,265	282	—	6,406
Other	2,374	—	76	—	2,450
Current assets of discontinued operations	813	—	1,877	—	2,690

Total current assets	67,687	1,265	10,516	—	79,468
Noncurrent assets
Property, plant and equipment, net	16,816	1,624	277	—	18,717
Deferred tax asset	8,438	292	—	(8,730)	—
Intangible and other assets, net	374,357	269,500	35,058	—	678,915
Investments in subsidiaries	514,479	—	10,421	(524,900)	—
Intercompany receivable	—	228,779	(4,274)	(224,505)	—
Non-current assets of discontinued operations and assets held for sale	124,773	—	11,064	—	135,837

	$1,106,550	$501,460	$63,062	$(758,135)	$912,937

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$1,300	$—	$—	$—	$1,300
Accounts payable	11,580	699	1,172	—	13,451
Accrued liabilities	32,429	7,275	726	—	40,430
Deferred revenue	23,683	15,554	45	—	39,282
Current liabilities of discontinued operations	10,768	—	5,118	—	15,886

Total current liabilities	79,760	23,528	7,061	—	110,349
Long-term debt, net of current maturities	612,919	—	—	—	612,919
Deferred income taxes and other long-term liabilities	22,224	8,730	255	(8,730)	22,479
Intercompany payable	224,505	—	—	(224,505)	—
Due to parent	2,698	—	—	—	2,698
Long-term liabilities of discontinued operations	3,579	—	48	—	3,627
Stockholder's equity
Common stock	10	3	959	(962)	10
Capital in excess of par value	447,367	438,117	86,882	(524,999)	447,367
(Accumulated deficit) retained earnings	(292,757)	31,082	(38,286)	7,204	(292,757)
Accumulated other comprehensive income (loss)	6,245	—	6,143	(6,143)	6,245

Total stockholder's equity	160,865	469,202	55,698	(524,900)	160,865

	$1,106,550	$501,460	$63,062	$(758,135)	$912,937

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$193,608	$68,356	$8,448	$—	$270,412
Operating expenses
Cost of production and selling, editorial and circulation	126,542	25,318	5,770	—	157,630
General and administrative	36,292	1,750	1,377	—	39,419
Funding of affiliated company operations	3,283	—	—	—	3,283
Depreciation and amortization	27,900	13,967	757	—	42,624

Total operating expenses	194,017	41,035	7,904	—	242,956

Operating (loss) income	(409)	27,321	544	—	27,456
Other income (expense)
Interest expense, net	(70,510)	—	4	—	(70,506)
Other income (expense), net	2,096	(49)	(796)	—	1,251

(Loss) income from continuing operations before income taxes	(68,823)	27,272	(248)	—	(41,799)
(Benefit) provision for income taxes	(3,688)	10,206	—	—	6,518
Equity in earnings of subsidiaries	16,818	—	—	(16,818)	—

(Loss) income from continuing operations	(48,317)	17,066	(248)	(16,818)	(48,317)
Discontinued operations
(Loss) income from operations of discontinued business, net of taxes	(2,846)	—	(15,197)	15,197	(2,846)

Net (loss) income	$(51,163)	$17,066	$(15,445)	$(1,621)	$(51,163)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(51,163)	$17,066	$(15,447)	$(1,619)	$(51,163)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Equity in earnings of subsidiaries	(1,619)	—	—	1,619	—
Gain on derivative financial instruments	(1,391)	—	—	—	(1,391)
Impairment of goodwill	—	—	15,570	—	15,570
Deferred income taxes	16,346	(5,086)	—	—	11,260
Depreciation and amortization	34,131	13,967	1,870	—	49,968
Other non-cash items	3,331	113	75	—	3,519
Change in working capital items	20,140	(23,151)	(6,466)	—	(9,477)

Net cash provided by (used in) operating activities	19,775	2,909	(4,398)	—	18,286

Cash flows from investing activities
Additions to property, plant and equipment	(7,418)	(1,309)	(254)	—	(8,981)
Acquisitions of publications and shows, net	(7,915)	—	—	—	(7,915)
Proceeds from sale of assets and other	20,343	(1,600)	3,755	—	22,498

Net cash provided by (used in) investing activities	5,010	(2,909)	3,501	—	5,602

Cash flows from financing activities
Payments of long-term debt, net	(11,700)	—	—	—	(11,700)
Dividends paid to minority interest holders	(500)	—	—	—	(500)
Deferred financing costs	(315)	—	—	—	(315)

Net cash used in financing activities	(12,515)	—	—	—	(12,515)

Effect of exchange rate changes on cash	118	—	458	—	576

Net increase (decrease) in cash and cash equivalents	12,388	—	(439)	—	11,949
Cash and cash equivalents
Beginning of year	21,568	—	7,706	—	29,274

End of year	$33,956	$—	$7,267	$—	$41,223

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2005

	Communications	Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$44,108	$1,725	$776	$—	$46,609
Accounts receivable, net	23,140	446	1,021	—	24,607
Prepaid expenses	6,539	1,136	196	—	7,871
Other	1,929	—	36	—	1,965

Total current assets	75,716	3,307	2,029	—	81,052
Noncurrent assets
Due from parent	2,232	—	—	—	2,232
Property, plant and equipment, net	18,360	2,778	168	—	21,306
Deferred tax asset	3,217	502	—	(3,719)	—
Intangible and other assets, net	368,693	266,246	22,687	—	657,626
Investments in subsidiaries	515,479	—	—	(515,479)	—
Intercompany receivable	—	259,760	(5,423)	(254,337)	—
Non-current assets of assets held for sale	4,620	—	—	—	4,620

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$201	$—	$—	$—	$201
Accounts payable	10,948	449	945	—	12,342
Accrued liabilities	29,625	8,086	283	—	37,994
Deferred revenue	23,585	22,840	47	—	46,472

Total current liabilities	64,359	31,375	1,275	—	97,009
Long-term debt, net of current maturities	461,786	—	—	—	461,786
Deferred income taxes and other long-term liabilities	36,227	3,719	206	(3,719)	36,433
Intercompany payable	254,337	—	—	(254,337)	—
Stockholder's equity
Common stock	10	8	353	(361)	10
Capital in excess of par value	447,367	448,112	48,704	(496,816)	447,367
(Accumulated deficit) retained earnings	(284,182)	49,379	(39,490)	(9,889)	(284,182)
Accumulated other comprehensive income (loss)	8,413	—	8,413	(8,413)	8,413

Total stockholder's equity	171,608	497,499	17,980	(515,479)	171,608

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$202,463	$77,596	$8,854	$—	$288,913
Operating expenses
Cost of production and selling, editorial and circulation	131,223	30,855	6,621	—	168,699
General and administrative	36,771	1,733	2,412	—	40,916
Restructuring charge	4,771	—	—	—	4,771
Depreciation and amortization	22,100	14,967	688	—	37,755

Total operating expenses	194,865	47,555	9,721	—	252,141

Operating income	7,598	30,041	(867)	—	36,772
Other income (expense)
Interest income (expense), net	(61,611)	1	28	—	(61,582)
Other expense, net	(11,412)	(76)	(1,013)	—	(12,501)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(65,425)	29,966	(1,852)	—	(37,311)
(Benefit) provision for income taxes	(14,410)	11,669	9	—	(2,732)
Equity in earnings of subsidiaries	16,436	—	—	(16,436)	—

(Loss) income from continuing operations before cumulative effect of accounting change	(34,579)	18,297	(1,861)	(16,436)	(34,579)
Discontinued operations
Income (loss) from operations of discontinued business, net of tax	38,536	—	1,795	(1,795)	38,536

Income (loss) before cumulative effect of accounting change	3,957	18,297	(66)	(18,231)	3,957
Cumulative effect of accounting change	4,618	—	—	—	4,618

Net income (loss)	$8,575	$18,297	$(66)	$(18,231)	$8,575

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net income (loss)	$8,575	$18,297	$(66)	$(18,231)	$8,575
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Equity in earnings of subsidiaries	(18,231)	—	—	18,231	—
Gain on derivative financial instruments	(103)	—	—	—	(103)
Write-off of deferred financing costs	3,517	—			3,517
Impairment of intangible assets	2,272	—	—	—	2,272
Deferred income taxes	18,261	(5,011)	—	—	13,250
Depreciation and amortization	24,791	14,967	960	—	40,718
Other non-cash items	(72,100)	321	19,277	—	(52,502)
Change in working capital items	35,583	(14,517)	(28,485)	—	(7,419)

Net cash provided by (used in) operating activities	2,565	14,057	(8,314)	—	8,308

Cash flows from investing activities
Additions to property, plant and equipment	(7,485)	(2,048)	(31)	—	(9,564)
Acquisitions of publications and shows	(4,677)	(10,884)	—	—	(15,561)
Proceeds from sale of assets and other	172,984	—	1,100	—	174,084

Net cash provided by (used in) investing activities	160,822	(12,932)	1,069	—	148,959

Cash flows from financing activities
Payments of long-term debt	(152,167)	—	—	—	(152,167)
Dividends paid to minority interest holders	(900)	—	—	—	(900)
Project grant refunds received	—	600	—	—	600
Deferred financing costs	(168)	—	—	—	(168)

Net cash (used in) provided by financing activities	(153,235)	600	—	—	(152,635)

Effect of exchange rate changes on cash	—	—	754	—	754

Net increase (decrease) in cash and cash equivalents	10,152	1,725	(6,491)	—	5,386
Cash and cash equivalents
Beginning of year	33,956	—	7,267	—	41,223

End of year	$44,108	$1,725	$776	$—	$46,609

Advanstar Communications Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2005	June 30, 2006
	(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$46,609	$51,781
Accounts receivable, net of allowance of $1,076 and $1,026 at December 31, 2005 and June 30, 2006	24,607	22,861
Prepaid expenses	7,871	9,988
Other	1,965	2,048

Total current assets	81,052	86,678
Due from parent	2,232	2,400
Property, plant and equipment, net	21,306	21,560
Intangible and other assets:
Goodwill	594,982	596,268
Intangibles and other, net	62,644	48,844

Total intangible and other assets, net	657,626	645,112

Non-current assets held for sale	4,620	4,620

	$766,836	$760,370

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$201	$101
Accounts payable	12,342	13,765
Accrued compensation	7,236	4,490
Other accrued expenses	30,758	29,871
Deferred revenue	46,472	44,067

Total current liabilities	97,009	92,294
Long-term debt, net of current maturities	461,786	471,663
Deferred income taxes	31,500	35,317
Other long-term liabilities	4,933	3,221
Commitments and contingencies
Stockholder's equity:
Common stock, $.01 par value, 3,500,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2005 and June 30, 2006	10	10
Capital in excess of par value	447,367	434,431
Accumulated deficit	(284,182)	(285,941)
Accumulated other comprehensive income	8,413	9,375

Total stockholder's equity	171,608	157,875

	$766,836	$760,370

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended June 30,
	2005	2006
	(in thousands)
Revenue	$55,990	$59,238
Operating expenses:
Cost of production (excluding depreciation)	11,293	11,806
Selling, editorial and circulation (excluding depreciation)	26,632	27,846
General and administrative (excluding depreciation)	9,816	10,479
Restructuring charge	2,015	(80)
Depreciation and amortization	9,519	10,030

Total operating expenses	59,275	60,081

Operating loss	(3,285)	(843)
Other income (expense):
Interest expense	(17,610)	(14,054)
Interest income	668	482
Loss on extinguishment of debt	(12,581)	(497)
Other expense, net	(38)	(4)

Loss from continuing operations before income taxes	(32,846)	(14,916)
(Benefit) provision for income taxes	(3,680)	1,871

Loss from continuing operations	(29,166)	(16,787)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	44,675	(48)

Net income (loss)	$15,509	$(16,835)

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2005	2006
	(in thousands)
Revenue	$146,562	$165,816
Operating expenses:
Cost of production (excluding depreciation)	27,519	33,945
Selling, editorial and circulation (excluding depreciation)	56,666	60,541
General and administrative (excluding depreciation)	22,500	20,557
Restructuring charge	2,015	2,325
Depreciation and amortization	19,477	18,692

Total operating expenses	128,177	136,060

Operating income	18,385	29,756
Other income (expense):
Interest expense	(35,274)	(27,826)
Interest income	845	957
Loss on extinguishment of debt (see Note 6)	(12,581)	(497)
Other expense, net	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(28,646)	2,233
(Benefit) provision for income taxes	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	43,797	(122)

Income (loss) before cumulative effect of accounting change	17,036	(1,759)
Cumulative effect of accounting change (see Note 11)	4,618	—

Net income (loss)	$21,654	$(1,759)

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2005	2006
	(in thousands)
Operating activities:
Net (loss) income	$21,654	$(1,759)
Adjustments to reconcile net income to net cash from operating activities:
Cumulative effect of accounting change	(4,618)	—
Impairment of intangible assets	2,272	—
Depreciation and amortization	22,431	18,692
Write-off of deferred financing costs	3,517	497
Gain on derivative financial instruments	(52)	—
Loss on asset disposal	—	176
Gain on sale of business and other assets	(53,053)	—
Losses of minority interest holders	566	—
Non-cash interest expense	1,587	1,379
Deferred income taxes	10,940	3,816
Provision for bad debts	471	374
Changes in operating assets and liabilities	(19,338)	(6,957)

Net cash (used in) provided by operating activities	(13,623)	16,218

Investing activities:
Additions to property, plant and equipment	(2,740)	(6,102)
Acquisitions of intangible assets and other	(476)	(50)
Proceeds from sale of business and other assets	166,739	21

Net cash provided (used in) by investing activities	163,523	(6,131)

Financing activities:
Payments of long-term debt	(152,117)	(150)
Proceeds from issuance of long-term debt	—	10,000
Payment of deferred finance costs	(129)	(1,526)
Dividends paid to minority interest holders	(900)	—
Dividend paid to stockholder	—	(12,936)

Net cash used in financing activities	(153,146)	(4,612)

Effect of exchange rate changes on cash	384	(303)

Net increase (decrease) in cash and cash equivalents	(2,862)	5,172
Cash and cash equivalents, beginning of period	41,223	46,609

Cash and cash equivalents, end of period	$38,361	$51,781

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by Advanstar Communications Inc. ("Communications," or the "Company") in accordance with the instructions to Form 10-Q and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Management believes that all adjustments, consisting solely of normal recurring items, considered necessary for a fair statement of financial position and results of operations, have been included. These condensed consolidated financial statements, however, should be read in conjunction with the audited financial statements and the related notes included in this prospectus. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2006.

2.    Summary of Significant Interim Accounting Policies

  Interim income tax expense

        The Company determines its quarterly income tax provision based upon an estimated annual effective income tax rate and discrete items as they occur. In determining the effective income tax rate applicable to interim periods, the Company excludes tax jurisdictions where no tax expense or benefit is expected for the entire year.

3.    Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill by operating segment are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balance as of December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982
Goodwill acquired or completion of purchase price allocation	9	—	41	—	50
Foreign currency translation	—	—	—	1,236	1,236

Balance as of June 30, 2006	$316,563	$188,837	$79,715	$11,153	$596,268

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively, subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years, and trademarks and trade names are amortized on a straight-line basis over twenty years. These intangible assets consist of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Trade exhibitor lists	$132,936	$133,203
Advertiser lists	29,680	29,680
Subscriber lists	6,023	6,023
Trade names and trademarks	19,211	19,211
Other intangible assets	20,275	20,071
Deferred financing costs	18,668	18,356

	226,793	226,544
Accumulated amortization	(164,149)	(177,700)

Total intangible and other assets, net	$62,644	$48,844

        Estimated amortization expense of identified intangible and other assets for the remaining six months of 2006 and for the next five years is as follows:

(in thousands)
2006	$7,754
2007	8,372
2008	5,454
2009	1,919
2010	1,570
2011	1,092

4.    Acquisitions and Divestitures

  Acquisitions

        All acquisitions (collectively, the "Acquired Businesses") have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for the Acquired Businesses have been included in the accompanying condensed consolidated financial statements since their respective dates of acquisition. The Acquired Businesses have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the fashion industry, for $9.9 million in cash, subject to a working capital adjustment, which will be completed in 2006. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former shareholders.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of POOL Tradeshow ("POOL") for $3.0 million in cash. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired business and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former owner (see Note 13 for subsequent event).

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business. Any contingent consideration paid will be recorded as goodwill when earned by the former shareholder.

        In the second quarter of 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The Company has recognized contingent consideration for the Acquired Businesses as compensation expense in the condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
IVT contingent consideration	$320	$—	$620	$—

        The change in the balance of accrued contingent consideration in the accompanying condensed consolidated balance sheet included as part of other accrued expenses is as follows:

Total
(in thousands)
Balance at December 31, 2005	$1,336
Contingent consideration	—
Payments to former shareholders	(448)

Balance at June 30, 2006	$888

        The pro forma operating results of the Acquired Businesses for the three and six months ended June 30, 2005 discussed above are immaterial to the Company's consolidated results of operations.

  Divestitures

        The operating results, related income taxes, and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the condensed consolidated statements of operations for the three and six months ended June 30, 2005 and 2006. Interest expense was not allocated to any of the Company's discontinued operations.

  Portfolio Group

        On May 23, 2005, the Company, Advanstar, Inc. and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all its business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products serving information technology, communications, travel, beauty, home entertainment, and portfolio markets, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after obtaining final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $185.0 million in cash less selling expenses and working capital adjustments of $11.2 million. The Company recorded a gain of $52.9 million on the sale.

        Revenue of the Portfolio Group, included in discontinued operations in the condensed consolidated statements of operations, was $25.5 million and $49.0 million for the three and six months ended June 30, 2005.

  East Coast Fashion Tradeshow Acquired from Larkin-Pluznik-Larkin, LLC

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles. East Coast Fashion had $0.9 million of revenue in the three and six months ended June 30, 2005.

  Arenacross

        In December 2005, the Company sold its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale. Arenacross had no revenue in the three or six months ended June 30, 2005.

  Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office"). The Company ceased depreciation of these assets, effective second quarter of 2005. As of December 31, 2005 and June 30, 2006, the Company reported this building and land as assets held for sale in the condensed consolidated balance sheet.

        The financial results of the Disposed Businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Income (loss) before income taxes	$57,152	$(48)	$58,574	$(167)
Income tax provision (benefit)	12,557	—	14,211	(45)
Minority interests	80	—	(566)	—

Income (loss) from operations of discontinued businesses	$44,675	$(48)	$43,797	$(122)

        The Company allocated $121.8 million of goodwill to the Portfolio Group and included the allocated goodwill in its calculation of gain on disposal in the second quarter of 2005. Goodwill allocated to the Portfolio Group was based on its relative fair value to the entire reporting unit prior to disposal. Subsequent to the sale of the Portfolio Group, management changed its reportable segments (see Note 7). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Portfolio Group.

5.    Debt

  Credit facility

        The Company is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. On May 24, 2006, the Company amended and restated its existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The Credit Facility is guaranteed by the Company's parent, Advanstar, Inc., its parent, Advanstar Holdings Corp., and by the Company's domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of the Company and the guarantors. As a result of the amendment and restatement of the Credit Facility, the Company expensed unamortized deferred finance costs of $0.5 million and capitalized additional deferred finance costs of $1.5 million.

        The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility. As of June 30, 2006, the Company had $2.1 million of unused letters of credit, which reduced borrowings available under the Credit Facility to $47.9 million.

        Prior to June 2005, the Credit Facility consisted of (i) $25.0 million of term B loans due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007. In June 2005, the Company repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4).

  Senior secured notes

        The Senior Secured Notes initially consisted of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"), which require quarterly amortization equal to 0.25% of the principal amount thereof, and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        The floating rate notes and fixed rate notes prior to the transaction described below were fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including Advanstar). The covenants under the notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        In June 2005, the Company used a portion of the proceeds from the Portfolio Group sale to repurchase $8.7 million of the fixed rate notes at a price equal to 100% of the principal amount plus accrued interest. Separately, the Company also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,073 per $1,000 principal amount tendered plus accrued and unpaid interest to the date of settlement. In the second quarter of 2005, the Company recognized a $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

        In connection with the tender offer, the Company and the trustee entered into a supplemental indenture with respect to the floating rate notes that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        On June 23, 2006, the Company issued a notice of redemption to redeem all of its remaining $9.8 million of outstanding floating rate notes at par. The redemption will occur on August 15, 2006.

  Senior subordinated notes

        The Company's $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        Long-term debt consists of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Revolving credit loan, interest at LIBOR plus 2.5%; due May 2009	$—	$—
Term loan, interest at LIBOR plus 2.5%; 7.83% at June 30, 2006 due May 2009	—	10,000
Second priority senior secured floating rate notes, interest at
LIBOR plus 7.5%; 12.83% at June 30, 2006, due 2008	9,872	9,822
10.75% Second priority senior secured notes, due 2010, plus unamortized premium of $680 and $606 at December 31, 2005 and June 30, 2006, respectively	292,015	291,942
Senior subordinated notes, interest at 12.00%, due 2011	160,000	160,000
Acquisition note payable, due June 2006	100	—

	461,987	471,764
Less current maturities	(201)	(101)

	$461,786	$471,663

6.    Comprehensive Income

        The table below presents comprehensive income, defined as changes in the equity of the Company excluding changes resulting from investments by and distributions to shareholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Net income (loss)	$15,509	$(16,835)	$21,654	$(1,759)
Change in cumulative translation adjustment	535	768	77	962
Change in unrealized losses on derivative financial instruments	(25)	—	(51)	—

Comprehensive income (loss)	$16,019	$(16,067)	$21,680	$(797)

7.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the three and six months ended June 30, 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Revenue
Fashion & Licensing	$10,074	$10,952	$46,970	$59,046
Life Sciences	38,977	40,002	71,679	75,122
Powersports	4,435	5,514	23,060	26,660
Other	2,504	2,770	4,853	4,988

Total	$55,990	$59,238	$146,562	$165,816

Contribution margin
Fashion & Licensing	$4,286	$4,999	$27,872	$33,917
Life Sciences	12,488	13,428	21,660	23,580
Powersports	(1,043)	(115)	8,114	10,410
Other	1,199	173	2,458	1,170

        The reconciliation of total segment contribution margin to consolidated income from continuing operations before income taxes and cumulative effect of accounting change is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Total segment contribution margin	$16,930	$18,485	$60,104	$69,077
General and administrative expense not allocated to segment operations	(8,681)	(9,378)	(20,227)	(18,304)
Restructuring charge	(2,015)	80	(2,015)	(2,325)
Depreciation and amortization	(9,519)	(10,030)	(19,477)	(18,692)
Other expense (primarily interest)	(29,561)	(14,073)	(47,031)	(27,523)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	$(32,846)	$(14,916)	$(28,646)	$2,233

8.    Restructuring Activity

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during 2005. In the first quarter of 2006, the Company vacated additional leased office space in New York, NY, and revised its estimate of expected future sublease income for this space, resulting in additional charges during the first quarter of 2006. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        Effective June 2006, the Company entered into a lease modification and surrender agreement for approximately 60% of its vacated office space in New York, NY. Under the terms of the agreement, the Company will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and it will have no further future lease obligations for the portion of the space surrendered. In June 2006 the Company adjusted its accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Restructuring charges incurred are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Facility exit costs	$794	$(82)	$794	$2,339
Employee severance and other termination costs	1,221	2	1,221	(14)

Restructuring charge	$2,015	$(80)	$2,015	$2,325

        The summary of the Company's change in restructuring accruals is as follows:

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2005	$3,412	$807	$4,219
Restructuring charge	2,339	(14)	2,325
Utilized-cash	(1,299)	(687)	(1,986)
Utilized-non-cash	—	—	—

Balance at June 30, 2006	$4,452	$106	$4,558

        The restructuring accrual balance in the accompanying condensed consolidated balance sheet is $4.2 million and $4.6 million at December 31, 2005 and June 30, 2006, of which $2.1 million and $3.7 million is in other accrued expenses at December 31, 2005 and June 30, 2006, and $2.1 million and $0.9 million is in other long term liabilities at December 31, 2005 and June 30, 2006.

9.    Stock Based Compensation

        On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123R, Share-Based Payment("SFAS 123R"). Under SFAS 123R, the Company's share based awards meet the definition of liability awards. As allowed under the provisions of this statement for entities not meeting the public company definition, the Company adopted the intrinsic value method of accounting for its liability awards. Accordingly, compensation expense and a related liability is recorded only if the value of the Company's shares underlying its share based awards are greater than the awards' exercise price as of the end of the applicable reporting period. As of June 30, 2006, the Company's management has determined that the fair value of its common stock underlying its share based option awards is less than the exercise price of all its options. Accordingly, no liability or expense has been recorded during the three or six months ended June 30, 2006. The Company had no options exercised or cash settlement transactions during the three or six months ended June 30, 2006 relating to its stock option plan.

        Prior to January 1, 2006, the Company accounted for its stock options and awards to employees under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recorded in the condensed consolidated statement of operations for the three and six months ended June 30, 2005.

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the Plan totaled 297,789 at June 30, 2006.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2005	3,965,000	$10.00
Cancelled	(190,000)	10.00

Outstanding at June 30, 2006	3,775,000	$10.00

        At June 30, 2006, the outstanding stock options had a weighted average remaining contractual life of 4.8 years and an exercise price of $10.00 per option. Of the options outstanding at June 30, 2006, 2,661,040 were exercisable.

10.    Related-Party Transactions

  Financial advisory fees and agreements

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to the Company's tender offer (see Note 5).

  Advanstar, Inc. notes

        In February 2001, Advanstar, Inc. issued discount notes bearing interest at 15% (the "Discount Notes") with an aggregate principal amount due October 2011 of $171.8 million. These notes require cash interest payments starting in April 2006. Neither the Company nor any of its subsidiaries guarantee the Discount Notes.

        Advanstar, Inc. is a holding company and its ability to pay interest on the Discount Notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The Credit Facility, Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

        The restricted payments covenants in the Company's Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that it can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of the Company's cumulative interest expense in that period plus other items including proceeds from equity offerings. The Company cannot assure you its results will in fact improve to a point to allow it to make future distributions in light of these restrictions. Failure to pay the interest on these notes will be a default under the notes and also result in a default under the Company's Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its Credit Facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, the Company can make restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc., none of which has been used as of June 30, 2006. On March 14, 2006, the Company declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for its April 2006 interest payment on its Discount Notes. Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. The Company expects its results will allow it to continue to make dividend payments to Advanstar, Inc., for purposes of debt service.

11.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries.

        Effective January 1, 2005, the Company began consolidating the operations of Advanstar.com with its operations upon the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 46R ("FIN 46R"), Consolidation of Variable Interest Entities. As a result of the adoption of FIN 46R, the Company recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

12.    Recently Issued Accounting Pronouncements

        In July 2006 FASB issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

13.    Subsequent Events

  Dividend Payment

        In July 2006, the Company's ultimate parent, Advanstar Holdings Corp., entered into a stock purchase agreement with the Company's former Chief Executive Officer, Robert L. Krakoff. Pursuant to the agreement, Advanstar Holdings Corp. agreed to repurchase all of the shares of its common stock held by Mr. Krakoff for $9.00 per share. Simultaneously with the execution of the stock purchase agreement, Advanstar Holdings Corp. entered into a cancellation of stock options agreement whereby Mr. Krakoff surrendered all of his stock options. The Company declared and paid a $3.3 million dividend to its parent, Advanstar, Inc. for purposes of funding this transaction.

  Termination Agreement

        In July 2006, the Company and the former owner of POOL entered into an agreement to terminate the former owner's employment with the Company and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with the Company. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

14.    Unaudited Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of presentation

        The Company's Senior Subordinated Notes and Senior Secured Notes are fully and unconditionally guaranteed on a senior subordinated basis and senior basis, respectively, jointly and severally, by the Company's wholly owned domestic subsidiaries. The subsidiary guarantors are Men's Apparel Guild in California, Inc., Applied Business teleCommunications, CME2, Inc. and Project Global Tradeshow, Inc. The unaudited condensed consolidating financial statements of the guarantors are presented below and should be read in conjunction with the condensed consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position and results of the guarantors. There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

At December 31, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$44,108	$1,725	$776	$—	$46,609
Accounts receivable, net	23,140	446	1,021	—	24,607
Prepaid expenses	6,539	1,136	196	—	7,871
Other	1,929	—	36	—	1,965

Total current assets	75,716	3,307	2,029	—	81,052
Non-current assets
Due from parent	2,232	—	—	—	2,232
Property, plant and equipment, net	18,360	2,778	168	—	21,306
Deferred tax asset	3,217	502	—	(3,719)	—
Intangible and other assets, net	368,693	266,246	22,687	—	657,626
Investments in subsidiaries	515,479	—	—	(515,479)	—
Intercompany receivable	—	259,760	(5,423)	(254,337)	—
Non-current assets held for sale	4,620	—	—	—	4,620

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$201	$—	$—	$—	$201
Accounts payable	10,948	449	945	—	12,342
Accrued liabilities	29,625	8,086	283	—	37,994
Deferred revenue	23,585	22,840	47	—	46,472

Total current liabilities	64,359	31,375	1,275	—	97,009
Long-term debt, net of current maturities	461,786	—	—	—	461,786
Deferred income taxes and other long-term liabilities	36,227	3,719	206	(3,719)	36,433
Intercompany payable	254,337	—	—	(254,337)	—
Stockholder's equity
Common stock	10	8	353	(361)	10
Capital in excess of par value	447,367	448,112	48,704	(496,816)	447,367
(Accumulated deficit) retained earnings	(284,182)	49,379	(39,490)	(9,889)	(284,182)
Accumulated other comprehensive income (loss)	8,413	—	8,413	(8,413)	8,413

Total stockholder's equity	171,608	497,499	17,980	(515,479)	171,608

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$54,478	$(188)	$1,700	$—	$55,990
Operating expenses
Cost of production, selling, editorial, and circulation	35,329	1,233	1,363	—	37,925
General and administrative	8,816	376	624	—	9,816
Restructure charge	2,015	—	—	—	2,015
Depreciation and amortization	5,722	3,617	180	—	9,519

Total operating expenses	51,882	5,226	2,167	—	59,275

Operating income (expense)	2,596	(5,414)	(467)	—	(3,285)
Other income (expense)
Interest (expense) income, net	(16,949)	—	7	—	(16,942)
Loss on extingishment of debt	(12,581)	—	—	—	(12,581)
Other income (expense), net	141	(38)	(141)	—	(38)

Loss from continuing operations before income taxes	(26,793)	(5,452)	(601)	—	(32,846)
(Benefit) provision for income taxes	(1,795)	(1,886)	1	—	(3,680)
Equity in earnings of subsidiaries	(4,168)	—	—	4,168	—

(Loss) income from continuing operations	(29,166)	(3,566)	(602)	4,168	(29,166)
Income (loss) from operations of discontinued	44,675	—	(902)	902	44,675

Net income (loss)	$15,509	$(3,566)	$(1,504)	$5,070	$15,509

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the six months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$107,182	$36,475	$2,905	$—	$146,562
Operating expenses:
Cost of production and selling, editorial and circulation	67,833	13,692	2,660	—	84,185
General and administrative	20,515	716	1,269	—	22,500
Funding of affiliated company operations	2,015	—	—	—	2,015
Depreciation and amortization	11,890	7,220	367	—	19,477

Total operating expenses	102,253	21,628	4,296	—	128,177

Operating income (loss)	4,929	14,847	(1,391)	—	18,385
Other income (expense):
Interest (expense) income, net	(34,445)	—	16	—	(34,429)
Loss on early extinguishment of debt	(12,581)	—	—	—	(12,581)
Other income (expense), net	271	(38)	(254)	—	(21)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(41,826)	14,809	(1,629)	—	(28,646)
(Benefit) provision for income taxes	(7,592)	5,698	9	—	(1,885)
Equity in earnings of subsidiaries	7,473	—	—	(7,473)	—

Net (loss) income from continuing operations before cumulative effect of accounting change	(26,761)	9,111	(1,638)	(7,473)	(26,761)
Income (loss) from operations of discontinued businesses, net of tax	43,797	—	14,051	(14,051)	43,797

Income (loss) before cumulative effect of accounting change	17,036	9,111	12,413	(21,524)	17,036
Cumulative effect of accounting change	4,618	—	—	—	4,618

Net income (loss)	$21,654	$9,111	$12,413	$(21,524)	$21,654

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the six months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Operating activities:
Net income (loss)	$21,654	$9,111	$12,413	$(21,524)	$21,654
Adjustments to reconcile net income (loss) to net cash from operating activities:
Equity in earnings of subsidiaries	(21,524)	—	—	21,524	—
Gain on derivative financial instruments	(52)	—	—	—	(52)
Depreciation and amortization	14,572	7,220	639	—	22,431
Other non-cash items	(25,871)	24	(12,471)	—	(38,318)
Change in working capital items	(2,332)	(15,665)	(1,341)	—	(19,338)

Net cash (used in) provided by operating activities	(13,553)	690	(760)	—	(13,623)

Investing activities:
Additions to property, plant and equipment	(2,033)	(690)	(17)	—	(2,740)
Acquisitions of publications and tradeshows, net of proceeds	(476)	—	—	—	(476)
Proceeds from sale of business and other assets	165,639	—	1,100	—	166,739

Net cash provided by (used in) investing activities	163,130	(690)	1,083	—	163,523

Financing activities:
Payments of long-term debt	(152,117)	—	—	—	(152,117)
Deferred financing costs	(129)	—	—	—	(129)
Dividends paid to minority interest holders	(900)	—	—	—	(900)

Net cash used in financing activities	(153,146)	—	—	—	(153,146)

Effect of exchange rate changes on cash	—	—	384	—	384

Net (decrease) increase in cash and cash equivalents	(3,569)	—	707	—	(2,862)
Cash and cash equivalents, beginning of year	33,956	—	7,267	—	41,223

Cash and cash equivalents, end of year	$30,387	$—	$7,974	$—	$38,361

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

At June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$48,692	$1,798	$1,291	$—	$51,781
Accounts receivable, net	20,597	826	1,438	—	22,861
Prepaid expenses	6,380	3,074	534	—	9,988
Other	2,002	—	46	—	2,048

Total current assets	77,671	5,698	3,309	—	86,678
Non-current assets:
Due from parent	2,400	—	—	—	2,400
Property, plant and equipment, net	18,476	2,907	177	—	21,560
Deferred tax asset	3,481	502	—	(3,983)	—
Intangible and other assets, net	362,548	258,907	23,657	—	645,112
Investments in subsidiaries	527,103	—	—	(527,103)	—
Intercompany receivable	—	279,800	(5,949)	(273,851)	—
Non-current assets held for sale	4,620	—	—	—	4,620

	$996,299	$547,814	$21,194	$(804,937)	$760,370

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$101	$—	$—	$—	$101
Accounts payable	10,966	1,692	1,107	—	13,765
Accrued liabilities	27,425	6,550	386	—	34,361
Deferred revenue	15,880	27,005	1,182	—	44,067

Total current liabilities	54,372	35,247	2,675	—	92,294
Long-term debt, net of current maturities	471,663	—	—	—	471,663
Deferred income taxes and other long-term liabilities	38,538	3,798	185	(3,983)	38,538
Intercompany payable	273,851	—	—	(273,851)	—
Stockholder's equity:
Common stock	10	8	353	(361)	10
Capital in excess of par value	434,431	448,112	48,704	(496,816)	434,431
(Accumulated deficit) retained earnings	(285,941)	60,649	(40,098)	(20,551)	(285,941)
Accumulated other comprehensive income	9,375	—	9,375	(9,375)	9,375

Total stockholder's equity	157,875	508,769	18,334	(527,103)	157,875

	$996,299	$547,814	$21,194	$(804,937)	$760,370

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$55,550	$1,481	$2,207	$—	$59,238
Operating expenses:
Cost of production, selling, editorial, and circulation	35,308	2,586	1,758	—	39,652
General and administrative	9,536	666	277	—	10,479
Restructuring charge	(80)	—	—	—	(80)
Depreciation and amortization	5,825	4,041	164	—	10,030

Total operating expenses	50,589	7,293	2,199	—	60,081

Operating income (loss)	4,961	(5,812)	8	—	(843)
Other income (expense):
Interest (expense) income, net	(13,579)	—	7	—	(13,572)
Loss on extinguishment of debt	(497)	—	—	—	(497)
Other income (expense), net	134	—	(138)	—	(4)

Loss from continuing operations before income taxes	(8,981)	(5,812)	(123)	—	(14,916)
Provision (benefit) for income taxes	3,944	(2,073)	—	—	1,871
Equity in earnings of subsidiaries	(3,862)	—	—	3,862	—

(Loss) income from continuing operations	(16,787)	(3,739)	(123)	3,862	(16,787)
(Loss) income from operations of discontinued businesses, net of taxes	(48)	—	13	(13)	(48)

Net (loss) income	$(16,835)	$(3,739)	$(110)	$3,849	$(16,835)

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the six months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$113,760	$48,109	$3,947	$—	$165,816
Operating expenses:
Cost of production and selling, editorial and circulation	70,581	20,512	3,393	—	94,486
General and administrative	18,791	1,156	610	—	20,557
Restructuring charge	2,325	—	—	—	2,325
Depreciation and amortization	10,389	7,980	323	—	18,692

Total operating expenses	102,086	29,648	4,326	—	136,060

Operating income (loss)	11,674	18,461	(379)	—	29,756
Other income (expense):
Interest (expense) income, net	(26,876)	—	7	—	(26,869)
Loss on extinguishment of debt	(497)	—	—	—	(497)
Other income (expense), net	100	(2)	(255)	—	(157)

(Loss) income from continuing operations before income taxes	(15,599)	18,459	(627)	—	2,233
(Benefit) provision for income taxes	(3,319)	7,189	—	—	3,870
Equity in earnings of subsidiaries	10,643	—	—	(10,643)	—

(Loss) income from continuing operations	(1,637)	11,270	(627)	(10,643)	(1,637)
Discontinued operations:
(Loss) income from operations of discontinued businesses, net of taxes	(122)	—	19	(19)	(122)

Net (loss) income	$(1,759)	$11,270	$(608)	$(10,662)	$(1,759)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the six months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Operating activities:
Net (loss) income	$(1,759)	$11,270	$(608)	$(10,662)	$(1,759)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Equity in earnings of subsidiaries	(10,662)	—	—	10,662	—
Depreciation and amortization	10,389	7,980	323	—	18,692
Other non-cash items	6,183	115	(56)	—	6,242
Change in working capital items	10,336	(18,490)	1,197	—	(6,957)

Net cash provided by operating activities	14,487	875	856	—	16,218

Investing activities:
Additions to property, plant and equipment	(5,261)	(803)	(38)	—	(6,102)
Acquisitions of intangible assets and other	(30)	1	—	—	(29)

Net cash used in investing activities	(5,291)	(802)	(38)	—	(6,131)

Financing activities:
Payments of long-term debt	(150)	—	—	—	(150)
Proceeds from issuance of long-term debt	10,000	—	—	—	10,000
Deferred finance costs	(1,526)	—	—	—	(1,526)
Dividend paid to stockholder	(12,936)	—	—	—	(12,936)

Net cash used in financing activities	(4,612)	—	—	—	(4,612)

Effect of exchange rate changes on cash	—	—	(303)	—	(303)

Net increase in cash and cash equivalents	4,584	73	515	—	5,172
Cash and cash equivalents, beginning of year	44,108	1,725	776	—	46,609

Cash and cash equivalents, end of year	$48,692	$1,798	$1,291	$—	$51,781

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

ITEM	AMOUNT
SEC Registration Fee	$—	*
Printing and Engraving Costs	55,000	*
Legal Fees and Expenses	20,000	*
Accounting Fees and Expenses	12,000	*
Miscellaneous	3,000	*

Total	$90,000

*
Previously paid

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Advanstar Communications Inc. (the "Company") is a New York Corporation. Section 402(b) of the New York Business Corporation ("NYBCL") statute generally provides that a company's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of its directors for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (iii) that his acts violated section 719 of the NYBCL.

        In addition, section 722(a) of the NYBCL generally provides that a corporation may indemnify officers made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, if such director or officer acted in good faith.

        Section 722(c), in general, further provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys fees in connection with the defense or settlement of such action if such director or officer acted in good faith.

        Generally, the Company's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the provisions of paragraph (b) of section 402 of the NYBCL. In addition, the Company's bylaws indemnify its directors and officers in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or other enterprise, except in relation to matters as to which a director or officer is adjudged to have breached his duty of care or to have acted in bad faith.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        On August 18, 2003 and September 25, 2003, the Registrant sold $130 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2008 and $300 million aggregate principal amount of its 10 3/4% Second Priority Senior Secured Notes due 2010 to Credit Suisse First Boston LLC, Banc of America Securities LLC and Fleet Securities, Inc. (collectively, the "August initial purchasers") and Credit Suisse First Boston LLC (the "September initial purchaser"), respectively, in private placements in reliance on Section 4(2) under the Securities Act. The second priority senior secured notes were immediately resold by the August initial purchasers and the September initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.1.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.2
Asset purchase agreement dated April 2, 2005 between Advanstar, Inc. and its subsidiaries and Questex Media Group, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1
Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2
Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3
Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.5
Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)

3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement
(File No. 333-109648) and incorporated by reference herein)
4.3
Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)
4.4
Registration Rights Agreement dated as of February 21, 2001 between the Company and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC, as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5
Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-111155) and incorporated by reference herein)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2005) (Previously filed as an exhibit to Advanstar, Inc.'s Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1
Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (previously filed as an exhibit to Advanstar, Inc.'s Annual Report of Form 10-K for 2004 and incorporated by reference herein)+
10.2
Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1
(File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1
(File No. 333-59284) and incorporated by reference herein)

10.3	Second Amended and Restated Credit Agreement dated as of May 24, 2006 (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein)
10.4
Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein) +
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)+
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2
Amendment to Employment Agreement, effective September 15, 2004, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5.3
Amendment to Employment Agreement No. 3, effective February 1, 2006, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7
Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein)+
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1
Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)+
10.10.1
Letter Agreement by and between Advanstar Holdings Corp., and Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11
Agreement, dated June 29, 2000, between Advanstar Communications Inc. and Ward D. Hewins (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2005 and incorporated by reference herein)+

10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein) +
10.13
Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14	Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent+*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc.*
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1) (Previously filed)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page)*
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for 10 3/4% second priority senior secured notes due 2010*

+
Denotes management contract or compensatory plan

*
Filed herewith

(B) FINANCIAL STATEMENT SCHEDULES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS.
ADVANSTAR COMMUNICATIONS INC. VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Year Ended December 31,
2005	$785,000	$1,406,000	$—	$1,115,000	$1,076,000
2004	838,000	605,000	—	658,000	785,000
2003	859,000	521,000	—	542,000	838,000

(1)
Uncollectible accounts written off.

        All other financial schedules are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

        (a) The undersigned hereby undertakes:

  (1)
  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and

    Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanstar Communications, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

ADVANSTAR COMMUNICATIONS INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer, and Assistant Secretary

        We, the undersigned officers and directors of Advanstar Communications, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Advanstar Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006
/s/ OHSANG KWON OhSang Kwon	Director	October 4, 2006
/s/ DOUGLAS B. FOX Douglas B. Fox	Director	October 4, 2006
/s/ CHARLES PIEPER Charles Pieper	Director	October 4, 2006
/s/ JAMES A. FINKELSTEIN James A. Finkelstein	Director	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Applied Business teleCommunications has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

APPLIED BUSINESS TELECOMMUNICATIONS
By:	/s/ TED S. ALPERT Name: Theodore S. Alpert Title: Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Applied Business teleCommunications, hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Applied Business teleCommunications to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Men's Apparel Guild in California, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

MEN'S APPAREL GUILD IN CALIFORNIA, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Men's Apparel Guild In California, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Men's Apparel Guild In California, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CME2, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

CME2, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of CME2, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable CME2, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Project Global Tradeshow, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

PROJECT GLOBAL TRADESHOW, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Project Global Tradeshow, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Project Global Tradeshow, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (333-109648) and incorporated by reference herein)
2.1.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (333-109648) and incorporated by reference herein)
2.2
Asset purchase agreement dated April 2, 2005 between Advanstar, Inc. and its subsidiaries and Questex Media Group, Inc. (Previously filed as an exhibit to Advanstar, Inc's Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1
Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2
Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3
Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.5
Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.3
Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)

4.4
Registration Rights Agreement dated as of February 21, 2001 between the Company and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC, as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5
Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-111155) and incorporated by reference herein)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2006) (Previously filed as an exhibit to Advanstar, Inc's Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1
Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (previously filed as an exhibit to the Company's Annual Report of Form 10-K for 2004 and incorporated by reference herein)+
10.2
Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3	Second Amended and Restated Credit Agreement, dated as of May 24, 2006. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein).
10.4
Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)+
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2
Amendment to Employment Agreement, effective September 15, 2004, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+

10.5.3
Amendment to Employment Agreement No. 3 effective February 1, 2006 between Advanstar Inc. and James M. Alic (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7
Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein) +
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1
Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)+
10.10.1
Letter Agreement by and between Advanstar Holdings Corp., and Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11
Agreement dated June 29, 2000 between Advanstar Communications Inc. and Ward D. Hewins (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2005 and incorporated by reference herein)+
10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein) +
10.13
Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14	Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent+*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc.*
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page)*
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for 10 3/4% second priority senior secured notes due 2010*

+
Denotes management contract or compensatory plan

*
Filed herewith